Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

Motive Capital Corp

FGI Merger Sub, Inc.,

and

Forge Global, Inc.

dated as of September 13, 2021

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Exhibit A – Form of Acquiror Charter

Exhibit B – Form of Acquiror Bylaws

Exhibit C – Form of Registration Rights Agreement

Exhibit D – Form of Stockholder Support Agreement

Exhibit E – Form of Sponsor Support Agreement

-iv-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of September 13, 2021 (this “Agreement”), is made and entered into by and among Motive Capital Corp, a Cayman Islands exempted company (together with its successor resulting from the Domestication, “Acquiror”), FGI Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and Forge Global, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, prior to the Closing (as defined below) and subject to the conditions of this Agreement, at the Closing, Acquiror will domesticate and transfer by way of continuation as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and Part XII of the Cayman Islands Companies Act (As Revised) (the “CICL”) (the “Domestication”);

WHEREAS, concurrently with the Domestication, Acquiror shall file a certificate of incorporation with the Secretary of State of Delaware and adopt bylaws (in the forms attached as Exhibits A and B hereto, with such changes as may be agreed in writing by Acquiror and the Company);

WHEREAS, at the effective time of the Domestication (the “Domestication Effective Time”), (i) each then issued and outstanding share of Acquiror Class A Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into one share of common stock, par value $0.0001 per share, of Acquiror (the “Domesticated Acquiror Common Stock”); (ii) each then issued and outstanding share of Acquiror Class B Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into one share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding Acquiror Public Warrant (as defined below) shall convert automatically, on a one-for-one basis, into a warrant to acquire one share of Domesticated Acquiror Common Stock (“Domesticated Acquiror Public Warrant”), pursuant to the Warrant Agreement; (iv) each then issued and outstanding Acquiror Private Placement Warrant (as defined below) shall convert automatically, on a one-for-one basis, into a warrant to acquire one share of Domesticated Acquiror Common Stock (“Domesticated Acquiror Private Placement Warrant”), pursuant to the Warrant Agreement; and (v) each then issued and outstanding unit of Acquiror, which consists of one share of Acquiror Class A Common Stock and one-third of one Acquiror Public Warrant, shall, to the extent not already split by the holder thereof, convert automatically, into one share of Domesticated Acquiror Common Stock and one-third of one Domesticated Acquiror Public Warrant;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Closing, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of Acquiror (the “Merger”);

WHEREAS, each of the parties intends that, for United States federal income tax purposes, (i) the Domestication will qualify as a “reorganization” within the meaning of Sections 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations, to which Acquiror is to be party under Section 368(b) of the Code, (ii) the Merger, will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code, and (iii) in each case, this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, the Board of Directors of the Company has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby and recommended the adoption and approval of this agreement, the Merger and the transactions contemplated herein by the Company Stockholders;

WHEREAS, the Board of Directors of Acquiror and Merger Sub each have (i) determined that it is advisable and in the best interests of each of Acquiror and Merger Sub and their respective shareholders and stockholders to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by their respective shareholders;

WHEREAS, Acquiror, as sole shareholder of Merger Sub, has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, each in accordance with the DGCL;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Acquiror and the Company entered into the Sponsor Support Agreement (as defined below) with the Sponsor and certain other parties thereto, pursuant to which the Sponsor and such other parties, as applicable, agreed to, among other things, (i) waive certain anti-dilution rights with respect to its Acquiror Class B Common Stock; (ii) vote their Acquiror Common Stock in favor of the transactions contemplated hereby and (iii) to certain transfer restrictions with respect to certain Acquiror Securities, in each case on terms and subject to the conditions set forth therein;

WHEREAS, on or prior to the date hereof, Acquiror entered into Subscription Agreements (as defined below) with PIPE Investors (as defined below) pursuant to which such PIPE Investors agreed to purchase from Acquiror, prior to or substantially concurrently with the Closing, certain amounts of shares of Domesticated Acquiror Common Stock, in each case on terms and subject to the conditions set forth therein;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Acquiror entered into an amended and restated Forward Purchase Agreement (as defined below) (the “A&R FPA”) with certain affiliates of Sponsor, pursuant to which the purchasers under the A&R FPA have agreed to purchase 5,000,000 Acquiror Units concurrently with the Closing and purchase up to an additional 9,000,000 Acquiror Units to the extent there are Acquiror Share Redemptions, in each case on terms and subject to the conditions set forth therein;

WHEREAS, simultaneously with the execution and delivery of this Agreement, certain executives of the Company have entered into Employment Agreements (as defined below) with the Company, with terms effective at the Closing and assumed by Acquiror at the Closing, in each case on terms and subject to the conditions set forth therein;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Acquiror entered into the Stockholder Support Agreements with the Supporting Stockholders (as defined below), pursuant to which such Company Stockholders agreed to vote their Company Shares (as defined below) in favor of the transactions contemplated hereby (the “Stockholder Support Agreements”); and

WHEREAS, at the Closing, the Sponsor and certain Company Stockholders shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) in the form attached hereto as Exhibit C (with such changes as may be agreed in writing by Acquiror, Sponsor and the Company Stockholders party thereto).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1          Definitions. As used herein, the following terms shall have the following meanings:

“2021 Consolidated Appropriations Act” means the Consolidated Appropriations Act, 2021, or applicable rules and regulations promulgated thereunder, as amended from time to time.

“A&R FPA” has the meaning specified in the Recitals hereto.

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Business Combination” has the meaning specified in Section 8.6(b).

“Acquiror Class A Common Stock” means Class A ordinary shares, par value $0.0001 per share, of Acquiror, issued and outstanding immediately prior to the Domestication Effective Time.

“Acquiror Class B Common Stock” means Class B ordinary shares, par value $0.0001 per share, of Acquiror, issued and outstanding immediately prior to the Domestication Effective Time.

“Acquiror Common Stock” means (a) prior to the Domestication Effective Time, Acquiror Class A Common Stock and Acquiror Class B Common Stock, and (b) from and following the Domestication Effective Time, Domesticated Acquiror Common Stock.

“Acquiror Common Warrant” or “Acquiror Public Warrant” means a warrant to purchase one (1) share of Acquiror Common Stock at an exercise price of eleven dollars fifty cents ($11.50) that was included in the units sold as part of Acquiror’s initial public offering and that is issued and outstanding immediately prior to the Domestication Effective Time.

“Acquiror Cure Period” has the meaning specified in Section 10.1(g).

“Acquiror D&O Tail Policy” has the meaning specified in Section 8.8(d).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.

“Acquiror Financing Certificate” has the meaning specified in Section 2.4(d)(i).

“Acquiror Material Adverse Effect” means any change, event, effect, development or occurrence, that, individually or when aggregated with other changes, events, effects, developments or occurrences, that has had or would reasonably be expected to prevent the ability of Acquiror and its Subsidiaries to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

“Acquiror Private Placement Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor and that is issued and outstanding immediately prior to the Domestication Effective Time.

“Acquiror SEC Filings” has the meaning specified in Section 5.5.

“Acquiror Securities” has the meaning specified in Section 5.11(a).

“Acquiror Share Amount” means the number of shares of Acquiror Class A Common Stock to be outstanding as of the Closing after giving effect to the Acquiror Share Redemptions.

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Shareholder Approvals” means the approval of those Transaction Proposals identified in clauses (A), (B), (C) and (D) of Section 8.2(b) at an Acquiror Shareholders’ Meeting duly called by the Board of Directors of Acquiror and held for such purpose, in accordance with the CICL, the Governing Documents of Acquiror, and the NYSE rules and regulations.

“Acquiror Shareholders” means the shareholders of Acquiror as of immediately prior to the Domestication.

“Acquiror Shareholders’ Meeting” has the meaning specified in Section 8.2(b).

“Acquiror Transaction Expenses” means, without duplication, all out-of-pocket fees and expenses paid or payable by (whether or not billed or accrued for) as a result of or in connection with Acquiror’s pursuit of an initial business combination, the negotiation, documentation and consummation of this Agreement and the transactions contemplated hereby, including: (i) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers (including any deferred underwriting fees incurred by Acquiror in connection with its initial public offering, and expenses incurred in connection with the A&R FPA), (ii) 50% of the filing fees payable to the Antitrust Authorities and SEC in connection with the transactions contemplated hereby, (iii) fees incurred in connection with the PIPE Investment (or any Alternative PIPE Investment), (iv) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement (including the Working Capital Loans), and (v) such expenses detailed in (i) through (iv) incurred by Affiliates of the Company in connection with the transactions contemplated herein. For the avoidance of doubt, Acquiror Transaction Expenses shall exclude Indebtedness (other than Working Capital Loans).

“Acquiror Units” means each unit of Acquiror, which (a) prior to the Domestication, consists of one share of Acquiror Class A Common Stock and one-third of one Acquiror Public Warrant and (b) from and following the Domestication, consists of one share of Domesticated Acquiror Common Stock and one-third of one Domesticated Acquiror Public Warrant.

“Acquiror Warrants” means (a) prior to the Domestication, the Acquiror Common Warrants and the Acquiror Private Placement Warrants and (b) from and following the Domestication, the Domesticated Acquiror Public Warrants and Domesticated Acquiror Private Placement Warrants.

“Adjusted Aggregate Cash Electing Shares” means an amount equal to the product of (i) the Cash Pro Rata Percentage multiplied by (ii) the total number of Cash Electing Shares, determined without giving effect to any deemed Stock Elections pursuant to Section 3.3(c).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Agreements” has the meaning specified in Section 4.12(a)(viii).

“Aggregate Cash Election Amount” means an amount equal to (i) the total number of Cash Electing Shares, determined without giving effect to any deemed Stock Elections pursuant to Section 3.3(c), multiplied by (ii) $10, multiplied by (iii) the Exchange Ratio.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 10.1(e).

“Alternative PIPE Investment” has the meaning specified in Section 7.5(b).

“Alternative Subscription Agreement” has the meaning specified in Section 7.5(b).

“Ancillary Agreements” has the meaning specified in Section 11.10.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Audited Financial Statements” has the meaning specified in Section 4.8(a).

“Available Cash Amount” means (i) the amount of cash available in the Trust Account at the Closing after deducting the amount required to satisfy the Acquiror Share Redemption Amount (but prior to payment of any unpaid Acquiror Transaction Expenses and unpaid Company Transaction Expenses, as contemplated by Section 11.6), plus (ii) the PIPE Investment Amount actually received by Acquiror at the closing of the PIPE Investment or any Alternative PIPE Investment, plus (iii) the proceeds actually received by Acquiror at the Closing pursuant to the A&R FPA.

“Available Cash Electing Shares” has the meaning specified in Section 3.3(c).

“Business Combination” has the meaning set forth in Article 1.1 of Acquiror’s Governing Documents as in effect on the date hereof.

“Business Data” means all business information (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium), which may include Personal Data, that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Company IT Systems, the Company or any of its Subsidiaries in connection with the operation of the business of the Company and its Subsidiaries.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) are authorized or required by Law to close.

“Business Intellectual Property” has the meaning specified in Section 4.21(b).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 Mar. 27, 2020 (or applicable rules and regulations promulgated thereunder, as amended from time to time).

“Cash Electing Share” has the meaning specified in Section 3.1(a)(i)(A).

“Cash Electing Stockholder” has the meaning specified in Section 3.1(a)(i)(A).

“Cash Election” has the meaning specified in Section 3.1(a)(i)(A).

“Cash Merger Consideration” means an amount, which shall not be less than zero ($0) or greater than $100,000,000, equal to the lesser of (a) the Aggregate Cash Election Amount or (b) the difference achieved by subtracting (i) $250,000,000, from (ii) the Available Cash Amount.

“Cash Pro Rata Percentage” means (i) the Cash Merger Consideration as determined pursuant to clause (b) of the definition thereof, divided by (ii) Aggregate Cash Election Amount.

“Certificate of Merger” has the meaning specified in Section 2.3(a).

“CICL” has the meaning specified in the Recitals hereto.

“Class AA Common Stock” means the Class AA Common Stock, par value $0.00001 per share, of the Company.

“Class AA-1 Common Stock” means the Class AA-1 Common Stock, par value $0.00001 per share, of the Company.

“Closing” has the meaning specified in Section 2.2.

“Closing Date” has the meaning specified in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the Preamble hereto.

“Company Agreement” has the meaning specified in Section 4.35.

“Company Awards” has the meaning specified in Section 4.6(b).

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Broker-Dealer Subsidiary” has the meaning specified in Section 4.32.

“Company Business Combination” has the meaning specified in Section 8.6(a).

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock, collectively.

“Company Common Stock” means the Class AA Common Stock and Class AA-1 Common Stock of the Company.

“Company Cure Period” has the meaning specified in Section 10.1(f).

“Company D&O Tail Policy” has the meaning specified in Section 8.8(c).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Financing Certificate” has the meaning specified in Section 2.4(d)(ii).

“Company Group” has the meaning specified in Section 11.18(b).

“Company IT Systems” means all computer systems, Software and hardware, communication systems, servers, and all other information technology or network equipment and related equipment of automated, computerized or Software systems in each case, owned and used by the Company in the operation of the business of the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any change, event, effect, development or occurrence (each, an “Effect”), that, individually or when aggregated with other Effect(s): (a) has had a materially adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; or (b) is reasonably likely to prevent the ability of the Company to consummate the transactions contemplated herein; provided, however, that no Effect arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a Company Material Adverse Effect pursuant to clause (a) has occurred: (i) acts of war or terrorism, or any escalation or worsening of any such acts of war or terrorism, or changes in global, national or regional political or social conditions; (ii) earthquakes, hurricanes, tornados, epidemics and pandemics declared by the World Health Organization or a Government Authority (including the COVID-19 virus) or other natural or man-made disasters; (iii) Effects attributable to the public announcement or pendency of the transactions contemplated herein (including the impact thereof on relationships, contractual or otherwise with customers, suppliers, employees, contractors, vendors, partners, licensors, licensees, or payors); (iv) changes or proposed changes in Law, regulations or interpretations thereof or decisions by courts or any Governmental Authority first announced after the date of this Agreement; (v) changes or proposed changes in applicable Law or GAAP (or any interpretation thereof) first announced after the date of this Agreement; (vi) any change in economic, political, business or market conditions generally, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates or the price of any security, market index or commodity), in each case, in the United States or anywhere else in the world; (vii) Effect generally affecting the industries and markets in which the Company operates; (viii) any failure to meet any projections, forecasts, estimates, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; or (ix) any actions expressly required to be taken, or expressly required not to be taken, pursuant to the terms of this Agreement; provided, however, that if a change or effect related to clause (ii) or clauses (iv) through (vii) disproportionately adversely affects the Company and its Subsidiaries, taken as a whole, compared to other Persons operating in the same industry as the Company and its Subsidiaries, then such disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Material Contract” has the meaning specified in Section 4.12(a).

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Preferred Stock” means the Series AA Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock and Junior Preferred Stock of the Company.

“Company Preferred Stock Conversion” means the automatic conversion, immediately prior to the Effective Time, of all outstanding shares of Company Preferred Stock into shares of Class AA-1 Common Stock (in the case of shares of Series B-2 Preferred Stock) or shares of Class AA Common Stock (in the case of all other classes of Company Preferred Stock), all of which shall automatically be converted at the then-applicable effective conversion rate in accordance with Section 6.1 of the Company’s Amended and Restated Certificate of Incorporation, as amended and currently in effect.

“Company Products” means all Software and other products owned by the Company from which the Company or any of its Subsidiaries are currently deriving revenue from the sale, license, support, development maintenance or other provision thereof.

“Company Registered Intellectual Property” means all of the following owned or purported to be owned by, or filed by or in the name of, the Company or any of its Subsidiaries: issued Patents, pending Patent applications, registered Marks (including internet domain name registrations), pending applications for registration of Marks, registered copyrights, and pending applications for registration of copyrights.

“Company Shares” has the meaning specified in Section 4.6(a).

“Company Stock Option” has the meaning specified in Section 3.1(b).

“Company Stockholder Approval” means the irrevocable approval of this Agreement and the transactions contemplated hereby, including the Merger, the Company Preferred Stock Conversion and the other transactions contemplated thereby, by the affirmative vote or written consent of the Company Stockholders, pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Stockholders” means the holders of Company Common Stock and/or Company Preferred Stock.

“Company Transaction Expenses” means, without duplication, all out-of-pocket fees and expenses paid or payable by (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of this Agreement and the transactions contemplated hereby or investigating, pursuing or contemplating any other change of control or consideration of any strategic alternative to the transactions contemplated hereby, including: (i) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable to any current or former employee, consultant, independent contractor, officer, or director as a result of the transactions contemplated hereby (and not subject to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom (including any employment Taxes deferred under any COVID-19 Response Law), (iii) Transfer Taxes, (iv) 50% of the filing fees payable to the Antitrust Authorities and SEC in connection with the transactions contemplated hereby, (v) amounts owing or that may become owed, payable or otherwise due (whether or not accrued), directly or indirectly, in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreements and obtaining any consents required to be obtained hereunder, and (vi) such expenses detailed in (i) through (v) incurred by Affiliates of the Company in connection with the transactions contemplated herein. For the avoidance of doubt, Company Transaction Expenses shall exclude Indebtedness.

“Company Warrants” has the meaning specified in Section 3.1(c).

“Confidentiality Agreement” has the meaning specified in Section 11.10.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders, and all ancillary agreements, amendments, modifications, and waivers thereto.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used or distributed with such software subject to such license (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“COVID-19” means SARS-CoV-2 or COVID-19, and any natural evolutions thereof or related or associated epidemics, pandemics or disease outbreaks thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or any other Law, Governmental Order, action, or directive promulgated by any Governmental Authority in connection with or in response to COVID-19, including any COVID-19 Response Law, in each case as applicable to the jurisdictions and industry in which the Company and its Subsidiaries currently conducts its business (including the Centers for Disease Control and Prevention and the World Health Organization).

“COVID-19 Response Law” means the 2021 Consolidated Appropriations Act, the CARES Act, the FFCRA, and any other similar, future, or additional federal, state, local, or non-U.S. law, or administrative guidance that addresses or is intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“D&O Persons” has the meaning specified in Section 8.8(a).

“Data” means data, databases, data repositories, data lakes and collections of data.

“Data Privacy and Security Requirements” means, collectively, all of the following to the extent relating to the processing of Personal Data or otherwise relating to privacy, security, or data breach notification requirements and legally binding on the Company or any of its Subsidiaries: (i) any Laws, relating to privacy, data security, data protection, sending solicited or unsolicited electronic mail and text messages, cookies, trackers and collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Data as applicable and binding in all relevant jurisdictions, including (a) the European General Data Protection Regulation of April 27, 2016 (Regulation (EU) 2016/679) and/or any implementing or equivalent national Laws, (b) U.S. federal and state Laws, in particular, in each case, solely to the extent applicable, the California Consumer Privacy Act of 2018, the New York SHIELD Act, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Children’s Online Privacy Protection Act, the Payment Card Industry Data Security Standards, U.S. state social security number protection Laws, and/or U.S. state data breach notification Laws, and (c) e-privacy Laws relating to the respect for private life and the protection of Personal Data in electronic communications and any anti-spam Laws, as well as (ii) all legally binding: industry practices, standards, self-governing rules and guidelines from Governmental Entities as applicable and binding in all relevant jurisdictions; to the extent applicable, the Payment Card Industry Data Security Standard, PCI-DSS; and the Company’s and its Subsidiaries’ own written policies and binding agreements, all as related to privacy, data protection, data security, spyware and adware, sending of solicited or unsolicited electronic mail messages and text messages, cookies, trackers, and collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Data.

“DE SOS” has the meaning specified in Section 2.3(a).

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 3.5.

“Divestiture Action” has the meaning specified in Section 8.1(c).

“Dollars” or “$” means lawful money of the United States.

“Domesticated Acquiror Common Stock” has the meaning specified in the Recitals hereto.

“Domesticated Acquiror Private Placement Warrants” has the meaning specified in the Recitals hereto.

“Domesticated Acquiror Public Warrants” has the meaning specified in the Recitals hereto.

“Domestication” has the meaning specified in the Recitals hereto.

“Domestication Effective Time” has the meaning specified in the Recitals hereto.

“Effective Time” has the meaning specified in Section 2.3(b).

“Election Date” has the meaning specified in Section 3.3(e).

“Employment Agreements” means the employment agreements between each of the persons set forth on Section 2.4(a)(iv) and the Company.

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Equity Securities” has the meaning specified in Section 5.11(c).

“ERA” has the meaning specified in Section 4.33(c).

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Exchange Agent Agreement” has the meaning specified in Section 3.2(a).

“Exchange Ratio” means the quotient of (a) 150,000,000 divided by (b) the aggregate issued and outstanding shares of Company Common Stock and Company Preferred Stock (on an “as-converted” to Company Common Stock basis) on a fully diluted basis as of immediately prior to the Effective Time using the treasury method of accounting, including, without duplication the shares of Company Common Stock issuable upon the exercise of all Company Stock Options, and the shares of Company Common Stock underlying the Company Warrants.

“Export Approvals” has the meaning specified in Section 4.26(a).

“FFCRA” means the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020), as amended.

“FGALLC” has the meaning specified in Section 4.33(a).

“Financial Statements” has the meaning specified in Section 4.8(a).

“FINRA” has the meaning specified in Section 4.32(a).

“FINRA Approval” means the decision of FINRA as specified in FINRA Rule 1017 granting approval of the Continuing Membership Application with respect to the transactions contemplated by this Agreement and the change of ownership of the Company Broker-Dealer Subsidiary.

“FM” has the meaning specified in Section 4.32.

“Form of Election” has the meaning specified in Section 3.3(d).

“Forward Purchase Agreement” means the Forward Purchase Agreement, dated as of November 24, 2020, by and among Acquiror and Motive Capital Fund I-A, LP, a Delaware limited partnership, Motive Capital Fund I-B, LP, a Delaware limited partnership and Motive Capital Fund I-MPF, LP, a Delaware limited partnership, Motive Capital Fund II-A, LP, a Delaware limited partnership, Motive Capital Fund II-B, LP, a Delaware limited partnership and Motive Capital Fund II-MPF, LP, a Delaware limited partnership.

“Fund” has the meaning specified in Section 4.33.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“GDC” has the meaning specified in Section 11.18(a).

“Goodwin” has the meaning specified in Section 11.18(b).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation or limited liability company agreement and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, self-regulatory organization, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, (vii) per- and polyfluoroalkyl substances and (viii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Inbound Licenses” has the meaning specified in Section 4.21(b).

“Incentive Plan” has the meaning specified in Section 8.2(b).

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capital or finance lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (d), and (f) all Indebtedness of another Person referred to in clauses (a) through (e) above guaranteed directly or indirectly, jointly or severally.

“Insurance Policies” has the meaning specified in Section 4.17.

“Intellectual Property” means any intellectual property or proprietary right arising under the Laws of any jurisdiction throughout the world in the following: (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes and extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, social media handles and all applications, registrations, extensions and renewals of any of the foregoing, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and, (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing; (d) trade secrets, research and development information, drawings, specifications, designs, plans, proposals, financial and marketing plans and customer and supplier lists and formulae, algorithms, compositions, industrial models, architectures, plans, proposals, technical data (collectively “Trade Secrets”); (e) any of the foregoing rights in clauses (a) through (d) in Software or other technology; (f) any of the foregoing rights in clauses (a) through (d) in Data, data classifications, databases and data analysis, enrichment, measurement and management tools; all copies and tangible embodiments of any item referenced in any of clauses (a) through (f) (in whatever form or medium); and (g) including the right to bring suit, pursue past, current and future violations, infringements or misappropriations and collections for any of the rights listed in clauses (a) through (f).

“Interim Period” has the meaning specified in Section 6.1.

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Intervening Event” means an Effect that becomes known to any officer or director of Acquiror after the date of this Agreement that is materially adverse to the business, results of operations or condition of the Company and its Subsidiaries (financial or otherwise), taken as a whole (but specifically excluding any (i) Effects that relate to an Acquiror Business Combination, (ii) any Effects that were known to or reasonably foreseeable by any officer or director of Acquiror as of the date of this Agreement, (iii) Effects related to any Regulatory Approvals (provided that the facts underlying such Effects may themselves be taken into account) and (iv) Effects described in subsections (i) through (viii) of the definition of Company Material Adverse Effect). For the avoidance of doubt, (x) neither the Acquiror Share Redemptions nor the Acquiror Share Redemption Amount shall be deemed to be an Intervening Event and (y) the exclusion in clause (iii) shall not have any effect on Acquiror or Merger Sub’s rights hereunder as they may relate to Regulatory Approvals other than with respect to an Intervening Event.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IP Licenses” has the meaning specified in Section 4.21(b).

“IRS” means the United States Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 5.6(a).

“Junior Preferred Stock” means the Junior Preferred Stock, par value $0.00001 per share, of the Company.

“Law” means any statute, law, ordinance, rule, principle of common law, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries but excludes Owned Real Property.

“Legal Proceedings” has the meaning specified in Section 4.10.

“Letter of Transmittal” has the meaning specified in Section 3.2(c).

“License” means any franchise, grant, authorization, license, permit, consent, certificate, approval, order, waiver, registration, or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority.

“Lien” means all liens, licenses, covenants not to sue, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claims, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Malicious Code” has the meaning specified in Section 4.21(e).

“Merger” has the meaning specified in the Recitals hereto.

“Merger Consideration” means the Securities Merger Consideration and the Cash Merger Consideration.

“Merger Sub” has the meaning specified in the Preamble hereto.

“Minimum PIPE Investment Amount” has the meaning specified in Section 5.11(e).

“Modification in Recommendation” has the meaning specified in Section 8.2(b).

“Motive Group” has the meaning specified in Section 11.18(a).

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“NYSE” has the meaning specified in Section 5.6(c).

“Offer Documents” has the meaning specified in Section 8.2(a)(i).

“Open Source Software” means any Software that is licensed: (i) under a “free,” “open source,” or similar licensing model pursuant to any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License, and the Server Side Public License (SSPL) or (ii) pursuant to any license to Software that is classified as “free” or “open source software,” including by the Open Source Foundation or the Free Software Foundation.

“Owned Real Property” means all real property owned in fee simple by the Companies or any of their Subsidiaries.

“Payment Fund” has the meaning specified in Section 3.2(b).

“PCAOB Audited Financial Statements” has the meaning specified in Section 6.3.

“PCAOB Auditor” means an independent public accounting firm qualified to practice before the Public Company Accounting Oversight Board.

“Per-Share Cash Merger Consideration” means the product of (A) $10.00 and (B) the Exchange Ratio, rounded to the nearest whole cent.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, individually or in the aggregate, materially impair the value or materially interfere with the present use of the Owned Real Property or Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon and (B) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, individually or in the aggregate, materially interfere with the current use of, or materially impair the value of, the Owned Real Property or Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice pursuant to a Standard Form, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, (x) non-exclusive licenses granted to Persons, including customers or distributors, in the ordinary course of business, and (xi) excluding Liens with respect to Intellectual Property, Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets, or materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Data” means any information defined as “personal data”, “personally identifiable information” or “personal information” or any functional equivalent of these terms relevant under the Data Privacy and Security Requirements, including any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked with any individual, device or household.

“PIPE Investment” means the purchase of shares of Acquiror Common Stock pursuant to the Subscription Agreements.

“PIPE Investment Amount” means the aggregate gross purchase price to be received by Acquiror upon the closing of the PIPE Investment or any Alternative PIPE Investment.

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“Pre-Closing Holders” means all Persons who hold one or more Company Common Stock, Company Preferred Stock, Company Stock Options or Company Warrants immediately prior to the Effective Time.

“Prospectus” has the meaning specified in Section 11.1.

“Proxy Statement” has the meaning specified in Section 8.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Q2 Financial Statements” has the meaning specified in Section 6.3(b).

“Qualified Health Plan Expenses” has the meaning specified in Section 4.15(p).

“Qualified Leave Wages” has the meaning specified in Section 4.15(p).

“Real Property Leases” has the meaning specified in Section 4.20(a)(ii).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 8.2(a)(i).

“Regulatory Agencies” has the meaning specified in Section 4.34.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

“Representatives” has the meaning specified in Section 8.6(a).

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“SEC Approval Date” has the meaning specified in Section 8.2(a)(i).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Merger Consideration” means a number of shares of Domesticated Acquiror Common Stock equal to the quotient obtained by (i) first subtracting (a) the amount of the Cash Merger Consideration from (b) $1,500,000,000, then dividing such difference by (ii) $10.00.

“Security Incident” means any security incident that impacts the security or confidentiality of, or impacts the confidentiality, integrity, or availability of: (i) a Company IT System, (including any Personal Data processed thereby or contained therein); (ii) any Trade Secret or any confidential Business Data; or (iii) Personal Data, including but not limited to incidents requiring notification to any person or governmental entity under applicable Data Privacy and Security Requirements.

“Series AA Preferred Stock” means the Series AA Preferred Stock, par value $0.00001 per share, of the Company.

“Series B Preferred Stock” means the Series B Preferred Stock, par value $0.00001 per share, of the Company.

“Series B-1 Preferred Stock” means the Series B-1 Preferred Stock, par value $0.00001 per share, of the Company.

“Series B-2 Preferred Stock” means the Series B-2 Preferred Stock, par value $0.00001 per share, of the Company.

“Software” shall mean any and all computer programs, including any and all software implementations of algorithms, applications, utilities, development tools, models, embedded systems and methodologies, whether in source code, object code or executable code.

“SPFC” has the meaning specified in Section 4.32.

“Sponsor” means Motive Capital Funds Sponsor, LLC, a Cayman Islands limited liability company.

“Sponsor Support Agreement” means that certain Sponsor Support Agreement, dated as of the date hereof, by and among the Sponsor, Acquiror and the Company, as amended or modified from time to time.

“SRO” has the meaning specified in Section 4.34.

“Standard Form” means a standard form of non-exclusive license granted by the Company or any of its Subsidiaries to any Person in connection with the sale or licensing of any Company Products.

“Stock Election” has the meaning specified in Section 3.1(a)(i)(B).

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.

“Subsidiary” means, with respect to any Person, any other Person, of which an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person. For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

“Subsidiary Awards” has the meaning set forth in Section 4.7(c).

“Substitute Options” has the meaning specified in Section 3.1(b).

“Substitute Warrants” has the meaning specified in Section 3.1(c).

“Supporting Stockholders” has the meaning specified in Section 2.4(e).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority (or provided to any payee) with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes (in each case, whether imposed directly or through withholding and whether or not disputed), and including any interest, penalty, or addition thereto.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(g).

“Terminating Company Breach” has the meaning specified in Section 10.1(f).

“Title IV Plan” has the meaning specified in Section 4.13(c).

“Top Customers” has the meaning specified in Section 4.28.

“Top Vendors” has the meaning specified in Section 4.28.

“Transaction Litigation” has the meaning specified in Section 7.1.

“Transaction Proposals” has the meaning specified in Section 8.2(b).

“Transfer Taxes” has the meaning specified in Section 8.4(a).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” has the meaning specified in Section 5.8.

“Trust Termination Letter” has the meaning specified in Section 7.2.

“Trustee” has the meaning specified in Section 5.8.

“Unaudited Financial Statements” has the meaning specified in Section 4.8(a).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law.

“Warrant Agreement” means the Warrant Agreement, dated as of April 27, 2020, between Acquiror and Continental Stock Transfer & Trust Company (“Continental”).

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

Section 1.2      Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” means “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive; and (vii) the words “the date hereof” and derivative or similar words refer to the date of this Agreement.

(b)            Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)            The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable), provided that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article V as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.

Section 1.3      Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company means the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror means the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired after reasonable inquiry.

ARTICLE II
THE MERGER; CLOSING

Section 2.1      The Merger. In accordance with the DGCL, immediately following the Domestication and before the Effective Time (as defined below), Merger Sub will be merged with and into the Company, whereupon the separate existence of Merger Sub will cease, and the Company will survive the merger. The Merger shall have the effects provided in this Agreement and as specified in the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Company will possess all properties, rights, privileges, powers and franchises of Merger Sub and the Company, and all of the claims, obligations, liabilities, debts and duties of Merger Sub and the Company will become the claims, obligations, liabilities, debts and duties of the Company.

Section 2.2      Closing. In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Ave, New York, NY 10166, at 10:00 a.m. (New York time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing or another date and time specified in Article IX, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 2.3      Effective Time.

(a)            Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, Acquiror, Merger Sub and the Company shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly filed with the Secretary of State of the State of Delaware (the “DE SOS”) in accordance with the DGCL.

(b)            The Merger shall become effective at such time as the Certificate of Merger is duly filed with the DE SOS or as specified in the Certificate of Merger (such time the Merger is effective, the “Effective Time”).

(c)            For the avoidance of doubt, the Closing and the Effective Time shall occur after the completion of the Domestication.

Section 2.4      Closing Deliverables.

(a)            At the Closing, the Company shall deliver or cause to be delivered:

(i)            to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been fulfilled;

(ii)            to Acquiror, the Registration Rights Agreement, duly executed by the Company Stockholders identified on Schedule 2.4(a)(ii) attached hereto; and

(iii)            to Acquiror, a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g) and (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(b)            At the Closing, Acquiror will deliver or cause to be delivered:

(i)            to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a), Section 9.3(b) and Section 9.3(c) have been fulfilled;

(ii)            to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of Acquiror and the Sponsor; and

(iii)            to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified as the directors and officers, of Acquiror after the Domestication, in accordance with Section 2.6, Section 7.6, and as otherwise agreed between the parties, including pursuant to Section 7.7), effective as of the Effective Time.

(c)            On the Closing Date, substantially concurrent with the Effective Time, Acquiror shall pay or reimburse or cause to be paid or reimbursed by wire transfer of immediately available funds, (i) all accrued and unpaid Acquiror Transaction Expenses (ii) all accrued and unpaid Company Transaction Expenses, and, if applicable, (iii) the Acquiror Share Redemption Amount.

(d)            Closing Financing Certificates.

(i)            Not more than two (2) Business Days prior to the Closing, Acquiror shall deliver to the Company a certificate signed by a duly authorized officer or director, solely in such capacity and not in its personal capacity (the “Acquiror Financing Certificate”) setting forth (A) the Acquiror Share Amount and the Acquiror Share Redemption Amount, (B) the unpaid Acquiror Transaction Expenses as of the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing, (C) the PIPE Investment Amount to be received by Acquiror at the closing of the PIPE Investment or any Alternative PIPE Investment and wire transfer instructions for the payment thereof, (D) the expected proceeds to be received by Acquiror at the closing of the transactions contemplated by the A&R FPA and wire transfer instructions for the payment thereof, (E) the amount of the Cash Merger Consideration, (F) the Securities Merger Consideration, and (G) the amount of cash that shall be available in the Trust Account at the Closing and corresponding Available Cash Amount calculation.

(ii)            Not more than two (2) Business Days prior to the Closing, the Company shall deliver to Acquiror a certificate signed by a duly authorized officer, solely in such capacity and not in its personal capacity (the “Company Financing Certificate”), setting forth (A) the amount of unpaid Company Transaction Expenses as of the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; (B) the Exchange Ratio, (C) the number of Substitute Options to be issued by Acquiror to holders of Company Stock Options, and (D) number of Substitute Warrants to be issued by Acquiror to the holders of Company Warrants.

(iii)            Each of the financing certificates delivered pursuant to this Section 2.4(d) will confirm in writing that it has been prepared in good faith using the latest available financial information and will include materials showing in reasonable detail the support and computations for the amounts included therein. Each of Acquiror and the Company shall be entitled to review and make reasonable comments on the matters and amounts set forth in the other’s financing certificate so delivered. Each of Acquiror and the Company will cooperate in the other’s review of the delivered financing certificate, including providing the other and its Representatives with reasonable access to the relevant books, records and finance employees. Each of Acquiror and the Company will cooperate reasonably to revise the financing certificates to reflect the other’s reasonable comments; provided that the Company shall make the final determination of the amounts included in the Company Financing Certificate and Acquiror shall make the final determination of the amounts included in the Acquiror Financing Certificate.

(e)            Support Agreements. Concurrently with the execution of this Agreement, the Company Stockholders identified on Schedule 2.4(e)(i) attached hereto (such Company Stockholders, the “Supporting Stockholders”) have entered into support agreements with Acquiror in the form attached hereto as Exhibit D, pursuant to which (a) each of the Supporting Stockholders has agreed, among other things, to vote all of the shares of Company Common Stock and/or Company Preferred Stock beneficially owned by such Person in favor of the adoption of this Agreement and the approval of the Merger and transactions contemplated hereby (which vote may be taken by executing a written consent as described in Section 6.6 hereof) and (b) each of the Supporting Stockholders has agreed not to engage in any transactions involving the securities of Acquiror prior to the Closing without Acquiror’s prior consent. Concurrently with the execution of this Agreement, the Sponsor and the individuals identified on Schedule 2.4(e)(ii) attached hereto have entered into support agreements with the Company in the form attached hereto as Exhibit E, pursuant to which (a) the Sponsor and each individual party thereto has agreed, among other things, to vote all of the shares of Acquiror Common Stock beneficially owned by such Person in favor of the adoption of this Agreement and the approval of the Merger and transactions contemplated hereby and not to engage in any transactions involving the securities of Acquiror prior to the Closing without Acquiror’s prior consent.

Section 2.5      Governing Documents. The certificate of incorporation and bylaws of the Company in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the surviving company until thereafter amended as provided therein and under the DGCL.

Section 2.6      Directors and Officers. The directors and officers set forth on Section 2.6(a) of the Acquiror Disclosure Letter shall be the directors and officers of the Company following the Effective Time until their respective successors are duly elected or appointed in accordance with applicable Law and the Governing Documents of the Company or their earlier death, resignation or removal.

Section 2.7      Tax Free Reorganization Matters. The parties intend that, for United States federal income tax purposes, (i) the Domestication will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations, to which Acquiror is to be party under Section 368(b) of the Code and the Treasury Regulations, and (ii) the Merger constitutes a transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations, and in each case, this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). None of the parties has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations. The Merger shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of each of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE III
EFFECTS OF THE MERGER

Section 3.1      Conversion of Securities.

(a)            Conversion of Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Company Stockholder, each share of Company Capital Stock (other than any Dissenting Shares and any shares to be cancelled pursuant to Section 3.1(f)) that is issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive:

(i)            with respect to each vested share of Company Capital Stock:

(A)            if the holder of such share of Company Capital Stock makes a proper election to receive Cash Merger Consideration (a “Cash Election”) with respect to such vested share of Company Capital Stock pursuant to Section 3.3(c) (each such share of Company Capital Stock, a “Cash Electing Share” and each such Company Stockholder that has made a Cash Election, a “Cash Electing Stockholder”), an amount in cash for such Cash Electing Share, without interest, equal to the Per-Share Cash Merger Consideration;

(B)            if the holder of such share of Company Capital Stock makes a proper election to receive Securities Merger Consideration (a “Stock Election”), or is deemed to have made a Stock Election (including if the Company Stockholder fails to make a Cash Election or Stock Election in accordance with the procedures set forth in Section 3.3), with respect to such vested share of Company Capital Stock, a number of shares of vested Domesticated Acquiror Common Stock equal to the Exchange Ratio (the amounts in (A) and (B), collectively, the “Per-Share Merger Consideration”); and

(ii)            with respect to each unvested share of Company Capital Stock, a number of shares of unvested Domesticated Acquiror Common Stock equal to the Exchange Ratio, provided that such unvested Domesticated Acquiror Common Stock shall continue to have, and be subject to, the same terms and conditions set forth in the applicable documentation evidencing the terms of the underlying unvested Company Capital Stock immediately prior to the Closing, including any repurchase rights or vesting provisions.

(b)            Assumption of Company Options. At the Closing, by virtue of the Merger and without any action on the part of its holder, each then outstanding option exercisable for shares of Company Common Stock (“Company Stock Option”), whether vested or unvested, will be assumed by Acquiror and automatically be converted into an option to purchase shares of Domesticated Acquiror Common Stock (“Substitute Options”) as set forth below. Each Substitute Option will continue to have, and be subject to, the same terms and conditions set forth in the applicable documents evidencing the terms of the Company Stock Option (including any applicable incentive plan and stock option agreement or other document evidencing such Company Stock Option) immediately prior to the Closing, including any repurchase rights or vesting and termination-related provisions, except that (i) each Substitute Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Domesticated Acquiror Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Closing multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Domesticated Acquiror Common Stock and (ii) the per share exercise price for the shares of Domesticated Acquiror Common Stock issuable upon exercise of such Substitute Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Closing by the Exchange Ratio, rounded up to the nearest whole cent. The Company shall take no action that will cause or result in the accelerated vesting of the assumed Company Stock Options. Except as set forth on Schedule 3.1(b) or Section 4.6(c), each Substitute Option shall be vested immediately following the Closing as to the same percentage of the total number of shares subject thereto as the Company Stock Option was vested as to immediately prior to the Closing. As soon as reasonably practicable following the Closing Date, Acquiror will use commercially reasonable efforts to issue to each Person who holds a Substitute Option a document evidencing the foregoing assumption of such Company Stock Option by Acquiror.

(c)            Assumption of Company Warrants. At the Closing, without any action on the part of the holders of any warrants exercisable for shares of Company Capital Stock (“Company Warrants”), each then outstanding Company Warrant, whether or not exercisable on the Closing Date, will be assumed by Acquiror and automatically be converted into a warrant to purchase shares of Domesticated Acquiror Common Stock (“Substitute Warrants”) as set forth below. Each Substitute Warrant will continue to have, and be subject to, the same terms and conditions set forth in the applicable documents evidencing the terms of the Company Warrants immediately prior to the Closing, including any repurchase rights or vesting provisions, except that (i) each Substitute Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Domesticated Acquiror Common Stock equal to the product of the number of shares of Company Capital Stock that were issuable upon exercise of such Company Warrant immediately prior to the Closing multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Domesticated Acquiror Common Stock and (ii) the per share exercise price for the shares of Domesticated Acquiror Common Stock issuable upon exercise of such Substitute Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Capital Stock at which such Company Warrant was exercisable immediately prior to the Closing by the Exchange Ratio, rounded up to the nearest whole cent. The Company shall take no action, other than those actions contemplated by this Agreement, that will cause or result in the accelerated vesting of unvested Company Warrants. Each Substitute Warrant shall be vested immediately following the Closing as to the same percentage of the total number of shares subject thereto as the Company Warrant was vested as to immediately prior to the Closing. As soon as reasonably practicable following the Closing Date, Acquiror will use commercially reasonable efforts to issue to each Person who holds a Substitute Warrant a document evidencing the foregoing assumption of such Company Warrant by Acquiror.

(d)           Treatment of Merger Sub Common Stock. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be cancelled and retired and automatically converted into and exchanged for one (1) duly authorized, fully paid, non-assessable and validly issued share of the Company and will constitute the only outstanding equity interest of the Company following the Merger.

(e)            Cancellation of Treasury and Acquiror-Owned Shares. Each share of Company Common Stock held by the Company or Acquiror or any direct or indirect wholly owned Subsidiary of any of the foregoing immediately prior to the Closing shall be canceled and extinguished without any conversion or payment in respect thereof.

(f)            No Further Ownership Rights. Until surrendered as contemplated by this Section 3.1, the Company Common Stock shall be deemed, from and after the Closing, to represent only the right to receive the Per-Share Merger Consideration. If, after the Closing, any of the Company’s securities are presented to Acquiror or the Company for any reason, they shall be canceled and exchanged as provided in this Agreement.

(g)            No Fractional Shares or Fractional Warrants. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Domesticated Acquiror Common Stock shall be issued pursuant to the transactions contemplated herein; any such fractional share of Acquiror Common Stock shall be rounded down to the nearest whole number. Notwithstanding anything in this Agreement to the contrary, no fractional Domesticated Acquiror Public Warrants or fractional Domesticated Acquiror Private Placement Warrants shall be issued pursuant to the transactions contemplated herein; any such fractional warrants shall be rounded down to the nearest whole warrant.

(h)            Allocation Schedule. The Company acknowledges and agrees that the Cash Merger Consideration and Securities Merger Consideration are being allocated among the Company Stockholders pursuant to the schedule set forth on Schedule 3.1(i) (the “Allocation Schedule”). The Allocation Schedule reflects the information therein as of the date hereof and will be updated and delivered by the Company to Acquiror at least three (3) Business Days prior to the anticipated Closing Date. In each case, the Company agrees that the allocation among the Company Stockholders shown thereof is and will be in accordance with the Governing Documents of the Company and applicable Law. In addition, the Allocation Schedule (i) does and will set forth (A) the number, class and series of Company Capital Stock, Company Stock Options and/or Company Warrants owned by each Pre-Closing Holder, (B) the number of shares of Domesticated Acquiror Common Stock allocated to each Company Stockholder, (C) the portion of the Cash Merger Consideration, if any, allocated to each Company Stockholder, (D) with respect to each Pre-Closing Holder of Company Stock Options, the number of shares of Domesticated Acquiror Common Stock subject to, and the exercise price per share of Domesticated Acquiror Common Stock of, each Substitute Option, and (E) with respect to each Pre-Closing Holder of Company Warrants, the number of shares of Domesticated Acquiror Common Stock subject to, and the exercise price per share of Domesticated Acquiror Common Stock of, each Substitute Warrant, and (ii) is and will otherwise be accurate in all respects (except for de minimis inaccuracies that are not material). Acquiror shall be entitled to conclusively rely on the Allocation Schedule (as updated prior to the Closing Date), and neither Acquiror nor its Affiliates shall have any liability with respect to the allocation of the Cash Merger Consideration or Securities Merger Consideration among the Company Stockholders or the calculation of the number of shares of Domesticated Acquiror Common Stock subject to, or the exercise price per share of Domesticated Acquiror Common Stock of (as applicable), Substitute Options and Substitute Warrants under this Agreement.

Section 3.2              Exchange Procedures.

(a)            Appointment of Exchange Agent. Acquiror and the Company shall appoint Continental or another mutually agreeable bank or trust company, to act as exchange agent (“Exchange Agent”) for the distribution of the Merger Consideration to the Company Stockholders pursuant to this Section 3.2 and an exchange agent agreement in form and substance mutually agreeable to Acquiror and the Company (“Exchange Agent Agreement”).

(b)            Delivery of Consideration to Exchange Agent. Immediately prior to the Effective Time, Acquiror will deliver or cause to be delivered to the Exchange Agent (i) a number of shares of Domesticated Acquiror Common Stock equal to the Securities Merger Consideration and (ii) the Cash Merger Consideration (such cash, the “Payment Fund”). The Exchange Agent will be deemed to be the agent for the Company Stockholders for the purpose of receiving the Per Share Merger Consideration, and delivery of shares of Domesticated Acquiror Common Stock and of the Payment Fund to the Exchange Agent will be deemed to be delivery to the Company Stockholders at the Effective Time, with respect to the Per Share Merger Consideration. Until they are distributed, the shares of Domesticated Acquiror Common Stock held by the Exchange Agent will be deemed to be outstanding from and after the Effective Time, but the Exchange Agent will not vote those shares or exercise any rights of a stockholder with regard to such shares. If any dividends or distributions are paid with regard to shares of Domesticated Acquiror Common Stock while they are held by the Exchange Agent, the Exchange Agent will hold the dividends or distributions, uninvested, until shares of Domesticated Acquiror Common Stock are distributed to the applicable Company Stockholders (excluding for the avoidance of doubt such holders to the extent they hold Dissenting Shares), at which time the Exchange Agent will distribute the dividends or distributions that have been paid with regard to those shares of Domesticated Acquiror Common Stock to such former Company Stockholders. Except as otherwise provided in this Agreement, the Payment Fund shall not be used for any purpose other than to fund payments due pursuant to this Article III.

(c)            Letters of Transmittal. As soon as reasonably practicable after the SEC Approval Date, the Exchange Agent will deliver to each Company Stockholder a letter of transmittal (and any instructions related thereto) in form and substance reasonably acceptable to Acquiror and the Company (the “Letter of Transmittal”) to be completed and executed by such Person to receive such Company Stockholder’s Per Share Merger Consideration as contemplated by Section 3.1 (other than to the extent such Person holds Dissenting Shares). The Letter of Transmittal will contain, among other things, customary representations of each Company Stockholder relating to (as applicable) existence, power and authority, due authorization, due execution, enforceability and ownership of the Company Common Stock owned by such Person.

(d)            Delivery of Per Share Merger Consideration. No later than two (2) Business Days prior to the Closing Date, the Company shall provide to Acquiror and the Exchange Agent all Letters of Transmittal received from Company Stockholders as of such date, together with the share certificate(s) evidencing the Company Common Stock or Company Preferred Stock or evidence that such shares have been transferred by book entry transfer to an account established by the Exchange Agent. At the Closing, the Exchange Agent shall issue and pay, as applicable, to each applicable Company Stockholder (or its designee) (i) via electronic book entry the number of Domesticated Acquiror Common Shares, and (ii) via a check or wire transfer, the amount of cash, that together form the Per Share Merger Consideration to which such Company Stockholder is entitled under Section 3.1 (excluding for the avoidance of doubt such holders to the extent they hold Dissenting Shares).

(e)            At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing shares of Company Common Stock or Company Preferred Stock are presented to the Company or the Exchange Agent for transfer or transfer is sought for book-entry shares of Company Common Stock or Company Preferred Stock, such certificates or book-entry shares shall be cancelled and exchanged as provided in this Article III, subject to applicable Law in the case of Dissenting Shares.

(f)            Termination of Exchange Agent Agreement. On the date that is twelve (12) months after the Closing Date, Acquiror shall instruct the Exchange Agent to deliver to Acquiror any portion of the Per Share Merger Consideration deposited with the Exchange Agent that remains undistributed to the Company Stockholders pursuant to instructions provided to the Exchange Agent by Acquiror at such time, unless required otherwise by applicable Law, and the Exchange Agent’s duties shall terminate. Thereafter, any Company Stockholders who have not complied with the provisions of this Agreement for receiving their Per Share Merger Consideration from the Exchange Agent shall look only to Acquiror as general creditors thereof for such amounts, and any such Company Stockholder may deliver a Letter of Transmittal to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly pay, the Per Share Merger Consideration deliverable in respect thereof as determined in accordance with this Article III without any interest thereon. None of Acquiror, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Per Share Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any Letter of Transmittal in respect of shares of Company Common Stock shall not have been delivered immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Company, free and clear of all claims or interest of any Person previously entitled thereto.

(g)            Appraisal Rights. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.2(a) to pay for shares of Company Common Stock or Company Preferred Stock for which appraisal rights have been perfected as described in Section 3.5 shall be returned to Acquiror, upon demand; provided that the parties acknowledge that, notwithstanding anything to the contrary in this Agreement, Acquiror shall not be required under this Section 3.2 or otherwise to deposit with the Exchange Agent any Merger Consideration with respect to shares of Company Common Stock as to which its holder has purported to deliver a notice or demand of appraisal that has not been withdrawn prior to the Closing Date.

Section 3.3              Consideration Election Procedures.

(a)            On or prior to the Election Date (as defined below), each Company Stockholder holding vested Company Capital Stock and entitled to receive consideration pursuant to Section 3.1(a) shall, subject to the terms and conditions of any agreement between the Company and such Company Stockholder, be entitled to specify a percentage of the number of such Company Stockholder’s shares of vested Company Capital Stock with respect to which such holder makes a Cash Election (a “Cash Election Percentage”) or a Stock Election by complying with the procedures set forth in this Section 3.3; provided that no Company Stockholder shall specify a Cash Election Percentage greater than fifteen percent (15%).

(b)            If the Cash Merger Consideration is equal to or exceeds the Aggregate Cash Election Amount, then each Cash Electing Stockholder will be deemed to have made a Cash Election with respect to the number of shares of vested Company Capital Stock with respect to which such Cash Electing Stockholder has made a Cash Election in accordance with Section 3.3.

(c)            If the Aggregate Cash Election Amount exceeds the Cash Merger Consideration, then the aggregate number of Cash Electing Shares shall be reduced to a number of shares equal to the Adjusted Aggregate Cash Electing Shares (such shares, the “Available Cash Electing Shares”). The Available Cash Electing Shares shall be allocated among each Cash Electing Stockholder (and such Cash Electing Stockholder will automatically be deemed to have made a Cash Election only with respect to a number of shares of vested Company Capital Stock held by such Cash Electing Stockholder) on a pro rata basis by multiplying (i) the number of shares of vested Company Capital Stock with respect to which such Cash Electing Stockholder has made a Cash Election in accordance with Section 3.3 and (ii) the Cash Pro Rata Percentage. Each Cash Electing Stockholder shall automatically and irrevocably be deemed to have made a Stock Election with respect to such number of shares of Company Capital Stock held by such Cash Electing Stockholder equal to the excess of (A) the number of shares of Company Capital Stock held by such Cash Electing Stockholder (including shares with respect to which such Cash Electing Stockholder has made a Cash Election in accordance with Section 3.3) minus (B) the number of Available Cash Electing Shares that have been allocated to such Cash Electing Stockholder pursuant to the prior sentence.

(d)            As promptly as practicable after the SEC Approval Date (but in no event later than three (3) Business Days after such date), the Company shall deliver (or cause to be delivered) to each Company Stockholder as of such date a form of election (the “Form of Election”), together with instructions for completing and returning to the Company the completed and executed Form of Election. Each Company Stockholder entitled to receive consideration pursuant to Section 3.1(a) may use the Form of Election to irrevocably make a Cash Election or a Stock Election in accordance with such instructions. In the event that any such Company Stockholder fails to make prior to the Election Date a proper Cash Election or a Stock Election with respect to any or all shares of Company Capital Stock held such Company Stockholder, then such Company Stockholder shall be automatically and irrevocably be deemed to have made a Stock Election with respect to those shares. The Company shall use its commercially reasonable efforts to make the Form of Election available as promptly as practicable to all Persons who become holders of Company Capital Stock during the period between the date of delivery of the first Form of Election contemplated by the first sentence of this paragraph and the Election Date, and who are entitled to receive consideration pursuant to Section 3.1(a).

(e)            Any applicable Company Stockholder’s election pursuant to the Form of Election will be deemed properly made only if the Company has received at its designated office, by 5:00 p.m. (Pacific time) on the tenth (10th) Business Day following the date on which the Form of Elections are first sent to a Company Stockholder (the “Election Date”), a Form of Election properly completed in accordance with the accompanying instructions and accompanied by any additional documents required by the instructions set forth in or accompanying the delivery of the Form of Election. The Company shall publicly announce the Election Date upon the first delivery of the Form of Elections to a Company Stockholder.

(f)            Any Cash Election or Stock Election is final and irrevocable, unless (i) otherwise consented to in writing by the Company with prompt notice to Acquiror (which such consent may, in the Company’s sole discretion, be provided or denied), or (ii) this Agreement is validly terminated in accordance with Article X, in which case all Cash Elections and Stock Elections shall automatically be revoked concurrently with the termination of this Agreement. Without limiting the application of any other transfer restrictions that may otherwise exist, after a Cash Election or a Stock Election is validly made or deemed to be made with respect to any shares of Company Capital Stock, no further registration of transfers of such shares shall be made on the stock transfer books of the Company until following the Effective Time, unless and until such Cash Election or Stock Election is validly revoked in accordance with this Section 3.3.

(g)           The determination of the Company shall be final, conclusive and binding in the event of ambiguity or uncertainty as to whether or not a Cash Election or a Stock Election has been properly made, deemed to be made, or revoked pursuant to this Section 3.3. The Company shall also make all computations contemplated by Section 3.3, and this computation shall be final, conclusive and binding (other than in the case of manifest error). The Company may make any rules as are consistent with this Section 3.3 for the implementation of Cash Elections and Stock Elections as shall be necessary or desirable to effect such elections in accordance with the terms of this Agreement. Notwithstanding the foregoing or anything herein to the contrary, Acquiror and the Company shall reduce any Company Stockholder’s Cash Election to the extent reasonably necessary in order to permit the transactions contemplated hereby the qualify for the intended tax treatment pursuant to Section 2.7.

Section 3.4             Withholding(a)     . Notwithstanding any other provision to this Agreement, Acquiror, the Exchange Agent and the Company, as applicable, shall be entitled (i) to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Acquiror, the Exchange Agent or the Company, respectively), and (ii) to collect any necessary Tax forms, including Forms W-8 or W-9, as applicable, or any similar information, from any other recipients of payments hereunder. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If a portion of the Acquiror Common Stock otherwise deliverable to a Person is withheld hereunder, the relevant withholding party shall be treated as having sold such Acquiror Common Stock on behalf of such Person for an amount of cash equal to the fair market value thereof at the time of the required withholding (which fair market value shall be deemed to be the closing price of shares of Acquiror Common Stock on the NYSE on the Closing Date) and having paid such cash proceeds to the appropriate Governmental Authority.

Section 3.5             Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock or Company Preferred Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such share of Company Common Stock or Company Preferred Stock of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Per Share Merger Consideration in accordance with Section 3.1(a). The Company shall serve prompt notice to Acquiror of any demands for appraisal of any shares of Company Common Stock or Company Preferred Stock, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and Acquiror shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Acquiror (which shall not be unreasonably conditioned, withheld, delayed or denied), make any payment with respect to, settle or offer to settle, or approve any withdrawal of any such demands.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company represents and warrants to Acquiror and Merger Sub as follows:

Section 4.1              Company Organization. The Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2             Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Other than the Subsidiaries of the Company set forth on Section 4.2 of the Company Disclosure Letter, there are no other Persons in which the Company directly or indirectly owns, of record or beneficially, any direct or indirect capital stock or other equity interest or any right (contingent or otherwise) to acquire the same, nor is the Company directly or indirectly a member of or participant in any partnership, joint venture or similar arrangement. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.

Section 4.3             Due Authorization.

(a)            Other than the Company Stockholder Approval, the Company has all requisite corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other company proceeding other than the Company Stockholder Approvals on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been and, on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)            On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted a written consent or resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and the Company Stockholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other action or proceeding is required on the part of the Company or any of the Company Stockholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Merger and the transactions contemplated hereby other than the Company Stockholder Approval. The Supporting Stockholders hold a sufficient number of shares of Company Common Stock and Company Preferred Stock to obtain the Company Stockholder Approval. The Company Stockholder Approval is the only vote of holders of securities of the Company necessary to approve the Merger.

Section 4.4             No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not be, or reasonably be expected to be, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5              Governmental Authorities; Consents. Except as set forth in Section 4.5 of the Company Disclosure Letter, assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no franchise, grant, authorization, license, permit, consent, certificate, approval, order, waiver, or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act; (ii) the FINRA Approval; (iii) applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business; (iv) the filing with, and written approval or non-objection of, the Division of Banking of the South Dakota Department of Labor and Regulation pursuant to Section 51A-6A-47 of the South Dakota Codified Laws; (v) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (vi) the filing of the Certificate of Merger in accordance with the DGCL.

Section 4.6             Capitalization of the Company.

(a)            As of the date of this Agreement, the authorized capital stock of the Company consists of 54,000,000 shares of Class AA Common Stock, par value $0.00001 per share, of which 20,147,410 shares are issued and outstanding; 805,360 shares of Class AA-1 Common Stock, par value $0.00001 per share, of which no shares are issued and outstanding; 1,114,988 shares of Series AA Preferred Stock, par value $0.00001 per share, of which 1,114,988 shares are issued and outstanding; 6,615,809 shares of Series B Preferred Stock, par value $0.00001 per share, of which 6,615,809 shares are issued and outstanding; 15,949,487 shares of Series B-1 Preferred Stock, par value $0.00001 per share, of which 13,491,651 shares are issued and outstanding; 805,360 shares of Series B-2 Preferred Stock, par value $0.00001 per share, of which 132,127 shares are issued and outstanding; and 3,313,623 shares of Junior Preferred Stock, par value $0.00001 per share, of which 2,313,623 shares are issued and outstanding (collectively, the “Company Shares”), and there are no other authorized equity interests of the Company that are issued and outstanding. All of the issued and outstanding Company Shares (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, and all requirements set forth in (A) the Governing Documents of the Company and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens. All Company Shares are in uncertificated, book-entry form. The Company Stockholders own all of the issued and outstanding Company Shares.

(b)            Except as otherwise set forth in Section 4.6(b) of the Company Disclosure Letter or as granted in accordance with the limitations in Section 6.1(b), the Company has not granted any outstanding subscriptions, options, stock appreciation rights, phantom units, incentive units, warrants, rights, equity-based awards or other securities (including debt securities) convertible into or exchangeable or exercisable for Company Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company (collectively, “Company Awards”), and there are no voting trusts, registration rights, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Shares.

(c)            Except as set forth in Section 4.6(c) of the Company Disclosure Letter, no Company Award as a result of the consummation of the transactions contemplated herein, accelerates or otherwise becomes triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d)            Except as set forth on Section 4.6(c) of the Company Disclosure Letter, (i) each outstanding Company Stock Option has an exercise price that has been determined pursuant to an independent valuation to be at least equal to the fair market value of a share of Company Common Stock on a date no earlier than the date of the corporate action authorizing the grant, (ii) no Company Stock Option has had its exercise date or grant date “back-dated” or materially delayed, and (iii) all Company Stock Options have been issued in compliance, in all material respects, with the applicable equity plan of the Company and all applicable Laws and properly accounted for in all material respects in accordance with the U.S. GAAP.

Section 4.7             Capitalization of Subsidiaries.

(a)            The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in (A) the Governing Documents of each such Subsidiary, and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens.

(b)            The Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(c)            Except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, phantom units incentive units, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries (collectively, “Subsidiary Awards”), and there are no voting trusts, registration rights, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

(d)            Except as set forth in this Section 4.7(d) of the Company Disclosure Letter, no Subsidiary Award as a result of the consummation of the transactions contemplated herein, accelerates or otherwise becomes triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 4.8              Financial Statements.

(a)            Attached as Section 4.8(a) of the Company Disclosure Letter are: true and complete copies of the (i) audited consolidated balance sheets and statements of operations, comprehensive loss, retained earnings, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the year ended December 31, 2019, together with the notes and schedules thereto and auditor’s reports thereon (the “Audited Financial Statements”), and (ii) unaudited consolidated balance sheets and statements of operations, comprehensive loss, changes in convertible preferred stock, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2020 (the “Unaudited Financial Statements” and, together with the Q2 Financial Statements and PCAOB Audited Financial Statements, when delivered pursuant to Section 6.3 as applicable, the “Financial Statements”).

(b)            Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the Audited Financial Statements and, when delivered pursuant to Section 6.3, the Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in unitholders’ equity (only with respect to the Audited Financial Statements) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Q2 Financial Statements, to normal, recurring or immaterial year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Q2 Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c)            Neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company, including the PCAOB Auditor, has identified or been made aware of, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

(d)            The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations and (ii) transactions are recorded as necessary to permit preparation of the Financial Statements in conformity with GAAP and to maintain asset accountability.

(e)            All accounts receivable reflected on the most recent balance sheet represent bona fide and valid obligations arising from sales actually made or services actually performed and to the Company’s knowledge, have been appropriately and adequately reserved for in accordance with GAAP, consistent with past practices.

(f)            All accounts payable and notes payable by the Company and its Subsidiaries to third parties reflected on the most recent balance sheet have arisen in bona fide arm’s-length transactions in the ordinary course of business and no such account payable or note payable is delinquent more than 90 days in its payment.

(g)            The inventories of the Company and each of its Subsidiaries, whether reflected on the most recent balance sheet or subsequently acquired, unless reserved against on the most recent balance sheet, are of a quality and quantity usable and/or salable in the ordinary course of business, consistent with past practices.

Section 4.9              Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) of the type required by GAAP to be disclosed or reserved for on a consolidated balance sheet of the Company and its Subsidiaries, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries, (c) that will be discharged or paid off in full prior to or at the Closing, including any that have arisen in connection with the authorization, negotiation, execution or performance of this Agreement or the transactions contemplated hereby or (d) that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.10            Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, arbitration or any other proceedings (including any audit, examination, assessment, investigation or inquiry or request for information initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.11            Legal Compliance.

(a)            Each of the Company and its Subsidiaries is, and for past three (3) years has been, in compliance with all applicable Laws in all respects, except in each case, where such noncompliance with Law would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(b)            For the past three (3) years, none of the Company or any of its Subsidiaries has received any written notice or any allegation of a violation or potential violation of any Laws, except where such violation or potential violation has not been material to the business of the Company and its Subsidiaries, taken as a whole.

(c)            The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

(d)            Nothing in this Section 4.11 (Legal Compliance) shall apply to the topics addressed in Section 4.22 (Privacy and Cybersecurity).

Section 4.12            Contracts; No Defaults.

(a)            Section 4.12(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” means the following Contracts (excluding any Company Benefit Plan) with the Company or any Subsidiary of the Company (or by which the Company or any Subsidiary of the Company is otherwise bound), whether or not listed on the Company Disclosure Letter. True, correct and complete copies of the Company Material Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives:

(i)            Any material Contract with any of the Top Vendors (other than purchase orders, invoices or statements of work entered into or used in the ordinary course of business);

(ii)           Any material Contract with any of the Top Customers (other than purchase orders, invoices or statements of work entered into or used in the ordinary course of business);

(iii)          Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, including any other agreement or commitment for future loans, credit or financing, in each case, in excess of $250,000, other than Contracts that have no material obligations ongoing;

(iv)         Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last two (2) years immediately preceding the date of this Agreement, in each case, involving payments in excess of $250,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, or (B) between the Company and its wholly owned Subsidiaries;

(v)          Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $250,000 in any calendar year, other than Contracts for the purchase or sale of the Owned Real Properties;

(vi)         Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (excluding, in the case of clauses (B) and (C), any wholly owned Subsidiary of the Company);

(vii)        each Contract with or in respect of any registered broker-dealer, investment adviser or financial institution (including any trust company), in each case in which the Company or one of its Subsidiaries holds any ownership interest;

(viii)       Contracts (other than employment agreements, offer letters, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers, directors and managers (or equivalents) of the Company or any of the Company’s Subsidiaries (other than managers that are the Company or any of the Company’s Subsidiaries), or any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(ix)          Except as disclosed pursuant to subsections (viii) or (x), Contracts with each current executive, officer, director or current employee of the Company or its Subsidiaries with a title of Vice President or higher;

(x)          Contracts with any employee or consultant of the Company or any of the Company’s Subsidiaries that provide for severance, change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(xi)             Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area;

(xii)            Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(xiii)            Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue, but not including non-disclosure agreements, contractor services agreements, consulting services agreements, incidental trademark licenses incident to marketing, printing or advertising Contracts) pursuant to which the Company or any of the Company’s Subsidiaries (i) grants to a third Person the right to use Intellectual Property of the Company and its Subsidiaries (other than non-exclusive licenses granted to Persons, including customers or distributors, in the ordinary course of business for the use of Company Products) or (ii) is granted by a third Person the right to use Intellectual Property (other than Contracts granting nonexclusive rights to use commercially available, standard off-the-shelf software and Open Source Software)

(xiv)            any Contract for the development of (A) Intellectual Property that is embodied in or under development for any Company Product or other material Intellectual Property (other than Contracts with any employee on a standard form of agreement entered into in the ordinary course of business under which such employee is bound by confidentiality obligations and effectively assigns all right, title and interest in and to any developed Intellectual Property to the Company or any of its Subsidiaries), and (B) any Intellectual Property for any Person by the Company or any of its Subsidiaries;

(xv)            Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $250,000 in any calendar year;

(xvi)            Any Contract that (A) grants to any third Person any “most favored nation rights” or (B) grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $250,000 in any calendar year;

(xvii)            Any settlement, conciliation or similar Contract with any Governmental Authority;

(xviii)            Any Contract for the disposition of any portion of the assets or business of the Company or any of its Subsidiaries with a value in excess of $250,000 or for the acquisition by the Company or any of its Subsidiaries of the assets or business of any other Person with a value in excess of $250,000 (other than purchases of inventory or services in the ordinary course of business) under which the Company or any of its Subsidiaries has any material continuing monetary obligations, including with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xix)            Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries; and

(xx)            Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xvii) of this Section 4.12(a).

(b)            Except for any Company Material Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Company Material Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto, except, in each case to the extent that any consents set forth in Section 4.4 and Section 4.5 of the Company Disclosure Letter are not obtained.

(c)            Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under such Company Material Contracts listed pursuant to Section 4.12(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Company Material Contract and to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Company Material Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13         Company Benefit Plans.

(a)            Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any other plan, policy, program or agreement (including any employment (other than offer letters for at-will employment that do not contain severance or require advance notice of termination), bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable Law and maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications, (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b)            Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in compliance, in all material respects, with its terms and all applicable Laws, including ERISA and the Code; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c)            Except as set forth on Section 4.13(c) of the Company Disclosure Letter, no Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or a pension plan that is subject to Title IV of ERISA (“Title IV Plan”) or Section 412 of the Code, and neither the Company nor any of its ERISA Affiliates has any liability with respect to any Multiemployer Plan or Title IV Plan. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d)            With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(e)            No Company Benefit Plan provides welfare benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Law.

(f)            Each Company Benefit Plan subject to Section 409A of the Code has complied in all material respects in form and operation with the requirements of Section 409A of the Code.

(g)            Except as set forth on Section 4.13(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, or (iii) accelerate the vesting and/or settlement of any Company Award. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

Section 4.14          Labor Relations; Employees.

(a)            Except as set forth on Section 4.14(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement, (ii) no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and (iii) no labor union or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries. To the knowledge of the Company, there has been no labor organization activity involving any employees of the Company or any of its Subsidiaries. In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company.

(b)            Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance with all applicable Laws respecting labor and employment including, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where the failure to comply would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries.

(c)            In the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) written notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d)            To the knowledge of the Company, no present employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in material violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries or (B) the knowledge or use of trade secrets or proprietary information.

(e)            Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or any of its Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above. To the knowledge of the Company, in the last five (5) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above.

(f)            Since January 1, 2020 and through the date hereof, the Company and its Subsidiaries have not engaged in layoffs, furloughs, employment terminations (other than for cause) or effected any broad-based salary or other compensation or benefits reductions, in each case, triggering the notice requirements under the WARN Act.

Section 4.15          Taxes.

(a)            All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP. The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment of stamp duties, the reporting and payment of sales, use, ad valorem and value added Taxes and related record retention (including to the extent necessary to claim any exemption from sales Tax collection and maintaining adequate and current resale certificates to support any such claimed exemptions).

(b)            The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c)            There are no Liens for Taxes (other than Taxes described in clause (ii) of the definition of Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d)            No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted in writing or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e)            There are no Tax audits or other examinations of the Company or any of its Subsidiaries presently in progress with respect to material Taxes or material Tax Returns, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of the Company or any of its Subsidiaries.

(f)            Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any material Taxes.

(g)            Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts not primarily related to Taxes).

(h)            Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code.

(i)            Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(j)            No written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k)            Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(l)            Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(m)            Neither the Company nor any of its Subsidiaries will be required to include any amount in taxable income, exclude any item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law), or (vi) deferral of any payment of Taxes otherwise due (including through any automatic extension or other grant of relief provided by any COVID-19 Response Law), and to the knowledge of the Company, the IRS has not proposed any such adjustment or change in accounting method.

(n)            The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(o)            The Company has not taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

(p)            The Company and each of its Subsidiaries has, since April 1, 2020, retained all information required by the Internal Revenue Service to substantiate any “qualified sick leave wages” and any “qualified family leave wages” (collectively “Qualified Leave Wages”), each as defined in FFCRA, and any “qualified health plan expenses” as defined in Section 7001 of the FFCRA (“Qualified Health Plan Expenses”).

(q)            Since April 1, 2020, neither the Company nor any of its Subsidiaries has funded or paid any Qualified Leave Wages, Qualified Health Plan Expenses, or any Medicare tax on Qualified Leave Wages, from amounts allocated to or reserved for the payment of employment taxes (including amounts already withheld) or that are set aside for deposit with the Internal Revenue Service, in each case, whether or not shown on the Financial Statements.

(r)            Since April 1, 2020, neither the Company nor any of its Subsidiaries has requested an “advance payment of employer credits” on Internal Revenue Service Form 7200 or otherwise and has not received a refund of tax credits for Qualified Leave Wages or the “employee retention credit” described in Section 2301 of the CARES Act.

(s)            Neither the Company nor any of its Subsidiaries has made a claim for tax credits in respect of the same wages pursuant to any COVID-19 Response Law.

(t)            Neither the Company nor any of its Subsidiaries has applied for or received (i) any loan pursuant to the “Paycheck Protection Program” as defined in Sections 1102 and 1106 of the CARES Act, (ii) any funds pursuant to the “Economic Injury Disaster Loan” program or an advance on an “Economic Injury Disaster Loan” pursuant to Section 1110 of the CARES Act or (iii) any similar programs in any state, local or non-U.S. jurisdiction.

(u)            Neither the Company nor any of its Subsidiaries has claimed any “employee retention credit” described in Section 2301 of the CARES Act.

(v)            Neither the Company nor any of its Subsidiaries has taken any action that could reasonably be expected to impair Acquiror’s eligibility to claim any payroll tax credit or deferral that is permitted by any COVID-19 Response Law.

(w)            No Subsidiary of the Company that is incorporated in a jurisdiction outside of the United States (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, (iii) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, or (iv) has received written notice from the IRS claiming that it may be subject to U.S. federal income Tax as a result of being engaged in a trade or business within the United States within the meaning of Section 864(b) of the Code or having a permanent establishment in the United States, which notice or claim has not since been withdrawn.

(x)            Neither the Company nor any of its Subsidiaries organized in the United States has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(y)            There is no Company Capital Stock issued in connection with the performance of services for the Company or any of its Subsidiaries (in respect of which withholding could be required by the Company or any of its Subsidiaries) and subject to vesting for which no valid and timely Section 83(b) election was filed pursuant to Section 83(b) of the Code.

(z)            There is no property or obligation of the Company or any of its Subsidiaries, including uncashed checks to vendors, customers or employees or other service providers, non-refunded overpayments or unclaimed subscription balances, that is escheatable to any state or municipality under any applicable escheatment or unclaimed property Laws.

Section 4.16         Brokers’ Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.17          Insurance. Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, director and officer, employment practices liability, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement (the “Insurance Policies”). The Insurance Policies cover material insurable risks in respect of its business and assets of the Company and its Subsidiaries and are usual and customary in amount and scope for the business and operations thereof as currently conducted. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months. No written notice of pending material premium increase, cancelation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries do not maintain any self-insurance programs.

Section 4.18          Licenses. The Company and its Subsidiaries maintain all Licenses necessary for the Company and its Subsidiaries to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have, or the failure to be in full force and effect of, any License, would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Section 4.18 of the Company Disclosure Letter sets forth a true, complete and accurate list of all material Licenses necessary for the Company and its Subsidiaries to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. Neither the Company nor any of its Subsidiaries: (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party; (b) is or has been the subject of, to the Company’s knowledge, any pending or threatened Legal Proceeding by a Governmental Authority seeking the cancellation, revocation, suspension, termination, modification, or impairment of any material License; (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, revoke, rescind, modify, impair, deny, or not renew any material License, or (d) voluntarily allowed any material License then held to lapse or expire.

Section 4.19          Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for the business as currently conducted by the Company and its Subsidiaries.

Section 4.20         Real Property.

(a)            Section 4.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i)            The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii)            The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

(iii)            The Company and its Subsidiaries, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, to the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(iv)            As of the date of this Agreement, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(v)            Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Legal Proceeding or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b)            Section 4.20(b) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Owned Real Property. The Company and its Subsidiaries have good and marketable fee simple title to the Owned Real Properties as reflected in the balance sheet contained in the most recent Financial Statements (except for such Owned Real Properties sold since the date of such Financial Statements in the ordinary course). All Owned Real Properties are free and clear of all Liens (except for Permitted Liens).

(i)            Neither the Company nor any of its Subsidiaries have received any written notice of any: (i) material violations of building codes and/or zoning ordinances or other Laws affecting the Owned Real Properties; (ii) existing, pending or threatened in writing condemnation proceedings affecting the Owned Real Properties; or (iii) existing, pending or threatened in writing zoning, building code or other moratorium proceedings, or similar matters which, in each case, would reasonably be expected to materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries.

(ii)            To the knowledge of the Company, neither the Company nor any of its Subsidiaries have received written notice of any material default under any restrictive covenants affecting any of the Owned Real Properties, except for such defaults as would not be expected to materially or adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole.

(iii)            Except for Permitted Liens, there are no leases, subleases, licenses or other similar occupancy agreements pursuant to which the Company or any of its Subsidiaries have granted to any party or parties the right of use or occupancy of any portion of the Owned Real Properties and there is no Person (other than the Companies or its Subsidiaries) in possession of such Owned Real Properties.

(iv)            portion of the Owned Real Properties and there is no Person (other than the Companies or its Subsidiaries) in possession of such Owned Real Properties.

Section 4.21         Intellectual Property(a)      .

(a)            Section 4.21(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each item of all Company Registered Intellectual Property. (i) The Company Registered Intellectual Property (other than applications therefor) is subsisting and enforceable, and to the Company’s knowledge, valid; (ii) the Company or its Subsidiaries exclusively own and possesses all right, title and interest in and to the Company Owned Intellectual Property, free and clear of all Liens or obligations to others (other than Permitted Liens); and (iii) except as set forth on Section 4.21(a) of the Company Disclosure Letter, none of the Company Registered Intellectual Property (a) has lapsed, expired or been abandoned or (b) is or was the subject of any opposition, interference, cancellation, validity challenge or other proceeding (other than routine office actions) before any Governmental Authority.

(b)            The Company or its Subsidiaries exclusively own and possess all right, title and interest in and to, or have an enforceable, and to the knowledge of the Company, a valid and sufficient, written license to, all Intellectual Property that is used or held for use in the operation of the business of the Company and its Subsidiaries (“Inbound Licenses”) (together with the Company Owned Intellectual Property the “Business Intellectual Property”), which Business Intellectual Property will, immediately after the Closing, be owned by, licensed to or available for use by the Company and its Subsidiaries on terms and conditions the same as those immediately prior to the Closing. Section 4.21(b) of the Company Disclosure Letter contains a true and complete list of all Inbound Licenses and Contracts pursuant to which the Company or any of its Subsidiaries has granted a license or covenant not to sue under any Company Owned Intellectual Property (together with the Inbound Licenses, the “IP Licenses”), other than Standard Forms. The Company and its Subsidiaries have not materially breached since December 31, 2018 and are not in material breach of their obligations under each IP License, and each IP License is currently in full force and effect with respect to the Company and its Subsidiaries. The Company has made available to Acquiror true and correct copies of all Standard Forms. Neither the Company nor any of its Subsidiaries has granted any exclusive licenses or covenants not to sue with respect to any Company Owned Intellectual Property (including any Company Product) to any other Person. To the Company’s knowledge, no third Person is in default of any IP License or Standard Form.

(c)            All Persons who independently or jointly have materially contributed to or otherwise participated in the authorship, invention, conception, creation, improvement, modification or development of any Intellectual Property embodied in the Company Products or prior versions thereof or versions under development have executed and delivered to the Company and its Subsidiaries a written contract providing for (i) the protection and non-disclosure by such Person of all Trade Secrets of the Company and its Subsidiaries and (ii) the irrevocable assignment by such Person (by way of a present grant of assignment) to the Company and its Subsidiaries, all Intellectual Property authored, invented, created, improved, modified or developed by such Person in the course and scope of their employment or other engagement with the Company and its Subsidiaries. Each of the Company and its Subsidiaries has taken reasonable steps to safeguard and maintain the secrecy of any Trade Secrets owned by Company or its Subsidiaries. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any Trade Secrets of or in the possession the Company or any of its Subsidiaries, or of any written obligations with respect to such, and to the Company’s knowledge, no Person is in material breach of any contract referenced in this Section 4.21.

(d)            (i) The operation of the business of the Company and its Subsidiaries, including the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, support or maintenance of Company Products, does not infringe, dilute misappropriate or violate, and has not since December 31, 2014, infringed, misappropriated, or violated any Intellectual Property of any other Person, (ii) there is not, and there has not been since December 31, 2014, any Legal Proceeding or other claim pending or, to the knowledge of Company, threatened in writing, or sent or received in writing (including unsolicited demands to license or cease and desist letters) by or against the Company or any of its Subsidiaries with respect to any Company Owned Intellectual Property (including any infringement, dilution, misappropriation, violation, enforceability, use (including any assertion of misuse), ownership, scope, licensing, or validity thereof); and (iii) to the knowledge of Company, no Person is infringing, diluting, misappropriating, or violating any Company Owned Intellectual Property.

(e)            Section 4.21(e) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Products. The Company and its Subsidiaries possess all Software source code and other material documentation and materials necessary to compile, operate and support the Company Products and neither the Company nor any of its Subsidiaries has disclosed, delivered, licensed, delivered into escrow or otherwise made available, and neither the Company nor any of its Subsidiaries has a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Company Owned Intellectual Property included in the Company Products to any Person, except for Company’s or its Subsidiaries’ personnel, and no event has occurred that resulted in, or reasonably would be expected to result in (in accordance with any IP License currently in effect), the delivery, license, or disclosure of any such source code to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of the Company or any of its Subsidiaries subject to confidentiality obligations with respect thereto. The Company Products operate in all material respects in accordance with Company’s standard written specifications or functionality descriptions therefor made generally available to its clients and customers. There are, and for the past three (3) years have been, no defects, technical concerns or problems in any of the Company Products that would prevent the same from performing substantially in accordance with Company’s then-current standard specifications or functionality descriptions therefor. The Company and its Subsidiaries take steps designed to detect and prevent the introduction of any virus, worm, Trojan horse or similar disabling code or program (“Malicious Code”) into the Company Products or Company IT Systems. To the knowledge of Company, there is no Malicious Code included in any of the Software included in any Company Products or Company IT Systems.

(f)            To the Company’s knowledge, the Company IT Systems are sufficient for the immediate needs of, and are in sufficiently good working condition to effectively perform all information technology operations necessary for, the operation of the business of the Company and its Subsidiaries. The Company and its Subsidiaries use, and since December 31, 2018, have used commercially reasonable efforts designed to protect the confidentiality, integrity and security of Personal Data stored on the Company IT Systems and to prevent any unauthorized use, access, interruption, or modification of the Company IT Systems. To Company’s knowledge, there has been no such unauthorized use or access leading to material interruption of the Company IT Systems.

(g)            Section 4.21(g) of the Company Disclosure Letter sets forth a list of all Open Source Software that has been used in, incorporated into, integrated or bundled with any Company Products, and for each such item of Open Source Software: (i) the name and version number of the applicable license; and (ii) the manner in which such Open Source Software is used in, incorporated into, integrated or bundled with any Company Products (including, as applicable, the applicable Company Product or Company Products, the manner and extent to which such item of Open Source Software interoperates with any Company Products, such as by static or dynamic linking, inheritance, pipes, files, APIs, function calls, etc.). The Company and its Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (A) in a manner that under a Copyleft License granted to any Person any rights to or immunities under any of the Company Owned Intellectual Property, or (B) under any Copyleft License requiring the Company or any of its Subsidiaries to disclose or distribute any source code to any of the Company Products or otherwise included in the Company Owned Intellectual Property, to license or provide any such source code for the purpose of making derivative works, or to make available for redistribution to any Person any such source code at no or minimal charge.

(h)            The Company and its Subsidiaries (i) own and possess all right, title and interest in and to the Business Data or have the rights, directly or indirectly, to use the same for the purpose for which the Business Data was collected; and (ii) immediately following the Closing, will retain all rights to all of the Business Data, including the rights, directly or indirectly, to use or exploit the same in a manner consistent with use and exploitation of the Business Data prior to the Closing.

Section 4.22         Privacy and Cybersecurity.

(a)            The Company and its Subsidiaries and their officers, employees are and, since December 31, 2018, have been in compliance in all material respects with all Data Privacy and Security Requirements. The Company and its Subsidiaries have in place reasonable policies and procedures designed for the proper collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Data, and that comply in all material respects with Data Privacy and Security Requirements.

(b)            The Company and its Subsidiaries have taken commercially reasonable steps to train their employees on privacy and data security matters, and to ensure that such employees are under written obligations of confidentiality with respect to such Personal Data. All Persons authorized to collect, process, transfer, disclose, share, store or use Personal Data on behalf of the Company or any of its Subsidiaries have not, to the Company’s knowledge: (i) materially breached any written contracts or (ii) materially violated any Data Privacy and Security Requirements.

(c)            Except as set forth on Section 4.22 of the Company Disclosure Letter, there have been no material Security Incidents since December 31, 2018. Except as set forth on Section 4.22 of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has since December 31, 2018: (i) received any written notice (or, to the Company’s knowledge, received any other notice) from any Person; (ii) been required by the Data Privacy and Security Requirements to give any notice to any Person; or (iii) been subject to any Proceeding, in each case with respect to any Security Incident. The Company and its Subsidiaries have implemented and maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities consistent with applicable industry standards.

(d)            The Company and its Subsidiaries have subscribed to a cyber-insurance policy which materially complies with all contractual and statutory requirements to which the Company and its Subsidiaries are subject to in this respect.

(e)            The Company and its Subsidiaries have not been and are not currently: (a) to the Company’s knowledge, under audit or investigation by any authority regarding collection, processing, transfer, disclosure, sharing, storing, protection and use of Personal Data, except for those carried out in the ordinary course of business; or (b) received in writing (or, to the Company’s knowledge, received in any other form) from any third party a notification, claim, demand, audit or action in relation to Personal Data, including a notification, claim, demand, or action alleging that the Company or any of its Subsidiaries have collected, processed, transferred, disclosed, shared, stored or used Personal Data in violation of applicable Data Privacy and Security Requirements.

(f)            The performance of this Agreement will not materially violate any Data Privacy and Security Requirements. Upon execution of this Agreement, the Company and its Subsidiaries shall continue to, in all material respects, have the right to use and process any Personal Data collected, processed or used by it before the signature date of this Agreement in order to be able to conduct the ordinary course of their business.

Section 4.23         Environmental Matters.

(a)            The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in material compliance with all Environmental Laws.

(b)            Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will require any material consent or approval of, or the giving of any material notice to or filing with, any Governmental Authority pursuant to Environmental Law, nor result in the modification or termination of any material License required under Environmental Law, and neither the Company nor any of its Subsidiaries has received any written notice regarding the revocation, suspension or material adverse amendment of any material License required under Environmental Law.

(c)            There has been no material Release of any Hazardous Materials by the Company or its Subsidiaries or, to the knowledge of the Company, any other Person (i) at, in, on or under any Owned Real Properties or Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Owned Real Properties or the Leased Real Property or (ii) at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.

(d)            Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance with or liability under Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(e)            No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

(f)            Neither the Company nor any of its Subsidiaries has assumed or retained by contract, operation of law, or otherwise, or indemnified or held harmless any Person for, any material liability or obligation under Environmental Law.

(g)            The Company has made available to Acquiror true and complete copies of all material environmental reports, assessments, audits and inspections in the possession or control of the Company or any of its Subsidiaries and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

Section 4.24      Absence of Changes. Since December 31, 2020, the Company and its Subsidiaries have conducted the business in the ordinary course of business consistent with past practice (which shall for this purpose be deemed to include actions taken, or reasonably omitted to be taken, in good faith by the Company or any of its Subsidiaries in response to COVID-19 (including any COVID-19 Measure)) and there has not been (a) any Company Material Adverse Effect; or (b) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP (or any interpretation thereof) or Law.

Section 4.25      Anti-Corruption Compliance.

(a)            For the past five (5) years, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b)            Each of the Company and its Subsidiaries has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c)            To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

Section 4.26      Sanctions and International Trade Compliance.

(a)            The Company and its Subsidiaries (i) are, and have been for the past five (5) years, in compliance in all material respects with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.

(b)            Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.

Section 4.27      Information Supplied. None of the information supplied or to be supplied by the Company or any of the Company’s Affiliates specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Shareholders or at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Acquiror or Merger Sub for inclusion or incorporation by reference in the Proxy Statement/Registration Statement of any Acquiror SEC Filings; or (b) any projections or forecasts included in the Proxy Statement/Registration Statement.

Section 4.28      Vendors and Customers. Section 4.28 of the Company Disclosure Letter sets forth (i) the ten (10) largest customers of the Company and its Subsidiaries on a consolidated basis (by volume of revenues received from such customers) for the twelve (12) month period ending on December 31, 2020 (the “Top Customers”), and (ii) the ten (10) largest suppliers of the Company and its Subsidiaries on a consolidated basis (by volume of payments to such suppliers) for the twelve (12) month period ending on December 31, 2020 (the “Top Vendors”). No such Top Customer or Top Vendor has (a) canceled or otherwise terminated, or, to the Company’s knowledge, threatened or indicated in writing, or to the Company’s knowledge otherwise, an intent to cancel or terminate, its relationship with the Company or any of its Subsidiaries, (b) decreased materially or, to the Company’s knowledge, threatened or indicated in writing, or to the Company’s knowledge otherwise, an intent to decrease materially its business with the Company or any of its Subsidiaries, and (c) provided written or, to the Company’s knowledge, other notice of non-renewal or indicated an intent to materially adjust the terms of any applicable Contract, or the Company’s knowledge, intends to provide notice of non-renewal or intent to materially adjust the terms of any applicable Contract.

Section 4.29      Government Contracts. The Company is not party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. None of the Company or any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

Section 4.30      Sufficiency of Assets. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the tangible and intangible assets owned, licensed or leased by the Company and its Subsidiaries constitute all of the assets reasonably necessary for the continued conduct of the business as currently conducted of the Company and its Subsidiaries after the Closing in the ordinary course. Notwithstanding the foregoing and subject to Section 4.21, this Section 4.30 shall not be deemed a representation or warranty regarding non-infringement, validity or enforceability of Intellectual Property.

Section 4.31      Product Liability; Product Warranty.

(a)            Except as set forth in Section 4.31(a) of the Company Disclosure Letter, for the last three (3) years.

(i)            neither the Company nor any of its Subsidiaries has received any written claim, or to the Company’s knowledge, been threatened with a claim for liability arising out of any injury to individuals or property as a result of any products produced, manufactured, processed, marketed, distributed, shipped, imported, exported, or sold by or on behalf of the Company or its Subsidiaries. To the Company’s knowledge, no defect or failure in any product imported, produced, manufactured, processed, marketed, distributed, shipped, exported or sold by or on behalf of the Company or its Subsidiaries exists that would reasonably be expected to result in damages; and

(ii)            none of the Company or any of its Subsidiaries has issued any recalls, withdrawals, notifications of potential product nonconformance (such as a product advisory bulletin) or other material corrective actions (in each case, whether voluntarily or involuntarily) of products produced, manufactured, processed, marketed, distributed, shipped, imported, exported, or sold by or on behalf of the Company or its Subsidiaries or been required to file, or has filed, a notification or other report with any Governmental Authority concerning actual or potential hazards with respect to any product produced, manufactured, processed, marketed, distributed, shipped, imported, exported, or sold by or on behalf of the Company and its Subsidiaries.

(b)            Section 4.31(a) of the Company Disclosure Letter discloses the aggregate dollar amount of and circumstances associated with any products liability claims and product recalls of the Company and its Subsidiaries for the last three (3) years.

(c)            The products produced, processed, marketed, distributed, shipped or sold by or on behalf of the Company and its Subsidiaries have conformed in all material respects with the written terms and conditions applicable thereto and none of the Company or any of its Subsidiaries has any liability for replacement thereof or other damages in connection therewith in excess of current accruals reflected in the latest balance sheet. Section 4.31(c) of the Company Disclosure Letter discloses the aggregate dollar amount of and circumstances associated with any product warranty claims for the last three (3) years.

Section 4.32      Broker-Dealer Representations. With respect to Forge Markets, LLC (“FM”) and SharesPost Financial Corporation (“SPFC” and together with FM, each, a “Company Broker-Dealer Subsidiary”), the Company represents as follows:

(a)            Each Company Broker-Dealer Subsidiary (i) is duly registered under the Exchange Act as a broker-dealer with the SEC and is a member organization in good standing of the Financial Industry Regulatory Authority (“FINRA”), (ii) has been so registered with the SEC, and any Governmental Authority where licensing or registration is required, and a member of FINRA at all times that such registration or membership has been required, to the extent failure to so comply would not be materially adverse to the Company and its Subsidiaries, taken as a whole, and (iii) is and has been for the past five (5) years in compliance with the applicable provisions of the Exchange Act, FINRA rules and the terms of its membership agreement with FINRA, to the extent (in the case of clause (iii) only) failure to so comply would not result in a Company Material Adverse Effect. Each Company Broker-Dealer Subsidiary is in compliance with, the Law of all jurisdictions in which it operates, except to the extent failure to so comply would not result in a Company Material Adverse Effect.

(b)            Each Company Broker-Dealer Subsidiary’s officers, employees and independent contractors who is required to be registered, licensed or qualified with any Governmental Authority as a result of any activities undertaken on behalf of such Company Broker-Dealer Subsidiary is duly and properly registered, licensed or qualified in connection therewith. As of the date of this Agreement, each Company Broker-Dealer Subsidiary is not, nor are any of its associated persons, subject to a “statutory disqualification” (as such term is defined in the Exchange Act).

(c)            Each Company Broker-Dealer Subsidiary has duly adopted written policies and procedures as required under the Exchange Act and FINRA rules, and all such policies and procedures comply in all material respects with applicable Law.

(d)            The information contained in filings made by the Company Broker-Dealer Subsidiaries with the SEC, FINRA and any state was true and complete in all material respects at the time of filing (or if any portion thereof were amended, such portions were true and complete in all material respects as of the date of such amendment) and each Company Broker-Dealer Subsidiary has made all amendments to such filings as is required under applicable Law, except to the extent failure to so comply would not result in a Company Material Adverse Effect.

Section 4.33      Investment Adviser Representations. With respect to Forge Global Advisors LLC (“FGALLC”) and EQUIAM LLC (“EQUIAM,” and each of FGALLC and EQUIAM, separately, an “Adviser” and together, the “Advisers”), the Company represents as follows:

(a)            FGALLC (i) is duly registered as an investment adviser under the Investment Advisers Act, (ii) has been so registered at all times that such registration has been required and (iii) is and has been in material compliance with the Investment Advisers Act since August 8, 2019.

(b)            EQUIAM (i) files reports as an exempt reporting adviser (“ERA”) with the Securities and Exchange Commission (ii) has qualified as an exempt reporting adviser at all times such status has been required and (iii) is and has been in material compliance with the Investment Advisers Act and all applicable state regulations regarding investment advisers since October 2, 2018.

(c)            FGALLC has implemented: (i) a code of ethics and a written policy regarding insider trading and the protection of material non-public information, adopted in accordance with the requirements of Section 204A of the Investment Advisers Act and Rule 204A- 1 thereunder; and (ii) such other written compliance policies and procedures reasonably required to be adopted pursuant to Rule 206(4)-7 under the Investment Advisers Act and any applicable state requirements, and is in compliance in all material respects with such policies and procedures as in effect on the date hereof. FGALLC has conducted a review of the adequacy of its written policies and procedures adopted pursuant to Rule 206(4)-7 under the Investment Advisers Act and any applicable state requirements. EQUIAM has implemented a written policy regarding insider trading and the protection of material non-public information and such other policies and procedures as are required for EQUIAM to comply with applicable Law and is in compliance in all material respects with such policies and procedures as in effect on the date hereof.

(d)            Neither of the Advisers, nor, to the knowledge of the Company, any “affiliated persons” (as defined in Section 2(a)(3) of the Investment Company Act) of the Company is (i) ineligible under Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser to an investment company registered under the Investment Company Act or (ii) subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) of Regulation D under the Securities Act. Neither of the Advisers nor, to the knowledge of the Company, any “person associated with an investment adviser” (as defined in the Investment Advisers Act and applied to the Company) is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment adviser or as a person associated with an investment adviser. There is no regulatory investigation, examination or other action or proceeding pending or, to the knowledge of the Company threatened, that would result in either of the Advisers (or, to the knowledge of the Company, any “affiliated person” of, or “associated person” of either of the Advisers) becoming ineligible to serve in such positions or capacity or requiring disclosure to the clients of either of the Advisers.

(e)            Neither FGALLC nor EQUIAM nor, to the knowledge of the Company, any “covered associate” of the Advisers, have made any “contributions” or “payments” to any “government officials” that causes any compensation the Adviser has accepted or will accept to be in violation of Rule 206(4)-5 under the Investment Advisers Act.

(f)            None of the directors or officers of the Advisers has been indicted for or convicted of any felony or any crime involving fraud, misrepresentation or insider trading. To the knowledge of the Company, none of the directors or officers of the Advisers is: (i) subject to any outstanding order barring, suspending or otherwise materially limiting the right of such officer or director to engage in any activity conducted as part of the Advisers’ business as currently conducted, or (ii) a party to any consent agreement, memorandum of understanding, disciplinary agreement, commitment letter or similar undertaking to, or subject to any written Order or written directive by or a recipient of any supervisory letter from, in each case, any Governmental Authority directly affecting either of the Advisers’ business.

(g)            The information contained in the materials filed by the Advisers on Form ADV under the Investment Advisers Act, was true and complete in all material respects at the time of filing (or if any portion thereof were amended, such portions were true and complete in all material respects as of the date of such amendment) and the Advisers have made all amendments to such forms as is required under the Investment Advisers Act.

Any fund to which either FGALLC or EQUIAM provides investment advisory services (each a “Fund”) was duly established, is validly existing and, to the extent such concept is relevant in the applicable jurisdiction, in good standing under the Laws of its jurisdiction of organization, and has all requisite power and authority to conduct its business in the manner currently conducted. All equity interests of each Fund issued and currently outstanding: (i) have been issued and sold by such Fund in compliance in all material respects with applicable Law; and (ii) have been duly authorized. Each Fund is operating, and since such Fund’s inception has operated, in compliance with all applicable Laws in all material respects. The Advisers have performed investment advisory services with respect to each Fund in material compliance with the investment advisory agreement for such advisory client and applicable Law, in each case in all material respects. No client to whom either of the Advisers provide investment advisory services constitutes “plan assets” for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code.

Section 4.34      Reports. The Company and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, with (i) any state regulatory authority, (ii) the SEC, and (iii) any self-regulatory organization (an “SRO”) ((i)-(iii), collectively, “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2019, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries, and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2019.

Section 4.35      Agreements with Regulatory Agencies. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar supervisory undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2019 a recipient of any supervisory letter from, or since January 1, 2019 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Authority that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Letter, a “Company Agreement”), nor has the Company or any of its Subsidiaries been advised in writing since January 1, 2019 by any Regulatory Agency or other Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such Company Agreement.

Section 4.36      No Additional Representation or Warranties; No Reliance. Except as provided in this Article IV (as modified by the Company Disclosure Letter), and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries or Affiliates, nor any of their respective Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby to Acquiror, Merger Sub or any of their Subsidiaries, Affiliates or Representatives. Except as otherwise specifically provided in this Section 4.36 (including the Company Disclosure Letter), the Company makes no other representations or warranties to Acquiror, or Merger Sub, oral or written, express or implied, with respect to the Company or its Subsidiaries or their respective businesses, operations, properties, liabilities, or obligations, whether arising by statute or otherwise in law, including any implied warranty of merchantability, fitness for a particular purpose, or otherwise. The Company acknowledges and agrees that, except for the representations and warranties contained in Article V (as modified by the Acquiror Disclosure Letter), neither Acquiror or its Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding Acquiror or the transactions contemplated hereunder, including in respect of Acquiror the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information not expressly set forth in Article V (as modified by the Acquiror Disclosure Letter). The Company is not relying on any representations or warranties other than those representations or warranties set forth in Article V (as modified by the Acquiror Disclosure Letter) and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in (i) in the case of Acquiror, any Acquiror SEC Filings filed or submitted prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.8, Section 5.11 and Section 5.14), or (ii) in the case of Acquiror and Merger Sub, in the disclosure letter delivered to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror and Merger Sub represent and warrant to the Company as follows:

Section 5.1      Acquiror Organization. Each of Acquiror and Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Governing Documents of Acquiror and Merger Sub, in each case, as amended to the date of this Agreement, previously delivered to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.2      Due Authorization.

(a)            Each of Acquiror and Merger Sub has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, and at or prior to the Closing, the other documents contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)            The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Board of Directors of Acquiror and Merger Sub and by Acquiror as the sole shareholder of Merger Sub, (ii) determined by the Board of Directors of Acquiror as advisable to Acquiror and the Acquiror Shareholders and recommended for approval by the Acquiror Shareholders and (iii) determined by the Board of Directors of Merger Sub as advisable to Merger Sub and the sole shareholder of Merger Sub and recommended for approval by the sole shareholder of Merger Sub. No other action or proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby other than the Acquiror Shareholder Approvals.

(c)            The votes required pursuant to the CICL, the Governing Documents of Acquiror, and the NYSE rules and regulations with respect to each of those Transaction Proposals identified in clauses (A), (B), (C), (D), (E), (F), (G), (H) and (I) of Section 8.2(b) are the only votes of any of Acquiror’s shareholders necessary in connection with entry into this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby, including the Closing.

Section 5.3      No Conflict. Subject to the Acquiror Shareholder Approvals, the execution and delivery of this Agreement by Acquiror or Merger Sub and the other documents contemplated hereby by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have, or would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.4      Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror or Merger Sub, nor are any assets of Acquiror’s or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date hereof, each of Acquiror and Merger Sub is in compliance with all applicable Laws in all material respects. Since Acquiror’s formation, Acquiror and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

Section 5.5      SEC Filings. Except as set forth on Section 5.5 of the Acquiror Disclosure Letter, Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC prior to the Date of this Agreement and since the date of Acquiror’s formation, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain when filed, or if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.6      Financial Statements; Internal Controls; Listing.

(a)            Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(b)            Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)            Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (the “NYSE”). The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or prohibit or terminate the listing of Acquiror Class A Common Stock on the NYSE.

(d)            Except as set forth on Section 5.6(d) of the Acquiror Disclosure Letter, each of the financial statements (including, in each case, any notes thereto) contained in the Acquiror SEC Filings (i) are true and complete copies of the audited balance sheet as of December 31, 2020, and statement of operations, cash flow and shareholders’ equity of Acquiror for the period from formation through December 31, 2020, together with the auditor’s reports thereon, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and (iii) each fairly presents, in all material respects, the financial position, results of operations and cash flows of Acquiror as at the respective dates thereof and for the respective periods indicated therein. Except as set forth on Section 5.6(d) of the Acquiror Disclosure Letter, the books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e)            There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f)            Except as set forth on Section 5.6(f) of the Acquiror Disclosure Letter, neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 5.7      Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Authorization or consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) the Domestication in compliance with the applicable requirements under the CICL, (iii) the Domestication and the filing of the Certificate of Merger with the DE SOS, (iv) the filing with the SEC of such reports under the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, (v) the filing with NYSE and such other compliance with NYSE rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, (vi) the filing with, and written approval or non-objection of, the Division of Banking of the South Dakota Department of Labor and Regulation pursuant to Section 51A-6A-47 of the South Dakota Codified Laws; and (vii) as otherwise disclosed in Section 5.7 of the Acquiror Disclosure Letter.

Section 5.8      Trust Account. As of the date of this Agreement, Acquiror has at least $414,097,443.42 in the Trust Account (including, if applicable, an aggregate of approximately $14,490,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Advisers Act pursuant to the Investment Management Trust Agreement, dated as of December 10, 2020, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Common Stock sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, or breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is exercising an Acquiror Share Redemption.

Section 5.9      Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10      No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror or Merger Sub, or (iii) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 5.11      Capitalization of Acquiror.

(a)            As of the date of this Agreement, the authorized share capital of Acquiror is (i) 500,000,000 shares of Acquiror Class A Common Stock of par value $0.0001 each, 41,400,000 of which are issued and outstanding as of the date of this Agreement, (ii) 50,000,000 shares of Acquiror Class B Common Stock of par value $0.0001 each, of which 10,350,000 shares are issued and outstanding as of the date of this Agreement, and (iii) 5,000,000 preference shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii), together with the Acquiror Warrants and Acquiror Units, collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b)            Subject to the terms of conditions of the Warrant Agreement, the Acquiror Warrants will be exercisable after giving effect to the Merger for one share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of this Agreement, 13,800,000 Acquiror Common Warrants and 7,386,667 Acquiror Private Placement Warrants are issued and outstanding. The Acquiror Warrants are not exercisable until the later of (x) December 10, 2021 or (y) thirty (30) days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, the Working Capital Loans, the Forward Purchase Agreement, the A&R FPA, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.

(c)            Except as set forth in this Section 5.11 or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with the PIPE Investment (or any Alternative PIPE Investment), the Working Capital Loans, the Forward Purchase Agreement and the A&R FPA, Acquiror has not, directly or indirectly, granted or issued any direct or indirect share, share capital, capital stock, partnership interest, membership interest, joint venture or similar interest, including any stock appreciation, phantom stock, profit participation or similar rights, in Acquiror, Merger Sub or any of their respective Affiliates, including following the Effective Time, the Company or any of its Subsidiaries, or any option, warrant, right or other security (including debt securities) convertible, exchangeable or exercisable therefor (“Equity Securities”), or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or any other Equity Securities the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any Equity Securities.

(d)            The Securities Merger Consideration when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(e)            On or prior to the date of this Agreement, Acquiror has entered into Subscription Agreements with PIPE Investors, true and correct copies of which have been provided to the Company on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Acquiror, shares of Domesticated Acquiror Common Stock at a purchase price of $10.00 per share for an aggregate PIPE Investment Amount of $68,500,000 (such amount, the “Minimum PIPE Investment Amount”). Each of the Subscription Agreements (i) are in full force and effect with respect to, and binding on Acquiror and, to the knowledge of Acquiror, on each PIPE Investor party thereto, in accordance with their terms and (ii) have not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror or, to the knowledge of Acquiror, each PIPE Investor party thereto. There are no other Contracts between Acquiror and any PIPE Investor relating to any Subscription Agreement or the PIPE Investment that could affect the obligation of any PIPE Investor to purchase the shares of Acquiror Common Stock in the PIPE Investment equal to the commitment amount set forth in the Subscription Agreement of such PIPE Investor. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any term or condition of any Subscription Agreement and, to the Acquiror’s knowledge as of the date hereof, Acquiror is not aware of any fact with respect to Acquiror that would reasonably be expected to cause Acquiror to be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent to the obligations of the PIPE Investors to purchase the shares of Domesticated Acquiror Common Stock in the PIPE Investment in the commitment amounts set forth in the Subscription Agreements on the terms therein.

(f)            Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.12      Brokers’ Fees. Except fees described in Section 5.12 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.13      Indebtedness. Except for such Indebtedness described on Section 5.13 of the Acquiror Disclosure Letter and the Working Capital Loans, as of the date hereof, none of Acquiror or Merger Sub has any Indebtedness.

Section 5.14      Taxes.

(a)            All income and other material Tax Returns required to be filed by or with respect to Acquiror or its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable by Acquiror or its Subsidiaries (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b)            There are no Liens for any material Taxes (other than Taxes described in clause (ii) of the definition of Permitted Liens) upon the property or assets of Acquiror or its Subsidiaries.

(c)            No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted in writing or assessed by any Governmental Authority against Acquiror or its Subsidiaries that remains unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(d)            There are no ongoing or pending Legal Proceedings with respect to any material Taxes or material Tax Returns of Acquiror or its Subsidiaries and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of Acquiror or its Subsidiaries.

(e)            Neither Acquiror nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(f)            Acquiror has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(g)            Acquiror and its Subsidiaries have not taken any action, nor, to the knowledge of Acquiror are there, any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

Section 5.15      Business Activities.

(a)            Since their respective incorporations, neither Acquiror nor any of its Subsidiaries has conducted any business activities other than activities: (i) in connection with its organization; or (ii) directed toward the accomplishment of a business combination in accordance with its Governing Documents. Except as set forth in the Governing Documents of Acquiror, there is no Contract or Governmental Order binding upon Acquiror or any of its Subsidiaries or to which any of them is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of it or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing.

(b)            As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith) or as described in the Acquiror SEC Filings, neither Acquiror nor any of its Subsidiaries is party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $1,000,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.

Section 5.16      Stock Market Quotation. As of the date hereof, the Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE under the symbol “MOTV”. As of the date hereof, the Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “MOTV.U”. As of the date hereof, the Acquiror Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “MOTV.WS”. Acquiror is in compliance with the rules of the NYSE and there is no Legal Proceeding or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on the NYSE. None of Acquiror or any of its Subsidiaries has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.17      Affiliate Agreements. Except as described in the Acquiror SEC Filings, there are no material transactions, Contracts, agreements, arrangements or undertakings between Acquiror and any of its Subsidiaries, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Acquiror and its Subsidiaries, on the other hand.

Section 5.18      Absence of Changes. Since December 10, 2020, there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.19      Broker-Dealer Matters.

(a)            Neither Acquiror nor any of its controlled affiliates has committed any “Reportable Act,” as defined in Rule 69W-200.001 of the Florida Administrative Code, as amended, within the past 10 years.

(b)            Neither Acquiror nor any of its controlled affiliates has committed any “Reportable Event,” as defined in 808-10:460 of the Kentucky Administrative Regulations, as amended, within the past 10 years.

Section 5.20      No Additional Representation or Warranties. Except as provided in this Article V (as modified by the Acquiror Disclosure Letter) and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement, none of Acquiror and Merger Sub nor any of their respective Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby to the Company or any of its Subsidiaries or Affiliates. Except as otherwise specifically provided in this Section 5.20 (including the Acquiror Disclosure Letter), neither Acquiror nor Merger Sub makes any other representations or warranties to the Company or any of its Subsidiaries, oral or written, express or implied, with respect to each of Acquiror and Merger Sub or its respective businesses, operations, properties, liabilities, or obligations, whether arising by statute or otherwise in law, including any implied warranty of merchantability, fitness for a particular purpose, or otherwise. Each of Acquiror and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in Article IV (as modified by the Company Disclosure Letter), none of the Company, its Affiliates or any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding Company and its Subsidiaries or the transactions contemplated hereunder, including in respect of the Company and the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information not expressly set forth in Article IV (as modified by the Company Disclosure Letter). Neither Acquiror nor Merger Sub is relying on any representations or warranties other than those representations or warranties set forth in Article IV (as modified by the Company Disclosure Letter) and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement.

ARTICLE VI
COVENANTS OF THE COMPANY

Section 6.1      Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as otherwise contemplated by this Agreement or the Ancillary Agreements, as set forth on Section 6.1 of the Company Disclosure Letter, as required by applicable Law (including any COVID-19 Measure, subject to the last sentence of this Section 6.1) or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or, delayed), operate the business of the Company and its Subsidiaries in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or required by Law (including for this purpose any COVID-19 Measure, subject to the last sentence of this Section 6.1):

(a)            change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or form;

(b)            (i) except for Company Awards representing no more than 1,000,000 shares of Company Common Stock (on an as converted to Company Common Stock basis) and which, for the avoidance of doubt, will be included in the calculation of the Exchange Ratio outstanding at the Closing, issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other securities in, the Company or any of its Subsidiaries (including Company Awards) or (ii) make or declare any cash or non-cash dividend or distribution to the Company Shares, or make any other distributions in respect of any of the Company Shares or equity interests of the Company, except dividends and distributions by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;

(c)            split, combine, reclassify, recapitalize or otherwise amend any terms of any securities or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;

(d)            purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests (other than Company Awards) of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests and (ii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

(e)            sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, taken as a whole, except for (i) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries, (ii) transactions in the ordinary course of business consistent with past practice and (iii) the disposition of equipment in the ordinary course of business consistent with past practice;

(f)            disclose, agree to disclose, grant to, or agree to grant to, any Person rights to any Company Owned Intellectual Property, or dispose of, abandon, transfer, license or permit to lapse any rights to any Company Owned Intellectual Property, other than non-exclusive licenses for the development, research, manufacture, distribution, or use of Company Owned Intellectual Property or Company Products granted in the ordinary course or pursuant to written confidentiality obligations;

(g)            except as otherwise required by Law, existing Company Benefit Plans, this Agreement or the Contracts listed on Section 4.12 of the Company Disclosure Letter, (i) grant any equity-based compensation, severance, retention, change in control or termination or similar pay or award to officers or directors of the Company, or to employees or individual services providers whose annual compensation exceeds $500,000, (ii) make any change in the key management structure of the Company or any of the Company’s Subsidiaries, including the hiring of additional officers or the termination of existing officers, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, (iv) materially increase the cash compensation or bonus opportunity of any employee, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, except in the ordinary course of business consistent with past practice;

(h)           enter into or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(i)            (x) merge, consolidate or combine with any Person or (y) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(j)            (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or otherwise incur, advance, make capital contributions to, or investments in, or assume any Indebtedness (including any loan pursuant to the provisions of the CARES Act), (ii) guarantee any Indebtedness of another Person except in the ordinary course of business consistent with past practice, (iii) make or commit to make capital expenditures other than in an amount not in excess of $1,000,000, in the aggregate other than in the ordinary course of business and consistent with past practice, or (iv) except in the ordinary course of business consistent with past practice, create any material Liens on any material property or assets of any of the Company or any of its Subsidiaries in connection with any Indebtedness thereof (other than Permitted Liens);

(k)           (i) make or change any material election in respect of material Taxes, (ii) amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes executed on or prior to the Closing Date or enter into any Tax indemnification, Tax sharing or similar agreement, (v) settle any claim or assessment in respect of material Taxes, (vi) surrender or allow to expire any right to claim a refund of Taxes, (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any Tax attribute that would give rise to any claim or assessment of material Taxes, (viii) file or cause to be filed any Tax Return other than on a basis consistent with past practice or (ix) fail to pay Taxes when due;

(l)            waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, litigation or other Legal Proceedings; provided that, nothing contained herein shall restrict the ability of the Company to release, assign, compromise, settle or agree to settle any Legal Proceedings so long as such settlement is solely monetary in nature and does not include any findings or admission of wrongdoing by the Company or its Subsidiaries;

(m)          take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(n)           adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger); or

(o)           authorize, agree in writing or otherwise agree, commit or resolve to take any of the actions described in this Section 6.1.

Notwithstanding the foregoing, (i) any reasonable action taken, or reasonably omitted to be taken, in good faith by the Company or any of its Subsidiaries in response to COVID-19 (including any COVID-19 Measure) shall in no event be deemed to constitute a breach of this Section 6.1; provided that prior to taking, or omitting to take, any such action, the Company shall, to the extent reasonably practicable, notify Acquiror of such action (or failure to act) and take into account in good faith any suggestions of Acquiror with respect to such action or failure to act; and (ii) the Company shall not amend or modify, or authorize, agree, commit or resolve to amend or modify, any of the Employment Agreements without the prior written consent of Acquiror.

Section 6.2      Inspection. During the Interim Period, the Company and Acquiror shall (and shall cause their respective Subsidiaries to): (i) provide to the other party and the other party’s Representatives reasonable access at reasonable times upon reasonable prior notice to the appropriate officers, employees and agents, and to the properties, offices and other facilities of such party and its Subsidiaries and to the books and records (including Tax records) and contracts thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor Acquiror shall be required to provide access to or disclose information where the access or disclosure would reasonably be expected to eliminate or otherwise limit the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such elimination or contravention), and any such access shall be conducted in a manner not to materially interfere with the businesses or operations of the Company or Acquiror (or their respective Subsidiaries), as applicable, and in compliance with all measures implemented by Governmental Authorities in response to COVID-19, and shall not include any unreasonably invasive or intrusive investigations or other testing, sample or analysis of any properties, facilities or equipment of the Company or Acquiror (or their respective Subsidiaries), as applicable, without the prior written consent of the Company or Acquiror, as applicable. All information obtained by Acquiror, the Company their respective Subsidiaries and such Persons’ respective representatives pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement.

Section 6.3      Preparation and Delivery of Additional Company Financial Statements.

(a)           The Company shall deliver to Acquiror as promptly as reasonably practicable after the date hereof the audited consolidated balance sheets and statements of operations, comprehensive loss, retained earnings shareholders’ equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2020 and December 31, 2019, together with the notes and schedules thereto, accompanied by an unqualified report of the PCAOB Auditor (the “PCAOB Audited Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act, and the Securities Act applicable to a registrant. The PCAOB Audited Financial Statements shall comply as to form in all material respects, and shall be prepared in accordance, with U.S. GAAP (as modified by the rules and regulations of the SEC) applied on a consistent basis throughout the periods involved, shall fairly present in all material respects the consolidated financial position of the Company at the date thereof and the results of its operations and cash flows for the period therein indicated. When the PCAOB Audited Financial Statements are delivered by the Company to Acquiror after the date hereof, the representations and warranties with respect to the Financial Statements set forth in Section 4.8 shall be deemed to apply to the PCAOB Audited Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement. All costs incurred in connection with preparing and obtaining the PCAOB Audited Financial Statements shall be borne by the Company.

(b)           If the Proxy Statement/Registration Statement has not been mailed to Acquiror Shareholders on or prior to August 12, 2021, the Company shall deliver to Acquiror the unaudited condensed consolidated balance sheets and statements of operations and retained earnings, comprehensive loss, shareholders’ deficit, and cash flow of the Company and its Subsidiaries as of and for the three- and six-month periods ended June 30, 2021 (the “Q2 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided that, upon delivery of such Q2 Financial Statements, the representations and warranties with respect to the Financial Statements set forth in Section 4.8 shall be deemed to apply to the Q2 Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

Section 6.4      Affiliate Agreements.  All Affiliate Agreements set forth on Section 6.4 of the Company Disclosure Letter shall be terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, in each case, except as otherwise set forth on Section 6.4 of the Company Disclosure Letter.

Section 6.5      Consents. The Company and its Subsidiaries shall use commercially reasonable efforts during the Interim Period to obtain consents of all Persons who are party to the agreements set forth on Section 4.4, and Section 9.1(e) of the Company Disclosure Letter; the Company’s efforts with respect to Governmental Authorizations described in Section 4.5 or otherwise set forth on Section 4.5 of the Company Disclosure Letter shall be governed by Section 8.1 hereof. All costs incurred in connection with obtaining such consents shall constitute a Company Transaction Expense. Acquiror and its Subsidiaries shall cooperate with and assist the Company and its Subsidiaries in giving such notices and obtaining such consents and estoppel certificates; provided, however, that neither the Company, Acquiror nor any of their respective Subsidiaries shall have any obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or consent to any change in the terms of any agreement or arrangement.

Section 6.6      Company Stockholder Approval. As promptly as practicable after the SEC Approval Date, the Company shall deliver the Registration Statement to the Company Stockholders and solicit from the Company Stockholders the Company Stockholder Approval. Subject to applicable Law, the Company shall, through its Board of Directors, recommend to the Company Stockholders that they provide the Company Stockholder Approval and execute a written consent to vote all of the shares of Company Capital Stock beneficially owned by such Company Stockholder in favor of the adoption of this Agreement, the Company Preferred Stock Conversion and the approval of the Merger and the other transactions contemplated hereby, and shall not withdraw, amend or modify, or propose to resolve to withdraw, amend or modify such recommendation. The Company shall comply with the DGCL and all other applicable Law with respect to the submission to the Company Stockholders of this Agreement, the Merger, the Company Preferred Stock Conversion and the other transactions contemplated hereby, the distribution to the Company Stockholders of any solicitation materials (or any amendment or supplement thereto) and the solicitation of the written consent described in this paragraph. The Company shall promptly deliver to Acquiror a copy of each executed written consent upon receipt thereof from any Company Stockholder pursuant to such solicitation. Promptly following the receipt of written consent sufficient to consummate the Merger, the Company Preferred Stock Conversion and the other transactions contemplated hereby, and to the extent required by the DGCL, the Company shall promptly (and, in any event, within fifteen (15) Business Days of the date of receipt of such written consent), deliver to any Company Stockholder who has not executed such a written consent (a) a notice of the taking of the actions described in such written consent in accordance with Section 228 of the DGCL and (b) the notice in accordance with Section 262 of the DGCL.

Section 6.7      No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Representatives are aware, or upon receipt of any material nonpublic information will be advised, of the restrictions imposed by Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Acquiror (other than engaging in the transactions described herein), communicate such information to any third party, take any other action with respect to Acquiror in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

ARTICLE VII
COVENANTS OF ACQUIROR

Section 7.1      Stockholder Litigation. In the event that any shareholder demand, litigation or other shareholder Legal Proceeding (including derivative claims) relating to this Agreement, any Ancillary Agreement or any matters related hereto or thereto (“Transaction Litigation”) is initiated, pending or, to the knowledge of Acquiror, threatened during the Interim Period, against Acquiror, any of its Subsidiaries or any of their respective Representatives (in their capacities as such), Acquiror shall (i) promptly notify the Company in writing of any such Transaction Litigation and keep the Company reasonably informed with respect to the status thereof, (ii) provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Transaction Litigation and reasonably cooperate with the Company (subject to Acquiror’s right to control), (iii) give due consideration to the Company’s advice with respect to such Transaction Litigation and (iv) not settle any such Transaction Litigation without prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

Section 7.2      Trust Account. Upon satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror shall: (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, including providing the Trustee with that trust termination letter sending a termination substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”), (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, and (c) thereafter, cause the Trust Account to terminate, except as otherwise provided therein.

Section 7.3      Listing. From the date hereof through the Effective Time, Acquiror shall use its reasonable best efforts to (a) remain listed as a public company on the NYSE, (b) prepare and submit to the NYSE a listing application covering the shares of Domesticated Acquiror Common Stock and Domesticated Acquiror Public Warrants, including the shares of Domesticated Acquiror Common Stock issuable upon exercise of any Acquiror Public Warrants and Acquiror Private Warrants and in connection with the Merger, the PIPE Investment, any Alternative PIPE Investment and the A&R FPA, (c) satisfy all applicable initial and continuing listing requirements of the NYSE and (d) obtain approval for the listing of such shares of Domesticated Acquiror Common Stock and Domesticated Acquiror Public Warrants. The Company shall reasonably cooperate with Acquiror with respect to such listing.

Section 7.4      Conduct of Business.

(a)           During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or the Ancillary Agreements, as required by applicable Law, or as consented to by the Company in writing, operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing, Acquiror shall not, and Acquiror shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as required by applicable Law (including for this purpose any COVID-19 Measure, subject to the last sentence of this Section 7.4(a)):

(i)            seek any approval from the Acquiror Shareholders to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;

(ii)           split, combine, reclassify, recapitalize or otherwise amend any terms of any securities or series of Acquiror’s or any of its Subsidiaries’ capital stock or equity interests;

(iii)          (x) make or declare any dividend or distribution (whether cash or non-cash) in respect of any Equity Security or security holder of Acquiror or make any other distributions in respect of any of Acquiror’s or its Subsidiaries’ Equity Securities, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or any of its Subsidiaries’ Equity Securities or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding Equity Securities of Acquiror or Merger Sub, other than a redemption of shares of Acquiror Class A Common Stock made as part of the Acquiror Share Redemptions;

(iv)         (A) make or change any material election in respect of material Taxes, (B) amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any closing agreement in respect of material Taxes or enter into any Tax indemnification, Tax sharing or similar agreement, (E) settle any claim or assessment in respect of material Taxes, (F) surrender or allow to expire any right to claim a refund of material Taxes, (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any Tax attribute that would give rise to any claim or assessment of material Taxes, (H) file or cause to be filed any Tax Return other than on a basis consistent with past practice or (I) fail to pay Taxes when due;

(v)          take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(vi)         (A) issue, sell or otherwise incur any Indebtedness, (B) guarantee any Indebtedness of another Person, (C) make or commit to make capital expenditures, or (D) permit any Liens on any property or assets on Acquiror, Merger Sub or any of their respective Affiliates, including following the Effective Time, the Company or any of its Subsidiaries;

(vii)        (A) issue, sell, pledge, dispose of, grant or encumber any Equity Securities, other than the issuance of the Securities Merger Consideration, Domesticated Acquiror Common Stock pursuant to the PIPE Investment, any Alternative PIPE Investment or the A&R FPA, (B) grant any options, warrants or other equity-based awards with respect to Equity Securities not outstanding on the date hereof, or (C) amend, modify or waive any material terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(viii)            Other than with respect to any Working Capital Loan and the A&R FPA, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(ix)            Subject, as applicable, to Section 7.1, waive, release, compromise, settle or satisfy any Legal Proceeding; provided that, nothing contained herein shall restrict the ability of Acquiror to release, assign, compromise, settle or agree to settle any Legal Proceedings so long as such settlement is solely monetary in nature and does not: (A) exceed $250,000 in the aggregate or (B) include any findings or admission of wrongdoing by the Acquiror or its Subsidiaries and any payments related to such settlement are made prior to the Closing;

(x)            amend the Trust Agreement or any other agreement related to the Trust Account; or

(xi)            enter into any agreement to do any action prohibited under this Section 7.4.

Notwithstanding the foregoing, any reasonable action taken, or reasonably omitted to be taken, in good faith by Acquiror or any of its Subsidiaries in response to COVID-19 (including any COVID-19 Measure) shall in no event be deemed to constitute a breach of this Section 7.4; provided that prior to taking, or omitting to take, any such action, Acquiror shall, to the extent reasonably practicable, notify the Company of such action (or failure to act) and take into account in good faith any suggestions of the Company with respect to such action or failure to act.

(b)            During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party, other than such agreements or Contracts in violation of this Agreement.

Section 7.5      PIPE Subscriptions.

(a)           Acquiror shall use its reasonable best efforts to (i) obtain the PIPE Investment (and the Company shall reasonably cooperate with Acquiror in connection thereto) on a timely basis on the terms and conditions described in the Subscription Agreements, and (ii) take, or cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to (v) comply with its respective obligations under the Subscription Agreements, (w) maintain in effect the Subscription Agreements in accordance with the terms and conditions thereof, (x) satisfy on a timely basis all conditions and covenants applicable to Acquiror set forth in the applicable Subscription Agreements within its control, (y) consummate the PIPE Investment when required pursuant to this Agreement, and (z) enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. Acquiror shall give the Company prompt written notice upon (A) becoming aware of any breach or default by any party to any of the Subscription Agreements or any termination (or purported termination) of any of the Subscription Agreements, (B) the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement and (C) if Acquiror does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the sources contemplated by the Subscription Agreements. Other than as set forth in Section 7.5(b), Acquiror shall not, without the prior written consent of the Company, amend, modify, supplement or waive (or permit any waiver of) any provision of, or terminate or abandon its plans with respect to, or provide consent to amend, modify, supplement, waive or terminate any provision or remedy under, or any replacements of, any Subscription Agreement.

(b)           If all or any portion of the PIPE Investment becomes unavailable, (i) Acquiror shall promptly notify the Company, (ii) Acquiror and the Company shall mutually cooperate and Acquiror shall promptly use its reasonable best efforts to promptly obtain the PIPE Investment or such portion of the PIPE Investment from alternative sources, in each case, subject to the prior written consent of the Company; provided, that the Company may not unreasonably condition, withhold or delay its consent with respect to any Alternative Subscription Agreement (including with respect to the entry into such agreement and the identity of any Person that is a party thereto) to be entered into with such alternative source(s) that provides for the subscription and purchase of shares of Domesticated Acquiror Common Stock at $10.00 per share and containing terms and conditions identical (other than de minimis changes) to the Subscription Agreements entered into as of the date hereof, in an amount, when added to any portion of the PIPE Investment that is available, equal to the PIPE Investment Amount (any alternative source(s) of financing, “Alternative PIPE Investment”); provided, further, that the Company may withhold or delay its consent in its sole discretion with respect to the sale of any Equity Security, including shares of shares of Domesticated Acquiror Common Stock, that provides for the subscription and purchase of any Equity Securities on terms and conditions that are not identical (other than de minimis changes) to the Subscription Agreements entered into as of the date hereof, and (iii) in the event that Acquiror is able to obtain any Alternative PIPE Investment, subject to the prior written consent of the Company; provided, that the Company may not unreasonably condition, withhold or delay its consent with respect to any Alternative Subscription Agreement (including with respect to the entry into such agreement and the identity of any Person that is a party thereto) to be entered into with respect to such Alternative PIPE Investment that provides for the subscription and purchase of shares of Domesticated Acquiror Common Stock at $10.00 per share and containing terms and conditions identical (other than de minimis changes) to the Subscription Agreements entered into as of the date hereof; provided, further, that the Company may withhold or delay its consent in its sole discretion with respect to the sale of any Equity Security, including shares of shares of Domesticated Acquiror Common Stock, that provides for the subscription and purchase of any Equity Securities on terms and conditions that are not identical (other than de minimis changes) to the Subscription Agreements entered into as of the date hereof, Acquiror shall use its reasonable best efforts to enter into a new subscription agreement (each, an “Alternative Subscription Agreement”) that provides for the subscription and purchase of shares of Domesticated Acquiror Common Stock at $10.00 per share and containing terms and conditions not less favorable in the aggregate from the standpoint of Acquiror and the Company than those in the Subscription Agreements entered into as of the date hereof (as determined in the reasonable, good faith judgment of Acquiror, Sponsor and the Company). In such event, the term “PIPE Investment” as used in this Agreement shall be deemed to include any Alternative PIPE Investment, the term “Subscription Agreements” as used in this Agreement shall be deemed to include any Alternative Subscription Agreement and the term “PIPE Investor” as used in this Agreement shall be deemed to include any Person that is subscribing for Acquiror Class A Shares under any Alternative Subscription Agreement. For the avoidance of doubt, if all or any portion of the PIPE Investment or Alternative PIPE Investment becomes unavailable, Acquiror may utilize deposits, proceeds or any other amounts from the Trust Account and, subject to the prior written consent of the Company (provided, that the Company may not unreasonably condition, withhold or delay its consent solely with respect to any additional third party financing that provides for the subscription and purchase of shares of Domesticated Acquiror Common Stock at $10.00 per share and contains terms and conditions identical (other than de minimis changes) to the Subscription Agreements entered into as of the date hereof; provided, further, that the Company may withhold or delay its consent in its sole discretion with respect to the sale of any Equity Security, including shares of shares of Domesticated Acquiror Common Stock, that provides for the subscription and purchase of any Equity Securities on terms and conditions that are not identical (other than de minimis changes) to the Subscription Agreements entered into as of the date hereof), any additional third party financing to satisfy its financing obligations hereunder (including to satisfy the Minimum Cash Condition).

Section 7.6      Domestication.  Subject to receipt of the Acquiror Shareholder Approvals, prior to the Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) filing with the DE SOS a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the certificate of incorporation of Acquiror in substantially the form attached as Exhibit A hereto, in each case, in accordance with the provisions thereof and applicable Law, (b) adopting the bylaws in substantially the form attached as Exhibit B hereto, (c) causing the directors and officers set forth on Section 7.6(a) of the Acquiror Disclosure Letter to be the directors and officers of Acquiror immediately following the Domestication until their respective successors are duly elected or appointed in accordance with applicable Law and the Governing Documents of Acquiror or their earlier death, resignation or removal, (d) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication as a matter of Cayman Islands law including a director's affidavit and undertaking, and notice of the special resolutions approving, inter alia, the de-registration of the Acquiror under the laws of the Cayman Islands, and (e) requesting a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any shareholder of Acquiror, (i) each then issued and outstanding share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one basis, into one (1) share of Domesticated Acquiror Common Stock; (ii) each then issued and outstanding share of Acquiror Class B Common Stock shall convert automatically, on a one-for-one basis, into one (1) share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding Acquiror Public Warrant shall convert automatically into one (1) Domesticated Acquiror Public Warrant, pursuant to the Warrant Agreement; (iv) each then issued and outstanding Acquiror Private Placement Warrant shall convert automatically into one (1) Domesticated Acquiror Private Placement Warrant, pursuant to the Warrant Agreement; and (v) each then issued and outstanding Acquiror Unit shall, to the extent not already split into underlying Domesticated Acquiror Common Stock Domesticated Acquiror Public Warrants by the holder thereof, convert automatically, into one (1) share of Domesticated Acquiror Common Stock and one-third of one Domesticated Acquiror Public Warrant.

Section 7.7      Post-Closing Directors and Officers of Acquiror. Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a)           The Board of Directors of Acquiror shall have been expanded to consist of nine (9) directors, which shall initially include:

(i)            two (2) director nominees, each of whom shall be designated by Acquiror and its Affiliates as soon as reasonably practicable following the date of this Agreement (and in any event within thirty days after the date hereof), who shall initially be Blythe Masters and Ashwin Kumar and each of whom shall be designated as a Class III Director;

(ii)          seven director nominees, each of whom shall be designated by the Company’s Board of Directors pursuant to written notice to be delivered to Acquiror as soon as reasonably practicable following the date of this Agreement (and in any event within thirty days after the date hereof) and who shall be placed into the classes of the Board of Directors of Acquiror as set forth in such notice (it being understood that such designees shall be placed into classes in a manner that distributes all directors (including those designated by Acquiror) as equally as possible among the three classes).

(b)           The initial officers of Acquiror shall be as set forth on Section 2.6 of the Company Disclosure Letter (or as may be otherwise determined and provided to Acquiror in writing by the Board of Directors of the Company prior to the SEC Approval Date), who shall serve in such capacity in accordance with the terms of the governing documents of Acquiror following the Effective Time.

(c)           If any Person nominated pursuant to Section 7.7(a) is not duly elected at the Acquiror’s Shareholder Meeting, the Parties shall take all necessary action to fill any such vacancy on the Board of Directors of Acquiror with an alternative Person designated by the Company or Acquiror pursuant to Section 7.7(a).

ARTICLE VIII
JOINT COVENANTS

Section 8.1      HSR Act; Other Filings.

(a)            In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.

(b)            Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c)            Acquiror, the Company and their respective affiliates shall cooperate in good faith with Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger; provided, however, that none of Acquiror, Sponsor, the Company, nor any of their respective Affiliates shall be required to (i) divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets or any portion of their respective businesses or to otherwise propose, proffer or agree to any other requirement, obligation, condition or restriction on the conduct of any such business or (ii) terminate, amend or assign existing relationships and contractual rights and obligations thereof (each of the foregoing actions, a “Divestiture Action”), except for any such Divesture Actions that (A) are conditioned upon and become effective only from and after the Effective Time; and (B) collectively would not reasonably be expected to have a material and adverse effect on the business, financial condition or results of operations of the contemplated post-Effective Time combined business of Acquiror, its Affiliates, the Company and its Subsidiaries, it being understood that for purposes of this Section that any proceeds received, or expected to be received, from effecting a Divestiture Action shall not be taken into consideration in making such determination. Without limiting the foregoing, in no event shall the Company, its Subsidiaries nor any of their respective Affiliates propose, negotiate, effect or agree to any such actions without the prior written consent of Acquiror. Notwithstanding anything to the contrary, the foregoing shall not require any of Acquiror’s Affiliates (including affiliates of Sponsor) to engage in any Divestiture Action, nor shall it restrict Acquiror’s Affiliates (including Affiliates of Sponsor) in any way with respect to the pursuit of any transaction for such Affiliates’ investment vehicles other than Acquiror and its Subsidiaries.

(d)            With respect to each of the above filings (as well as with respect to the consents and filings described in Section 4.5, set forth on Section 4.5 of the Company Disclosure Letter or set forth on Schedule 9.1(d)), and any other requests, inquiries, Legal Proceedings or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement (including by filing the applicable materials with FINRA within five (5) Business Days after the date hereof) and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. The Company acknowledges that certain information of Acquiror and Sponsor, in Acquiror’s sole discretion, is highly confidential. To the extent such information is requested by a Governmental Authority in connection with the transactions contemplated hereby, the Company shall cooperate with the Acquiror and Sponsor to seek an accommodation from the Governmental Authority, satisfactory to the Governmental Authority, to protect such confidential information from disclosure.

(e)            Each of the Company, on the one hand, and Acquiror, on the other, shall be responsible for and pay one-half of the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby.

Section 8.2            Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a)            Registration Statement and Prospectus.

(i)            As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) Acquiror shall prepare (with the Company’s reasonable and prompt cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Domesticated Acquiror Common Stock and Domesticated Acquiror Public Warrants to be issued in exchange for the issued and outstanding shares of Acquiror Class A Common Stock, Acquiror Public Warrants and Acquiror Units comprising such, respectively, in the Domestication, (B) the Domesticated Acquiror Private Placement Warrants to be issued in exchange for the issued and outstanding Acquiror Private Placement Warrants, in the Domestication (C) the shares of Domesticated Acquiror Common Stock underlying the Domesticated Acquiror Public Warrants and Domesticated Acquiror Private Placement Warrants, and (D) the shares of Domesticated Acquiror Common Stock that constitute the Securities Merger Consideration (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement/Registration Statement and other Offer Documents, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to promptly furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Shareholders in each case promptly, and in no event later than five (5) Business Days, after the Registration Statement is declared effective under the Securities Act (the “SEC Approval Date”).

(ii)            To the extent nor prohibited by Law, Acquiror shall advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. The Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. No filing of, or amendment or supplement to the Offer Documents will be made by Acquiror or the Company without the approval of Acquiror and the Company, respectively (each such approval not to be unreasonably withheld, conditioned or delayed). Acquiror will advise the Company, promptly after it receives notice thereof, of any request by the SEC for amendment of the Offer Documents or comments thereon and responses thereto or requests by the SEC for additional information and shall, as promptly as practicable after receipt thereof, supply the Company with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Offer Documents or the Transaction Proposals or any other matter. No response to any comments from the SEC or the staff of the SEC relating to the Offer Documents will be made by Acquiror without the prior consent of the Company, (such consent not to be unreasonably withheld, conditioned or delayed), and without providing the Company, as applicable, a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(iii)            Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv)            If at any time prior to the Domestication any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.

(b)            Acquiror Shareholder Approvals. Acquiror shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold an extraordinary general meeting of its shareholders (the “Acquiror Shareholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Section 710 of the NYSE Listing Rules, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (b) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors, recommend to its shareholders the (A) adoption and approval of this Agreement in accordance with the Acquiror’s Governing Documents, applicable Law and exchange rules and regulations, including approval of the Merger, (B) adoption and approval of the Domestication in accordance with the Acquiror’s Governing Documents, applicable Law and regulations, (C) amendment and restatement of Acquiror’s memorandum and articles of association to be replaced by the certificate of incorporation, in the form attached as Exhibit A to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company) (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement), including any separate or unbundled proposals as are required to implement the foregoing, (D) approval of the issuance of shares of Domesticated Acquiror Common Stock and Acquiror Units in connection with the Merger, PIPE Investment and A&R FPA, (E) approval of the adoption of the incentive equity plan (the “Incentive Plan”) in the form reasonably agreed to by the Parties and approved by the Board of Directors of the Acquiror prior to filing the Registration Statement (with such changes as may be agreed in writing by Acquiror and the Company), (F) election of directors effective as of the Closing as contemplated by Section 7.7(a), (G) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (H) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (I) adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (I), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Acquiror that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Acquiror described in the Recitals hereto, a “Modification in Recommendation”). Notwithstanding the foregoing, at any time prior to, but not after, obtaining the approval of Acquiror’s shareholders of any of the Transaction Proposals, solely in response to an Intervening Event, the Board of Directors of Acquiror may, subject to Acquiror’s Governing Documents, make a Modification in Recommendation if the Board of Directors of Acquiror shall have determined in good faith, after consultation with its outside legal counsel, that, in response to such Intervening Event, a failure to make a Modification in Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, that the Board of Directors of Acquiror will not be entitled to make, or agree or resolve to make, a Modification in Recommendation unless (A) Acquiror shall have delivered to the Company a written notice (a “Acquiror Intervening Event Notice”) advising the Company that the Acquiror Board proposes to take such action and containing the material facts underlying the Board of Directors of Acquiror’s determination that an Intervening Event has occurred (it being acknowledged that any Acquiror Intervening Event Notice shall not itself constitute a breach of this Agreement), (B) at or after 5:00 p.m., Eastern Time, on the fifth (5th) Business Day immediately following the day on which Acquiror delivered the Acquiror Intervening Event Notice (such period from the time the Acquiror Intervening Event Notice is provided until 5:00 p.m. Eastern Time on the fifth (5th) Business Day immediately following the day on which Acquiror delivered the Acquiror Intervening Event Notice (it being understood that any material change in the event, occurrence or fact underlying such Intervening Event shall require a new notice but with an additional two-Business Day (instead of five-Business Day) period from the date of such notice), the “Acquiror Intervening Event Notice Period”), Acquiror and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company during the Acquiror Intervening Event Notice Period to the terms and conditions of this Agreement as would enable Acquiror to proceed with the recommendation to the shareholders of Acquiror described in the Recitals hereto and not make such Modification in Recommendation, and (C) after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the Acquiror Intervening Event Notice Period, offered in writing, determines in good faith (after consultation with its outside legal counsel) that a failure to make a Modification in Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting, and to submit for the approval of its shareholders the Transaction Approvals, in each case, in accordance with this Agreement, shall not be affected by any Modification in Recommendation or by any intervening event or circumstance, including an Intervening Event, (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Transaction Proposals and (z) Acquiror agrees that if the Acquiror Shareholder Approvals shall not have been obtained at any such Acquiror Shareholders’ Meeting, then Acquiror shall promptly continue to use its reasonable best efforts to take actions, including the actions required by this Section 8.2(b), and hold additional Acquiror Shareholders’ Meetings in order to obtain the Acquiror Shareholder Approvals. Acquiror may only adjourn the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approvals, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting.

Section 8.3            Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable.

Section 8.4            Tax Matters.

(a)            All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement shall constitute Company Transaction Expenses.

(b)            The parties shall cooperate with each other and their respective counsel to document and support the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, including in the event the SEC requests or requires an opinion with respect to any discussion in a registration statement of the United States federal income Tax consequences of the Merger to the Company Stockholders. If such an opinion is requested or required by the SEC, it shall be provided by the Company’s tax advisor and each party shall execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor upon which such advisor shall be entitled to rely in rendering such tax opinion.

(c)            Each holder of unvested Company Capital Stock will file a valid and timely Section 83(b) election pursuant to Section 83(b) of the Code for any Domesticated Acquiror Common Stock received by such holder pursuant to Section 3.1(a)(ii).

Section 8.5            Cooperation; Consultation.

(a)            Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with the PIPE Investment, any Alternative PIPE Investment and any other financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (i) by providing such information and assistance as the other party may reasonably request, (ii) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors. Without limiting the foregoing, the Company will instruct the PCAOB Auditor to provide Acquiror and its Representatives reasonable access to all of the financial information used in the preparation of the Financial Statements and PCAOB Audited Financial Statements and reasonably cooperate with the preparation of financial statements or financial information for inclusion in the Registration Statement; provided that Acquiror and its Representatives execute any customary non-reliance or similar agreement reasonably requested by the PCAOB Auditor.

(b)            From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 11.12), until the Closing Date, each of Acquiror and the Company shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the other and each other’s financial advisors reasonably informed with respect to the transactions contemplated herein, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or Acquiror or their respective financial advisors with respect to such matters.

Section 8.6            No Solicitation.

(a)            During the Interim Period, the Company shall not, and shall cause its Subsidiaries not to, and shall direct its respective employees, agents, officers, directors, representatives and advisors (collectively, “Representatives”) not to, directly or indirectly: (i) solicit, initiate, participate in, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to or otherwise cooperate in any way with, any Person (other than Acquiror and its agents, representatives, advisors) concerning any merger, acquisition, consolidation, sale of ownership interests and/or material assets of the Company, recapitalization or similar transaction (each, a “Company Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Company Business Combination. In addition, the Company shall, and shall cause its Subsidiaries to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person (or provision of any non-public information to any parties) with respect to any Company Business Combination or potential Company Business Combination and terminate access of such Persons to any physical or virtual data room.

(b)            During the Interim Period, Acquiror and its Subsidiaries shall not, and shall direct their respective Representatives not to, directly or indirectly: (i) solicit, initiate, participate in, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to or otherwise cooperate in any way with, any Person (other than the Company and their respective Representatives) concerning any merger, acquisition, consolidation, purchase of ownership interests or assets of Acquiror, recapitalization or similar business combination transaction (each, an “Acquiror Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to an Acquiror Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding an Acquiror Business Combination. Acquiror and its Subsidiaries shall, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person (or provision of any non-public information to any parties) with respect to any Acquiror Business Combination or potential Acquiror Business Combination and terminate access of such Persons to any physical or virtual data room. Notwithstanding anything to the contrary, the foregoing shall not restrict Acquiror’s Affiliates (including Affiliates of Sponsor) in any way with respect to the pursuit of any transaction for such Affiliates’ investment vehicles other than Acquiror and its Subsidiaries.

(c)            The Company shall promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) notify Acquiror if it or, to its knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If the Company or its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Business Combination, such Person shall provide the other with a copy of such inquiry, proposal, offer or submission.

(d)            Acquiror shall promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) notify the Company if it or, to its knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to an Acquiror Business Combination (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If Acquiror or its Representatives receives an inquiry, proposal, offer or submission with respect to an Acquiror Business Combination such Person shall provide the other with a copy of such inquiry, proposal, offer or submission.

Section 8.7            Notification. During the Interim Period, if after the date hereof the Company or Acquiror becomes aware of any fact or condition arising after the date hereof that (a) for the Company constitutes a material breach of any representation or warranty made by the Company in Article IV or of any covenant that would cause the conditions set forth in Section 9.2(a) or Section 9.2(b), as applicable, not to be satisfied as of the Closing Date, or (b) for Acquiror constitutes a material breach of any representation or warranty made by Acquiror in Article V or of any covenant that would cause the conditions set forth in Section 9.3(a) or Section 9.3(b), as applicable, not to be satisfied as of the Closing Date, the Company or Acquiror, as applicable, will disclose in writing to the other such breach to the extent permitted by applicable Law.

Section 8.8            Indemnification; Directors’ and Officers’ Insurance.

(a)            Acquiror agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Company, as provided in a Company’s Governing Documents or otherwise in effect as of the date of this Agreement and set forth on Section 8.8 of the Company Disclosure Letter, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six (6) years, and (ii) the Company will perform and discharge all obligations to provide such indemnity and exculpation during such six (6) year period. To the maximum extent permitted by applicable Law, during such six (6) year period, the Acquiror shall, and shall cause its Subsidiaries (including, after the Closing, the Company) to, advance expenses in connection with such indemnification as provided in the Company’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Company’s Governing Documents shall not, during such six (6) year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors or officers of the Company (the “D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such D&O Person was a director or officer of the Company prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b)            None of Acquiror or the Company shall have any obligation under this Section 8.8 to any D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)            The Company shall purchase, at or prior to the Closing, and Acquiror shall cause the Company to maintain in effect for a period of six (6) years after the Closing Date, without lapses in coverage, a “tail” policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Company as of the date hereof (the “Company D&O Tail Policy”). Such Company D&O Tail Policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Company’s directors’ and officers’ liability insurance policies as of the date hereof.

(d)            Prior to the Effective Time, Acquiror shall purchase a prepaid “tail” policy (an “Acquiror D&O Tail Policy”) with respect to directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of Acquiror as of the date hereof, which Acquiror D&O Tail Policy shall be on the same or substantially similar terms agreed to for such tail policy by Acquiror in connection with its initial public offering. Acquiror will maintain such Acquiror D&O Tail Policy in full force and effect for a period of no less than six (6) years after the Closing Date and continue to honor its obligations thereunder.

(e)            If Acquiror, the Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Acquiror or the Company shall assume all of the obligations set forth in this Section 8.8 unless otherwise assumed by operation of Law.

(f)            The D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 8.8 are intended to be third-party beneficiaries of this Section 8.8. This Section 8.8 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Acquiror and the Company. The rights of each D&O Person hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Governing Documents of the Company, any other indemnification arrangement, any applicable Law or otherwise.

Section 8.9            Section 16 Matters. Prior to the Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Shares or acquisitions of Acquiror Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule B-3 promulgated under the Exchange Act.

ARTICLE IX
CONDITIONS TO OBLIGATIONS

Section 9.1            Conditions to Obligations of Acquiror, Merger Sub and the Company. The obligations of Acquiror, Merger Sub, and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by both of Acquiror and the Company:

(a)            The Acquiror Shareholder Approvals and the Company Stockholder Approval shall have been obtained;

(b)            Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the Acquiror Share Redemption;

(c)            The waiting period or periods under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated;

(d)            All consents, approvals, registrations, declarations and other filings of and with Governmental Authorities and the expiration of any applicable waiting periods, in each case, set forth on Schedule 9.1(d) shall have been obtained, filed or expired (as applicable) (collectively, “Regulatory Approvals”);

(e)            All consents and approvals of and with third parties set forth on Schedule 9.1(e) shall have been obtained or filed;

(f)            There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(g)            The Board of Acquiror has been expanded in size to accommodate the number of directors contemplated by Section 7.7 and the Persons designated pursuant to Section 7.7(a)(ii) shall have been approved by the Acquiror Shareholders or otherwise have been replaced with an alternative Person pursuant to Section 7.7(c) (in each case, with such appointments to take effect immediately following the Closing); and

(h)            The Registration Statement shall have been declared effective by the SEC and remain effective as of the Closing, with no stop order or similar order in effect with respect thereto.

Section 9.2            Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger and the transactions contemplated herein are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)            (i) The representations and warranties of the Company set forth in Section 4.1 (Company Organization), Section 4.2 (Subsidiaries) other than the last sentence thereof, Section 4.3 (Due Authorization), Section 4.6(a) (Capitalization of the Company)and Section 4.16 (Brokers’ Fees) shall be true and correct in all material respects as of the Closing Date (other than such representations and warranties that expressly relate to a specific date, which representations and warranties shall be true and correct in all material respects at and as of such date); and (ii) each of the representations and warranties of the Company set forth in Article IV other than those set forth above in Section 9.2(a)(i) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b)            Each of the Company and its Subsidiaries shall have performed or complied with in all material respects each of the covenants under this Agreement required to be performed by them at or prior to the Closing pursuant to the terms hereof;

(c)            No Company Material Adverse Effect shall have occurred since the date of this Agreement; and

(d)            The Company shall have delivered, or caused to be delivered, duly executed copies of those agreements and documents set forth in Section 2.4(a), Section 2.4(d)(ii) and Section 2.4(e).

Section 9.3            Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger and the transactions contemplated herein is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)            (i) The representations and warranties of the Acquiror set forth in Section 5.1 (Acquiror Organization), Section 5.2 (Due Authorization), Section 5.11 (Capitalization of Acquiror), and Section 5.12 (Brokers’ Fees) shall be true and correct in all material respects (other than such representations and warranties that expressly relates to a specific date, which representations and warranties shall be true and correct in all material respects at and as of such date); and (ii) each of the representations and warranties of the Acquiror set forth in Article V other than those set forth above shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have an Acquiror Material Adverse Effect;

(b)            Each of the Acquiror and its Subsidiaries shall have performed or complied with in all material respects each of the covenants under this Agreement required to be performed by them at or prior to the Closing pursuant to the terms hereof;

(c)            No Acquiror Material Adverse Effect shall have occurred since the date of this Agreement;

(d)            Acquiror shall have delivered, or caused to be delivered, duly executed copies of those agreements and documents set forth in Section 2.4(b) and Section 2.4(d)(i);

(e)            The Domesticated Acquiror Common Stock and Domesticated Acquiror Public Warrants, including the shares of Acquiror Common Stock issuable upon exercise of any Acquiror Warrants, and in connection with the Merger, the PIPE Investment, any Alternative PIPE Investment and the A&R FPA shall have been approved for listing on NYSE and Acquiror reasonably expects to satisfy, immediately following the Effective Time, all applicable initial and continuing listing requirements of the NYSE and Acquiror shall not have received any notice of non-compliance therewith; and

(f)            As of 12:01 a.m. (New York time) on the Closing Date, the sum of (i) the amount of cash available in the Trust Account after deducting the amount required to satisfy the Acquiror Share Redemption Amount (but prior to payment of any unpaid Acquiror Transaction Expenses and unpaid Company Transaction Expenses, as contemplated by Section 11.6), (ii) the PIPE Investment Amount actually received by Acquiror, and (iii) the proceeds actually received by Acquiror pursuant to the A&R FPA shall equal or exceed $208,500,000.

ARTICLE X
TERMINATION/EFFECTIVENESS

Section 10.1            Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)            by written consent of the Company and Acquiror;

(b)            by written notice of the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the transactions contemplated herein illegal or otherwise preventing or prohibiting consummation of the transactions contemplated herein; provided that neither Acquiror nor the Company shall have the right to terminate this Agreement pursuant to this Section 10.1(b) if (i) any action of such party or its Subsidiaries or failure of such party or its Subsidiaries to perform or comply with its obligations under this Agreement shall have caused such Law or injunction and (ii) such action or failure to perform constitutes a breach of this Agreement;

(c)            by written notice of the Company or Acquiror if the Acquiror Shareholder Approvals shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d)            at any time before the Company Stockholder Approval is obtained, by written notice of Acquiror if the Company has not obtained, and delivered to Acquiror, the Company Stockholder Approval by the requisite vote under the DGCL and the Company’s Organizational Documents within five (5) days following the SEC Approval Date;

(e)            by written notice of the Company or Acquiror if the Closing has not occurred on or before the date that is nine months after the date of this Agreement (the “Agreement End Date”); provided, however, that if the Acquiror Shareholder Approval is obtained prior to the Agreement End Date, the Agreement End Date shall be extended by thirty (30) days; provided, further, that this Agreement may not be terminated under this Section 10.1(e) by or on behalf of Acquiror or the Company if such party’s breach or violation (either directly or indirectly through its Affiliates) of any representation, warranty, covenant, agreement or obligation contained herein has been the proximate cause of the failure to consummate the transactions contemplated by this Agreement on or prior to the Agreement End Date.

(f)            by written notice to the Company from Acquiror if there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), provided, however, that Acquiror has not waived such Terminating Company Breach and any of Acquiror or Merger Sub are not then in breach of their representations, warranties, covenants or agreements in this Agreement such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing, except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Agreement End Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period;

(g)            by written notice to Acquiror from the Company if there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), provided, however, that the Company has not waived such Terminating Acquiror Breach and the Company is not then in breach of its representations, warranties, covenants or agreements in this Agreement such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing, except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Agreement End Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period;

(h)            by written notice of Acquiror if the Company shall have failed to deliver the PCAOB Audited Financial Statements to Acquiror within sixty (60) days after the execution of this Agreement; provided that Acquiror shall not be permitted to terminate this Agreement pursuant to this Section 10.1(h) after the Company delivers the PCAOB Audited Financial Statements; or

(i)            by written notice of Acquiror if the conditions set forth on Schedule 10.1(i) are satisfied; provided, that Acquiror shall not be permitted to terminate this Agreement pursuant to this Section 10.1(i) after the earlier to occur of: (i) 5:00 P.M. Eastern Time on the fifth (5th) Business Day following the date on which the Company delivers the PCAOB Audited Financial Statements to Acquiror; and (ii) the time of the initial filing of the Registration Statement with the SEC.

Section 10.2            Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE XI
MISCELLANEOUS

Section 11.1      Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in its final prospectus filed with the SEC (File No. 333-250947) (the “Prospectus”), substantially all of Acquiror’s assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of Acquiror, certain of its public shareholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its Taxes, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public shareholders; and (iii) if Acquiror holds a shareholder vote to amend Acquiror’s amended and restated memorandum and articles of association to modify (A) the substance or timing of the obligation to redeem 100% of the shares of Acquiror Common Stock if Acquiror fails to complete a Business Combination within the allotted time period or (B) any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity, then for the redemption of any shares of Acquiror Common Stock properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 11.2      Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3      Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a)          If to Acquiror or Merger Sub prior to the Closing, to:

Motive Capital Corp
7 World Trade Center
250 Greenwich St., FL 47
New York, NY 10006

Attention:	Blythe Masters

Email:	info@motivecapitalcorp.com

with copies to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

200 Park Ave

New York, NY 10166

Attention:	Shukie Grossman
Evan D’Amico

Email:	sgrossman@gibsondunn.com
edamico@gibsondunn.com

(b)            If to the Company prior to the Closing, or to Acquiror after the Effective Time, to:

Forge Global, Inc.
415 Mission Street, Suite 5500
San Francisco, CA, 94105

Attention:	Norbert Ngethe, General Counsel
Email:	norbert@forgeglobal.com

with copies to (which shall not constitute notice):

Goodwin Procter LLP
601 Marshall Street
Redwood City, CA 94063

Attention:	Dan Espinoza
Joshua L. Eisenson

Email:	despinoza@goodwinlaw.com
jeisenson@goodwinlaw.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4      Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5      Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except for (a) the provisions of Section 8.8 (which shall be for the benefit of the D&O Persons) and (b) the provisions of Section 11.18 (which shall be for the benefit of GDC and Goodwin).

Section 11.6      Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided that, if the Closing shall occur, Acquiror shall make, or cause to make, such payments contemplated in accordance with Section 2.4(c).

Section 11.7      Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.8      Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.9      Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10      Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (b) the Sponsor Support Agreement, (c) the A&R FPA, (d) the Subscription Agreements, and (e) the Mutual Confidentiality Agreement, dated as of November 12, 2020, between Acquiror and the Company (the “Confidentiality Agreement”), (f) the Employment Agreements, (g) the Registration Rights Agreement, (h) the Acquiror Charter, (i) the Acquiror Bylaws (j) the Stockholder Support Agreements (k) the Incentive Plan (clauses (b) through (k), collectively, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11      Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12      Publicity.

(a)            All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld, conditioned or delayed by any party; provided that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

(b)            The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any related filing shall be deemed not to violate this Section 11.12. Nothing contained herein shall prevent Acquiror and its respective Affiliates from disclosing customary or any other reasonable information concerning the transactions contemplated hereby to their investors and prospective investors, in each case, on a confidential basis, in connection with their and their Affiliates’ fund raising, marketing, informational or reporting activities.

Section 11.13      Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14      Jurisdiction; Waiver of Jury Trial.

(a)            Any proceeding or Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 11.14.

(b)            EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15      Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Legal Proceeding shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16      Non-Recourse. Except (x) as otherwise contemplated by Article XI and (y) in the case of claims against a Person in respect of such Person’s actual fraud:

(a)            Solely with respect to the Company, Acquiror and its Subsidiaries, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and its Subsidiaries as named parties hereto; and

(b)            Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, manager, partner, stockholder (including PIPE Investor), Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or its Subsidiaries and (ii) no past, present or future director, officer, employee, incorporator, member, manager, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or its Subsidiaries under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.17      Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 10.2, or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18      Conflicts and Privilege.

(a)            Acquiror and the Company, on behalf of their respective controlled Affiliates, equityholders, successors and assigns (including, after the Closing, Acquiror), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the shareholders or holders of other equity interests of Acquiror or the Sponsor, and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than Acquiror or any of its equityholders (other than the Sponsor)) (collectively, the “Motive Group”), on the one hand, and (y) Acquiror and/or any member of the Company Group (as defined below), on the other hand, any legal counsel, including Gibson, Dunn & Crutcher LLP (“GDC”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Motive Group, in such dispute even though the interests of such Persons may be directly adverse to Acquiror, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the Motive Group, on the one hand, and GDC, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Motive Group after the Closing, and shall not pass to or be claimed or controlled by Acquiror. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company.

(b)            Acquiror and the Company, on behalf of their respective Subsidiaries, successors and assigns (including, after the Closing, Acquiror), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than Acquiror) (collectively, the “Company Group”), on the one hand, and (y) Acquiror and/or any member of the Motive Group, on the other hand, any legal counsel, including Goodwin Procter LLP (“Goodwin”), that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to Acquiror, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror. Acquiror and the Company, on behalf of their respective successors and assigns further agree that, as to all legally privileged communications prior to the Closing between or among the Company and/or any member of the Company Group, on the one hand, and Goodwin, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by Acquiror. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of Acquiror.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

Motive Capital Corp

By:	/s/ Blythe Masters
Name:	Blythe Masters
Title:	Chief Executive Officer

FGI Merger Sub Inc.

By:	/s/ Blythe Masters
Name:	Blythe Masters
Title:	President

Forge Global, Inc.

By:	/s/ Kelly Rodriques
Name:	Kelly Rodriques
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

CERTIFICATE OF INCORPORATION

OF

[PUBCO]
(a Delaware corporation)

[ ], 2021

ARTICLE I

The name of the corporation is [PUBCO] (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is [251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808]. The name of its registered agent at such address is [Corporation Service Company].

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

ARTICLE IV

Capital Stock

The total number of shares of capital stock which the Corporation shall have authority to issue is [         ] Million (         ) of which (i) [        ] Million (        ) shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) [        ] Million (         ) shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Undesignated Preferred Stock”).

Except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock, the number of authorized shares of the class of Common Stock or Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the DGCL.

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

A. Common Stock

Subject to all the rights, powers and preferences of the Undesignated Preferred Stock and except as provided by law or in this Certificate of Incorporation (the “Certificate”) (or in any certificate of designations of any series of Undesignated Preferred Stock):

(a)           the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series of Undesignated Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL;

(b)           dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors of the Corporation (the “Board of Directors”) or any authorized committee thereof; and

(c)           upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

B. Undesignated Preferred Stock

The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Undesignated Preferred Stock, the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof. Except as otherwise provided by any certificate of designations of any series of Undesignated Preferred Stock then outstanding or by law, no holder of any series of Undesignated Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

2

ARTICLE V

Stockholder Action

1.           Action without Meeting. Except as may otherwise be provided by or pursuant to this Certificate (or any certificate of designations of any series of Undesignated Preferred Stock then outstanding) with respect to the holders of any series of Undesignated Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

2.           Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer or the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VI

Directors

1.           General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

2.           Election of Directors. Election of Directors need not be by written ballot unless the By-laws of the Corporation (the “By-laws”) shall so provide.

3.           Number of Directors; Term of Office. The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes. The initial Class I Directors of the Corporation shall be [         ], [         ] and [        ]; the initial Class II Directors of the Corporation shall be [           ], [          ] and [        ]; and the initial Class III Directors of the  Corporation shall be [          ], [        ] and [         ]. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders to be held following the initial effectiveness of this Certificate; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the initial effectiveness of this Certificate; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders to be held following the initial effectiveness of this Certificate. The mailing address of each person who is to serve initially as a director is c/o [PUBCO], [Address]. At each succeeding annual meeting of stockholders, beginning with the first annual meeting of stockholders following the initial effectiveness of this Certificate, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

3

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.

4.           Vacancies. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI, Section 3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5.           Removal. Subject to the rights, if any, of any series of Undesignated Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of not less than two thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of Directors. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

6.           Annual Meeting. The annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, either within or without the State of Delaware, on such date, and at such time as the Board shall fix.

4

ARTICLE VII

Limitation of Liability

1.           Limitation of Director Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

2.           Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, or the adoption of any provision of the Certificate inconsistent with this Article VII, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director at the time of such amendment, repeal or modification.

ARTICLE VIII

Amendment of By-Laws

1.           Amendment by Directors. Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

2.           Amendment by Stockholders. Except as otherwise provided therein, the By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE IX

Amendment of Certificate of Incorporation

If any provision of this Certificate becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate, and the court will replace such illegal, void or unenforceable provision of this Certificate with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Certificate shall be enforceable in accordance with its terms.

5

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate (including any designation of Undesignated Preferred Stock), and all rights conferred upon stockholders herein are granted subject to this reservation. Except as otherwise required by this Certificate (including any provision of any designation of Undesignated Preferred Stock that provides for a greater or lesser vote) or by law, whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article V, Article VI, Article VII, Article VIII, and Article IX of this Certificate.

ARTICLE X

Incorporator

The name and mailing address of the incorporator are as follows: [name and address].

[End of Text]

6

THIS CERTIFICATE OF INCORPORATION is executed as of this ____ day of , 2021.

[PUBCO]

By:
Name: [ ]
Title: Incorporator

[Signature Page to Closing Certificate of Incorporation]

Exhibit B

BY-LAWS

OF

[PUBCO]

(the “Corporation”)

ARTICLE I

Stockholders

SECTION 1.     Annual Meeting. The annual meeting of stockholders (any such meeting being referred to in these By-laws as an “Annual Meeting”) shall be held at the hour, date and place (if any) within or without the United States which is fixed by the Board of Directors of the Corporation (the “Board of Directors”), which time, date and place may subsequently be changed at any time by vote of the Board of Directors. The Board of Directors may, in its sole discretion, determine that any meeting of stockholders shall not be held at any geographic place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”) and subject to such procedures and guidelines as the Board of Directors may adopt. If no Annual Meeting has been held for a period of thirteen (13) months after the Corporation’s last Annual Meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of these By-laws or otherwise, all the force and effect of an Annual Meeting. Any and all references hereafter in these By-laws to an Annual Meeting or Annual Meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.

SECTION 2.     Notice of Stockholder Business and Nominations.

(a)           Annual Meetings of Stockholders.

(1)           Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be brought before an Annual Meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in these By-laws, who is entitled to vote at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in these By-laws as to such nomination or business. For the avoidance of doubt, the foregoing clause (ii) shall be the exclusive means for a stockholder to bring nominations or business properly before an Annual Meeting (other than matters properly brought under Rule 14a-8 (or any successor rule) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and such stockholder must comply with the notice and other procedures set forth in Article I, Section 2(a)(2) and (3) of these By-laws to bring such nominations or business properly before an Annual Meeting. In addition to the other requirements set forth in these By-laws, for any proposal of business to be considered at an Annual Meeting, it must be a proper subject for action by stockholders of the Corporation under Delaware law.

(2)           For nominations or other business to be properly brought before an Annual Meeting by a stockholder pursuant to clause (ii) of Article I, Section 2(a)(1) of these By-laws, the stockholder must (i) have given Timely Notice (as defined below) thereof in writing to the Secretary of the Corporation, (ii) have provided any updates or supplements to such notice at the times and in the forms required by these By-laws and (iii) together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by these By-laws. To be timely, a stockholder’s written notice shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year’s Annual Meeting; provided, however, that in the event the Annual Meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no Annual Meeting were held in the preceding year, notice by the stockholder to be timely must be received by the Secretary of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”). Notwithstanding anything to the contrary provided herein, for the first Annual Meeting following the adoption of these By-Laws, a stockholder’s notice shall be timely if received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such Annual Meeting is first made or sent by the Corporation. Such stockholder’s Timely Notice shall set forth:

(A)           as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of the Corporation that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (v) a description of all arrangements or understandings between or among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or concerning the nominee’s potential service on the Board of Directors, (vi) a written statement executed by the nominee acknowledging that as a director of the corporation, the nominee will owe fiduciary duties under Delaware law with respect to the Corporation and its stockholders, and (vii) all information relating to such person that the Corporation may reasonably request regarding to determine the eligibility of such person to serve as a director of the Corporation, including information relevant to a determination whether such person can be considered an independent director, and any other information that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected for the full term for which such person is standing for election);

2

(B)           as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text, if any, of any resolutions or By-law amendment proposed for adoption, and any material interest in such business of each Proposing Person (as defined below);

(C)           (i) the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any) and (ii) as to each Proposing Person, the following information: (a) the class or series and number of all shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future, (b) all Synthetic Equity Interests (as defined below) in which such Proposing Person or any of its affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (x) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such Proposing Person, (y) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares and (z) whether or not such Proposing Person and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, (d) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, and (e) any performance-related fees (other than an asset based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Interests (the disclosures to be made pursuant to the foregoing clauses (a) through (e) are referred to, collectively, as “Material Ownership Interests”) and (iii) a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation;

3

(D)           (i) a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Persons and any other person (including with any proposed nominee(s)), pertaining to the nomination(s), or other business proposed to be brought before the meeting of stockholders (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (ii) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and

(E)           a statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the proposal or, in the case of a nomination or nominations, at least the percentage of voting power of all of the shares of capital stock of the Corporation reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder (such statement, the “Solicitation Statement”).

For purposes of this Article I of these By-laws, the term “Proposing Person” shall mean the following persons: (i) the stockholder of record providing the notice of nominations or business proposed to be brought before a stockholders’ meeting, and (ii) the beneficial owner(s), if different, on whose behalf the nominations or business proposed to be brought before a stockholders’ meeting is made. For purposes of this Section 2 of Article I of these By-laws, the term “Synthetic Equity Interest” shall mean any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly: (a) give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of capital stock of the Corporation.

4

(3)         A stockholder providing Timely Notice of nominations or business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information (including, without limitation, the Material Ownership Interests information) provided or required to be provided in such notice pursuant to these By-laws shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to such Annual Meeting, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth (5th) business day after the record date for the Annual Meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth (8th) business day prior to the date of the Annual Meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting).

(4)         Notwithstanding anything in the second sentence of Article I, Section 2(a)(2) of these By-laws to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with the second sentence of Article I, Section 2(a)(2), a stockholder’s notice required by these By-laws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b)         General.

(1)         Only such persons who are nominated in accordance with the provisions of these By-laws shall be eligible for election and to serve as directors and only such business shall be conducted at an Annual Meeting as shall have been brought before the meeting in accordance with the provisions of these By-laws or in accordance with Rule 14a-8 under the Exchange Act. The Board of Directors or a designated committee thereof shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the provisions of these By-laws. If neither the Board of Directors nor such designated committee makes a determination as to whether any stockholder proposal or nomination was made in accordance with the provisions of these By-laws, the presiding officer of the Annual Meeting shall have the power and duty to determine whether the stockholder proposal or nomination was made in accordance with the provisions of these By-laws. If the Board of Directors or a designated committee thereof or the presiding officer, as applicable, determines that any stockholder proposal or nomination was not made in accordance with the provisions of these By-laws, such proposal or nomination shall be disregarded and shall not be presented for action at the Annual Meeting. The number of nominees a stockholder may nominate for election at the Annual Meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of the beneficial owner) shall not exceed the number of directors to be elected at such Annual Meeting.

(2)         Except as otherwise required by law, nothing in this Article I, Section 2 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for director or any other matter of business submitted by a stockholder.

5

(3)          Notwithstanding the foregoing provisions of this Article I, Section 2, if the nominating or proposing stockholder (or a qualified representative of the stockholder) does not appear at the Annual Meeting to present a nomination or any business, such nomination or business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Article I, Section 2, to be considered a qualified representative of the proposing stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the presiding officer at the meeting of stockholders.

(4)         For purposes of these By-laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(5)         Notwithstanding the foregoing provisions of these By-laws, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these By-laws. Nothing in these By-laws shall be deemed to affect any rights of (i) stockholders to have proposals included in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor rule), as applicable, under the Exchange Act and, to the extent required by such rule, have such proposals considered and voted on at an Annual Meeting or (ii) the holders of any series of Undesignated Preferred Stock to elect directors under specified circumstances.

(c)         Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article I, Section 2.

SECTION 3.     Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer or the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Nominations of persons for election to the Board of Directors and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders unless such special meeting is held in lieu of an annual meeting of stockholders in accordance with Article I, Section 1 of these By-laws, in which case such special meeting in lieu thereof shall be deemed an Annual Meeting for purposes of these By-laws and the provisions of Article I, Section 2 of these By-laws shall govern such special meeting.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article I, Section 3.

6

SECTION 4.     Notice of Meetings; Adjournments.

(a)         A notice of each Annual Meeting stating the hour, date and place, if any, of such Annual Meeting and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given not less than ten (10) days nor more than sixty (60) days before the Annual Meeting, to each stockholder entitled to vote thereat by delivering such notice to such stockholder or by mailing it, postage prepaid, addressed to such stockholder at the address of such stockholder as it appears on the Corporation’s stock transfer books. Without limiting the manner by which notice may otherwise be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law (“DGCL”).

(b)         Unless otherwise required by the DGCL, notice of all special meetings of stockholders shall be given in the same manner as provided for Annual Meetings, except that the notice of all special meetings shall state the purpose or purposes for which the meeting has been called.

(c)         Notice of an Annual Meeting or special meeting of stockholders need not be given to a stockholder if a waiver of notice is executed, or waiver of notice by electronic transmission is provided, before or after such meeting by such stockholder or if such stockholder attends such meeting, unless such attendance is for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

(d)         The Board of Directors may postpone and reschedule any previously scheduled Annual Meeting or special meeting of stockholders and any record date with respect thereto, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to Section 2 of this Article I of these By-laws or otherwise. In no event shall the public announcement of an adjournment, postponement or rescheduling of any previously scheduled meeting of stockholders commence a new time period for the giving of a stockholder’s notice under this Article I of these By-laws.

(e)         When any meeting is convened, the presiding officer may adjourn the meeting if (i) no quorum is present for the transaction of business, (ii) the Board of Directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information which the Board of Directors determines has not been made sufficiently or timely available to stockholders, or (iii) the Board of Directors determines that adjournment is otherwise in the best interests of the Corporation. When any Annual Meeting or special meeting of stockholders is adjourned to another hour, date or place, notice need not be given of the adjourned meeting other than an announcement at the meeting at which the adjournment is taken of the hour, date and place, if any, to which the meeting is adjourned and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting; provided, however, that if the adjournment is for more than thirty (30) days from the meeting date, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting shall be given to each stockholder of record entitled to vote thereat and each stockholder who, by law or under the Certificate of Incorporation of the Corporation (as the same may hereafter be amended and/or restated, the “Certificate”) or these By-laws, is entitled to such notice.

7

SECTION 5.     Quorum. Except as otherwise provided herein, by applicable law, or by the Certificate (including any designation of Undesignated Preferred Stock), a majority of the outstanding shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the issued and outstanding shares of such class or series or classes or series, present in person or by remote communication, if applicable or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise required by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange. If less than a quorum is present at a meeting, the holders of voting stock representing a majority of the voting power present at the meeting or the presiding officer may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in Section 4 of this Article I. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting. Subject to applicable law, if a quorum initially is present at any meeting of stockholders, the stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, but if a quorum is not present at least initially, no business other than adjournment may be transacted.

SECTION 6.     Voting and Proxies. Stockholders shall have one vote for each share of stock entitled to vote owned by them of record according to the stock ledger of the Corporation as of the record date, unless otherwise provided by law or by the Certificate. Stockholders may vote either (i) in person, (ii) by written proxy or (iii) by a transmission permitted by Section 212(c) of the DGCL. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission permitted by Section 212(c) of the DGCL may be substituted for or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. Proxies shall be filed in accordance with the procedures established for the meeting of stockholders. Except as otherwise limited therein or as otherwise provided by law, proxies authorizing a person to vote at a specific meeting shall entitle the persons authorized thereby to vote at any adjournment of such meeting, but they shall not be valid after final adjournment of such meeting. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by or on behalf of any one of them unless at or prior to the exercise of the proxy the Corporation receives a specific written notice to the contrary from any one of them.

SECTION 7.     Action at Meeting. When a quorum is present at any meeting of stockholders, any matter before any such meeting (other than an election of a director or directors) shall be decided by a majority of the votes properly cast for and against such matter, except where a larger vote is required by law, by the Certificate or by these By-laws. Any election of directors by stockholders shall be determined by a plurality of the votes properly cast on the election of directors.

8

SECTION 8.     Stockholder Lists. The Secretary or an Assistant Secretary (or the Corporation’s transfer agent or other person authorized by these By-laws or by law) shall prepare and make, at least ten (10) days before every Annual Meeting or special meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder; provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date. Such list shall be open to the examination of any stockholder, for a period of at least ten (10) days prior to the meeting as provided in the manner, and subject to the terms, set forth in Section 219 of the DGCL (or any successor provision). The list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law. In the event the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.

SECTION 9.     Presiding Officer. The Board of Directors shall designate a representative to preside over all Annual Meetings or special meetings of stockholders, provided that if the Board of Directors does not so designate such a presiding officer, then the Chairman of the Board, if one is elected, shall preside over such meetings. If the Board of Directors does not so designate such a presiding officer and there is no Chairman of the Board or the Chairman of the Board is unable to so preside or is absent, then the Chief Executive Officer, if one is elected, shall preside over such meetings, provided further that if there is no Chief Executive Officer or the Chief Executive Officer is unable to so preside or is absent, then the President shall preside over such meetings. The presiding officer at any Annual Meeting or special meeting of stockholders shall have the power, among other things, to adjourn such meeting at any time and from time to time, subject to Sections 4 and 5 of this Article I. The order of business and all other matters of procedure at any meeting of the stockholders shall be determined by the presiding officer. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. The Board of Directors may adopt such rules and regulations for the conduct of any meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the presiding officer shall have the authority to adopt and enforce such rules and regulations for the conduct of any meeting of stockholders and the safety of those in attendance as, in the judgment of the presiding officer, are necessary, appropriate or convenient for the conduct of the meeting. Rules and regulations for the conduct of meetings of stockholders, whether adopted by the Board of Directors or by the presiding officer, may include, without limitation, establishing: (i) an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies and such other persons as the chairman of the meeting shall permit; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) limitations on the time allotted for consideration of each agenda item and for questions and comments by participants; (vi) regulations for the opening and closing of the polls for balloting and matters which are to be voted on by ballot (if any); and (vii) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting.

9

SECTION 10.   Inspectors of Elections. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer shall appoint one or more inspectors to act at the meeting. Any inspector may, but need not, be an officer, employee or agent of the Corporation. No director or nominee for the office of director at an election shall be appointed as an inspector at such election. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall perform such duties as are required by the DGCL, including the counting of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. The presiding officer may review all determinations made by the inspectors, and in so doing the presiding officer shall be entitled to exercise his or her sole judgment and discretion and he or she shall not be bound by any determinations made by the inspectors. All determinations by the inspectors and, if applicable, the presiding officer, shall be subject to further review by any court of competent jurisdiction.

SECTION 11.  Information in Writing. Whenever this Article I, requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), the Corporation shall not be required to accept deliver of such document or information unless the document or information is in writing exclusively (and not in an electronic transmission) and delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested.

ARTICLE II

Directors

SECTION 1.     Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided by the Certificate or required by law.

SECTION 2.     Number and Terms. The number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The directors shall hold office in the manner provided in the Certificate.

SECTION 3.     Qualification. No director need be a stockholder of the Corporation.

SECTION 4.     Vacancies. Vacancies in the Board of Directors shall be filled in the manner provided in the Certificate.

SECTION 5.     Removal. Directors may be removed from office only in the manner provided in the Certificate.

10

SECTION 6.     Resignation. A director may resign at any time by electronic transmission or by giving written notice to the Chairman of the Board, if one is elected, the President or the Secretary. A resignation shall be effective upon receipt, unless the resignation otherwise provides.

SECTION 7.     Regular Meetings. Regular and annual meetings of the Board of Directors may be held at such hour, date and place as the Board of Directors may by resolution from time to time determine and publicize by means of reasonable notice given to any director who is not present at the meeting at which such resolution is adopted.

SECTION 8.     Special Meetings. Special meetings of the Board of Directors may be called, orally or in writing, by or at the request of a majority of the directors then in office, the Chairman of the Board, if one is elected, or the President. The person calling any such special meeting of the Board of Directors may fix the hour, date and place thereof.

SECTION 9.     Notice of Meetings. Notice of the hour, date and place of all special meetings of the Board of Directors shall be given to each director by the Secretary or an Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the Chairman of the Board, if one is elected, or the President or such other officer designated by the Chairman of the Board, if one is elected, or the President. Notice of any special meeting of the Board of Directors shall be given to each director in person, by telephone, or by facsimile, electronic mail or other form of electronic communication, sent to his or her business or home address, at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to his or her business or home address, at least forty-eight (48) hours in advance of the meeting. Such notice shall be deemed to be delivered when hand-delivered to such address, read to such director by telephone, deposited in the mail so addressed, with postage thereon prepaid if mailed, dispatched or transmitted if sent by facsimile transmission or by electronic mail or other form of electronic communications. A written waiver of notice signed or electronically transmitted before or after a meeting by a director and filed with the records of the meeting shall be deemed to be equivalent to notice of the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because such meeting is not lawfully called or convened. Except as otherwise required by law, by the Certificate or by these By-laws, neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

SECTION 10.   Quorum. At any meeting of the Board of Directors, a majority of the total number of authorized directors shall constitute a quorum for the transaction of business, but if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice. Any business which might have been transacted at the meeting as originally noticed may be transacted at such adjourned meeting at which a quorum is present. For purposes of this section, the total number of directors includes any unfilled vacancies on the Board of Directors.

SECTION 11.  Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of the directors present shall constitute action by the Board of Directors, unless otherwise required by law, by the Certificate or by these By-laws.

11

SECTION 12.   Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the records of the meetings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such consent shall be treated as a resolution of the Board of Directors for all purposes. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action shall be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.

SECTION 13.   Manner of Participation. Directors may participate in meetings of the Board of Directors by means of conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting for purposes of these By-laws.

SECTION 14.   Presiding Director. The Board of Directors shall designate a representative to preside over all meetings of the Board of Directors, provided that if the Board of Directors does not so designate such a presiding director or such designated presiding director is unable to so preside or is absent, then the Chairman of the Board, if one is elected, shall preside over all meetings of the Board of Directors. If both the designated presiding director, if one is so designated, and the Chairman of the Board, if one is elected, are unable to preside or are absent, the Board of Directors shall designate an alternate representative to preside over a meeting of the Board of Directors.

SECTION 15.   Committees. The Board of Directors, by vote of a majority of the directors then in office, may elect one or more committees, including, without limitation, a Compensation Committee, a Nominating & Corporate Governance Committee and an Audit Committee, and may delegate thereto some or all of its powers except those which by law, by the Certificate or by these By-laws may not be delegated. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board and subject to the provisions of the DGCL, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these By-laws for the Board of Directors. All members of such committees shall hold such offices at the pleasure of the Board of Directors. The Board of Directors may abolish any such committee at any time. Any committee to which the Board of Directors delegates any of its powers or duties shall keep records of its meetings and shall report its action to the Board of Directors.

12

SECTION 16.   Compensation of Directors. Directors shall receive such compensation for their services as shall be determined by a majority of the Board of Directors, or a designated committee thereof, provided that directors who are serving the Corporation as employees and who receive compensation for their services as such, shall not receive any salary or other compensation for their services as directors of the Corporation.

ARTICLE III

Officers

SECTION 1.     Enumeration. The officers of the Corporation shall consist of a President, a Treasurer, a Secretary and such other officers, including, without limitation, a Chairman of the Board of Directors, a Chief Executive Officer and one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine.

SECTION 2.     Election. At the regular annual meeting of the Board of Directors following the Annual Meeting, the Board of Directors shall elect the President, the Treasurer and the Secretary. Other officers may be elected by the Board of Directors at such regular annual meeting of the Board of Directors or at any other regular or special meeting.

SECTION 3.     Qualification. No officer need be a stockholder or a director. Any person may occupy more than one office of the Corporation at any time.

SECTION 4.     Tenure. Except as otherwise provided by the Certificate or by these By-laws, each of the officers of the Corporation shall hold office until the regular annual meeting of the Board of Directors following the next Annual Meeting and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

SECTION 5.     Resignation. Any officer may resign by delivering his or her written or electronically transmitted resignation to the Corporation addressed to the President or the Secretary, and such resignation shall be effective upon receipt, unless the resignation otherwise provides.

SECTION 6.     Removal. Except as otherwise provided by law or by resolution of the Board of Directors, the Board of Directors may remove any officer with or without cause by the affirmative vote of a majority of the directors then in office.

SECTION 7.     Absence or Disability. In the event of the absence or disability of any officer, the Board of Directors may designate another officer to act temporarily in place of such absent or disabled officer.

SECTION 8.     Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.

13

SECTION 9.     President. The President shall, subject to the direction of the Board of Directors, have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 10.   Chairman of the Board. The Board of Directors may appoint from its members a Chairman of the Board of Directors. The Board of Directors may determine whether the Chair of the Board of Directors is an executive Chair or non-executive Chair. Unless otherwise determined by the Board of Directors, an executive Chair shall be deemed to be an officer of the Corporation. The Board of Directors may at any time and for any reason designate another director to serve as Chair of the Board of Directors and may determine whether any Chair of the Board of Directors shall be or cease to be an executive Chair. The Chairman of the Board, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 11.   Chief Executive Officer. The Chief Executive Officer, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 12.   Vice Presidents and Assistant Vice Presidents. Any Vice President (including any Executive Vice President or Senior Vice President) and any Assistant Vice President shall have such powers and shall perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 13.   Treasurer and Assistant Treasurers. The Treasurer shall, subject to the direction of the Board of Directors and except as the Board of Directors or the Chief Executive Officer may otherwise provide, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer shall have custody of all funds, securities, and valuable documents of the Corporation. He or she shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 14.   Secretary and Assistant Secretaries. The Secretary shall record all the proceedings of the meetings of the stockholders and the Board of Directors (including committees of the Board of Directors) in books kept for that purpose. In his or her absence from any such meeting, a temporary secretary chosen at the meeting shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation). The Secretary shall have custody of the seal of the Corporation, and the Secretary, or an Assistant Secretary shall have authority to affix it to any instrument requiring it, and, when so affixed, the seal may be attested by his or her signature or that of an Assistant Secretary. The Secretary shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. In the absence of the Secretary, any Assistant Secretary may perform his or her duties and responsibilities. Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

14

SECTION 15.   Other Powers and Duties. Subject to these By-laws and to such limitations as the Board of Directors may from time to time prescribe, the officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Board of Directors or the Chief Executive Officer.

ARTICLE IV

Capital Stock

SECTION 1.     Certificates of Stock. Each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. Such certificate shall be signed by any two authorized officers of the Corporation. The Corporation seal and the signatures by the Corporation’s officers, the transfer agent or the registrar may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. Notwithstanding anything to the contrary provided in these By-laws, the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares (except that the foregoing shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation), and by the approval and adoption of these By-laws the Board of Directors has determined that all classes or series of the Corporation’s stock may be uncertificated, whether upon original issuance, re-issuance, or subsequent transfer.

SECTION 2.     Transfers. Subject to any restrictions on transfer and unless otherwise provided by the Board of Directors, shares of stock that are represented by a certificate may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate theretofore properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require. Shares of stock that are not represented by a certificate may be transferred on the books of the Corporation by submitting to the Corporation or its transfer agent such evidence of transfer and following such other procedures as the Corporation or its transfer agent may require.

SECTION 3.     Record Holders. Except as may otherwise be required by law, by the Certificate or by these By-laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-laws.

15

SECTION 4.     Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of determination of stockholders entitled to vote at any meeting of stockholders, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and (b) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

SECTION 5.     Replacement of Certificates. In case of the alleged loss, destruction or mutilation of a certificate of stock of the Corporation, a duplicate certificate may be issued in place thereof, upon such terms as the Board of Directors may prescribe.

SECTION 6.     Lock-Up.

(a)      Subject to Section 6(b) of this Article IV, the holders (the “Lock-up Holders”) of common stock of the Corporation, par value of $0.0001 per share (“Common Stock”) issued (i) as consideration pursuant to the merger of Forge Global, Inc., a Delaware corporation (“Forge Global”), with and into FGI Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Corporation (the “Forge Transaction”), pursuant to that certain Merger Agreement, dated as of September 13, 2021 (the “Merger Agreement”) or (ii) upon the issuance, settlement or exercise of warrants, stock options, restricted stock units or other equity awards issued pursuant to the Merger Agreement to holders of warrants, stock options, restricted stock units or other equity awards of Forge Global that were issued and outstanding as of immediately prior to the closing of the Forge Transaction (such shares, the “Forge Equity Award Shares”), may not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(b)     Notwithstanding the provisions set forth in Section 6(a) of this Article IV, the Lock-up Holders or their respective Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (i) to the Corporation’s officers or directors, (ii) any family members of the Corporation’s officers or directors, (iii) any direct or indirect partners, members or equity holders of such Lock-up Holders or their Permitted Transferees, or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates, or (iv) any other Lock-up Holders or their Permitted Transferees or any direct or indirect partners, members or equity holders of such other Lock-up Holders or their Permitted Transferees, any affiliates of such other Lock-up Holders or their Permitted Transferees or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates, (v) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization, (vi) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, (vii) in the case of an individual, pursuant to a qualified domestic relations order, (viii) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust, (ix) to the partners, members or equity holders of such Lock-up Holders or their Permitted Transferees by virtue of such Lock-up Holder’s or their Permitted Transferees’ organizational documents, as amended, upon dissolution of such Lock-up Holders or their Permitted Transferees, (x) to the Corporation, or (xi) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board of Directors or a duly authorized committee thereof or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the closing date of the Forge Transaction.

16

(c)      Notwithstanding the other provisions set forth in this Section 6 of this Article IV, the Board of Directors may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth herein.

(d)      For purposes of this Section 6 of this Article IV:

(i)       the term “Lock-up Period” means the period beginning on the closing date of the Forge Transaction and ending on the day that is 180 days after the closing date of the Forge Transaction;

(ii)     the term “Lock-up Shares” means the shares of Common Stock held by the Lock-up Holders immediately following the closing of the Forge Transaction (other than shares of Common Stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of Common Stock occurs on or after the closing of the Forge Transaction) and the Forge Equity Award Shares; provided, that, for clarity, shares of Common Stock issued in connection with the Domestication (as defined in the Merger Agreement)) or the PIPE Investment (as defined in the Merger Agreement) shall not constitute Lock-up Shares;

(iii)    the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to transfer such shares of common stock prior to the expiration of the Lock-up Period pursuant to Section 6(b) of this Article IV; and

(iv)     the term “Transfer” means the (A) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

17

ARTICLE V

Indemnification

SECTION 7.     Definitions. For purposes of this Article:

(a)           “Corporate Status” describes the status of a person who is serving or has served (i) as a Director of the Corporation, (ii) as an Officer of the Corporation, (iii) as a Non-Officer Employee of the Corporation, or (iv) as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity which such person is or was serving at the request of the Corporation. For purposes of this Section 1(a), a Director, Officer or Non-Officer Employee of the Corporation who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, “Corporate Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation;

(b)           “Director” means any person who serves or has served the Corporation as a director on the Board of Directors; including, for the avoidance of doubt, any person who has served as a director of Motive Capital Corp., a Delaware corporation;

(c)           “Disinterested Director” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;

(d)           “Expenses” means all reasonable, documented and out-of-pocket attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;

(e)           “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;

(f)            “Non-Officer Employee” means any person who serves or has served as an employee or agent of the Corporation, but who is not or was not a Director or Officer;

(g)           “Officer” means any person who serves or has served the Corporation as an officer of the Corporation appointed by the Board of Directors, including, for the avoidance of doubt, any person who has served as an officer of Motive Corp., a Delaware corporation;

18

(h)          “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and

(i)            “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, trust or other entity of which the Corporation owns (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) fifty percent (50%) or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity, or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.

SECTION 8.     Indemnification of Directors and Officers.

(a)            Subject to the operation of Section 4 of this Article V of these By-laws, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the extent authorized in this Section 2.

(1)            Actions, Suits and Proceedings Other than By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the Corporation), which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(2)            Actions, Suits and Proceedings By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Corporation, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made under this Section 2(a)(2) in respect of any claim, issue or matter as to which such Director or Officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless, and only to the extent that, the Court of Chancery or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.

19

(3)            Survival of Rights. The rights of indemnification provided by this Section 2 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

(4)            Actions by Directors or Officers. Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding (including any parts of such Proceeding not initiated by such Director or Officer) was authorized in advance by the Board of Directors, unless such Proceeding was brought to enforce such Officer’s or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses under these By-laws in accordance with the provisions set forth herein.

SECTION 9.     Indemnification of Non-Officer Employees. Subject to the operation of Section 4 of this Article V of these By-laws, each Non-Officer Employee may, in the discretion of the Board of Directors, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses and Liabilities that are incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee’s Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 3 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized in advance by the Board of Directors.

SECTION 10.   Indemnification for a Successful Defense. To the extent required by Section 145(c)(1) of the DGCL, a current or former Director or officer (as such term is defined in the final sentence of Section 145(c)(1) of the DGCL) of the corporation who has been successful on the merits or otherwise in defense of any Proceeding or in defense of any claim, issue, or matter therein, shall be indemnified under this Section 10 against Expenses (including attorney’s fees) actually and reasonably incurred by such person in connection with such defense. Indemnification under this Section 10 shall not be subject to satisfaction of a standard of conduct, and the Corporation may not assert the failure to satisfy a standard of conduct as a basis to deny indemnification or recover amounts advanced; provided, however, that any person who is not a current or former Director or officer (as such term is defined in the final sentence of Section 145(c)(1) of the DGCL) shall be entitled to indemnification under Section 8(a)(1) and Section 8(a)(2) only if such Director or officer has satisfied the standard of conduct required for indemnification under Section 145(a) or Section 145(b) of the DGCL.

20

SECTION 11.   Determination. Unless ordered by a court or otherwise required by the DGCL, no indemnification shall be provided pursuant to this Article V to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made, as selected by the Board of Directors (except with respect to clause (e) of this Section 10) by: (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion, (d) by the stockholders of the Corporation; or (e) in the event that a change of control (as defined below) has occurred, by independent legal counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the Director, Officer, or Non-Officer Employee seeking indemnification. For purposes of this Section 10, a “change of control” will be deemed to have occurred if, with respect to any particular 24-month period, the individuals who, at the beginning of such 24-month period, constituted the Board of Directors (the “incumbent board”), cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the beginning of such 24-month period whose election, or nomination for election by the stockholders of the Corporation, was approved by a vote of at least a majority of the directors then comprising the incumbent board shall be considered as though such individual were a member of the incumbent board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors.

SECTION 12.   Advancement of Expenses to Directors Prior to Final Disposition.

(a)            The Corporation shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding in which such Director is involved by reason of such Director’s Corporate Status within thirty (30) days after the receipt by the Corporation of a written statement from such Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Director and shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Corporation shall advance all Expenses incurred by or on behalf of any Director seeking advancement of expenses hereunder in connection with a Proceeding initiated by such Director only if such Proceeding (including any parts of such Proceeding not initiated by such Director) was (i) authorized by the Board of Directors, or (ii) brought to enforce such Director’s rights to indemnification or advancement of Expenses under these By-laws.

21

(b)           If a claim for advancement of Expenses hereunder by a Director is not paid in full by the Corporation within thirty (30) days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, such Director shall also be entitled to be paid the expenses of prosecuting or defending such suit. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article V shall not be a defense to an action brought by a Director for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director is not entitled to an advancement of expenses shall be on the Corporation.

(c)           In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 13.   Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition.

(a)           The Corporation may, at the discretion of the Board of Directors, advance any or all Expenses incurred by or on behalf of any Officer or any Non-Officer Employee in connection with any Proceeding in which such person is involved by reason of his or her Corporate Status as an Officer or Non-Officer Employee upon the receipt by the Corporation of a statement or statements from such Officer or Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer or Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any Expenses so advanced if it shall ultimately be determined that such Officer or Non-Officer Employee is not entitled to be indemnified against such Expenses.

(b)           In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Officer or Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 14.   Contractual Nature of Rights.

(a)            The provisions of this Article V shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article V is in effect, in consideration of such person’s past or current and any future performance of services for the Corporation. Neither amendment, repeal or modification of any provision of this Article V nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article V shall eliminate or reduce any right conferred by this Article V in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article V shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person.

22

(b)           If a claim for indemnification (following final disposition of such Proceeding) or advancement of Expenses hereunder by a Director or Officer is not paid in full by the Corporation within sixty (60) days after receipt by the Corporation of a written claim for indemnification or advancement of Expenses, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, pursuant to the terms of an undertaking, such Director or Officer shall also be entitled to be paid the expenses of prosecuting or defending such suit. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification under this Article V shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification or advancement of Expenses shall be on the Corporation.

(c)           In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 15.  Non-Exclusivity of Rights. The rights to indemnification and to advancement of Expenses set forth in this Article V shall not be exclusive of any other right which any Director, Officer, or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise.

SECTION 16.   Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or Non-Officer Employee, or arising out of any such person’s Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article V.

SECTION 17.   Other Indemnification. Subject to any other right which any Director, Officer or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise to the contrary, the Corporation’s obligation, if any, to indemnify or provide advancement of Expenses to any person under this Article V as a result of such person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or enterprise (the “Primary Indemnitor”). Subject to any other right which any Director, Officer or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise to the contrary, any indemnification or advancement of Expenses under this Article V owed by the Corporation as a result of a person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall only be in excess of, and shall be secondary to, the indemnification or advancement of Expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies.

23

ARTICLE VI

Miscellaneous Provisions

SECTION 1.          Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

SECTION 2.           Seal. The Board of Directors shall have power to adopt and alter the seal of the Corporation.

SECTION 3.           Execution of Instruments. All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without director action may be executed on behalf of the Corporation by the Chairman of the Board, if one is elected, the President or the Treasurer or any other officer, employee or agent of the Corporation as the Board of Directors may authorize.

SECTION 4.           Voting of Securities. Unless the Board of Directors otherwise provides, the Chairman of the Board, if one is elected, the President or the Treasurer may waive notice of and act on behalf of the Corporation (including with regard to voting and actions by written consent), or appoint another person or persons to act as proxy or attorney in fact for the Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by the Corporation.

SECTION 5.           Resident Agent. The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.

SECTION 6.           Corporate Records. The original or attested copies of the Certificate, By-laws and records of all meetings of the incorporators, stockholders and the Board of Directors and the stock transfer books, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, may be kept outside the State of Delaware and shall be kept at the principal office of the Corporation, at an office of its counsel, at an office of its transfer agent or at such other place or places as may be designated from time to time by the Board of Directors.

SECTION 7.           Certificate. All references in these By-laws to the Certificate shall be deemed to refer to the Amended and Restated Certificate of Incorporation of the Corporation, as amended and/or restated and in effect from time to time.

24

SECTION 8.           Exclusive Jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum: (a) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. . Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 8. If any provision of this Section 8 shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Section 8 (including, without limitation, each portion of any sentence of this Section 8 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby. Internal corporate claims shall mean state law claims for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Certificate or By-laws, (iv) any action to interpret, apply, enforce or determine the validity of the Certificate or By-laws, or (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

SECTION 9.           Amendment of By-laws.

(a)            Amendment by Directors. Except as provided otherwise by law, any section or portion of these By-laws may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the directors then in office.

(b)            Amendment by Stockholders. Except as otherwise provided herein, the Bylaws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least not less than two-thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

SECTION 10.         Notices. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

SECTION 11.         Waivers. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in such a waiver.

25

Exhibit C

AMENDED AND RESTATED
REGISTRATION AND STOCKHOLDER RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION AND STOCKHOLDER RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2021, is made and entered into by and among [PUBCO], a Delaware corporation (the “Company”) (formerly known as Motive Capital Corp), Motive Capital Funds Sponsor, LLC, a Cayman Islands limited liability company (the “Sponsor”), and Jill M. Considine, Stephen C. Daffron, Dina Dublon and Paula Madoff (collectively, the “Director Holders”), and certain former stockholders of Forge Global, Inc., a Delaware corporation (“Forge”), set forth on Schedule 1 hereto (such stockholders, the “Forge Holders”, the Sponsor and the Director Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, the “Holders” and each, a “Holder”). Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Company, the Sponsor and the Director Holders are party to that certain Registration and Shareholder Rights Agreement, dated as of December 10, 2020 (the “Original RRA”);

WHEREAS, the Company entered into that certain Agreement and Plan of Merger, dated as of September 13, 2021 (as it may have been amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, FGI Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and Forge, pursuant to which among other things, (i) the Company changed its jurisdiction of incorporation from Cayman Islands to the State of Delaware and (ii) Merger Sub merged with and into Forge (the “Merger”), with Forge continuing as the surviving corporation and becoming a direct, wholly owned subsidiary of the Company;

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Forge Holders received shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”);

WHEREAS, on the date hereof, certain affiliates of Sponsor purchased an aggregate of [●] units of the Company, with each unit consisting of one share of Common Stock (the “Sponsor Shares”) and one-third of one redeemable warrant to purchase one share of Common Stock (the “Sponsor Warrants”) in a transaction exempt from registration under the Securities Act pursuant to the A&R FPA;

WHEREAS, on the date hereof, certain investors (such investors, collectively, the “Third-Party Investor Stockholders”) purchased an aggregate of [●] shares of Common Stock (the “Investor Shares”) in a transaction exempt from registration under the Securities Act pursuant to the respective Subscription Agreements, each dated as of September 13, 2021, entered into by and between the Company and each of such Third-Party Investor Stockholders (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);

WHEREAS, pursuant to Section 6.8 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority in interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor and the Director Holders are Holders in the aggregate of all of the Registrable Securities as of the date hereof; and

WHEREAS, the Company, the Sponsor and the Director Holders desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.10.

“Additional Holder Common Stock” shall have the meaning given in Section 5.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide business purpose for not making such information public.

“A&R FPA” shall have the meaning given in the Merger Agreement.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall mean an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts by the Company, including, without limitation, a same day trade, overnight trade, bought deal or similar transaction.

2

“Board” shall mean the Board of Directors of the Company.

“Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) a day on which the banking institutions located in New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Director Holders” shall have the meaning given in the Preamble hereto.

“EDGAR” shall have the meaning given in Section 3.1.3.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Forge” shall have the meaning given in the Preamble hereto.

“Forge Holders” shall have the meaning given in the Preamble hereto.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Investor Shares” shall have the meaning given in the Recitals hereto.

“Joinder” shall have the meaning given in Section 5.10.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

3

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.3.1.

“Permitted Transferees” shall mean with respect to each Holder and its Permitted Transferees, (i) the Company’s officers or directors, (ii) any family members of the Company’s officers or directors, (iii) any direct or indirect partners, members or equity holders of such Holder and its Permitted Transferees, or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates, (iv) any other Holder or its Permitted Transferees or any direct or indirect partners, members or equity holders of such other Holder or its Permitted Transferees, any affiliates of such other Holder or its Permitted Transferees or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates, (v) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization, (vi) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, (vii) in the case of an individual, pursuant to a qualified domestic relations order, (viii) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust, (ix) to the partners, members or equity holders of such Holder or its Permitted Transferees by virtue of such Holder’s or its Permitted Transferees’ organizational documents, as amended, upon dissolution of such Holder or its Permitted Transferees, (x) to the Company, or (xi) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Closing Date.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Plan of Distribution” shall have the meaning given in Section 2.1.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

4

“Registrable Security” shall mean (a) any outstanding shares of Common Stock and any other equity security (including shares of Common Stock issued or issuable upon the exercise or conversion of any other equity security, including the warrants purchased under the A&R FPA and the Sponsor Warrants) of the Company held by a Holder immediately following the Closing (including any securities issued, issuable or distributable pursuant to the Merger Agreement, the Sponsor Shares and the Investor Shares), (b) any shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise or conversion of any other equity security) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company, (c) any Additional Holder Common Stock, and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred (other than to a Permitted Transferee), (ii) new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume, manner of sale, current public information requirement or other restrictions or limitations); (E) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 promulgated under the Securities Act or any successor rules promulgated under the Securities Act; (F) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; and (G) ten years after the date of this Agreement.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)           all registration, listing and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B)           fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities;

(C)           printing, messenger, telephone and delivery expenses;

(D)           reasonable fees and disbursements of counsel for the Company;

5

(E)            reasonable fees and disbursements of all independent registered public accountants of the Company and any other persons, including special experts, retained by the Company, incurred specifically in connection with such Registration;

(F)            all expenses in connection with the preparation, printing and filing of a Registration Statement, any Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to any Holders, underwriters and dealers and all expenses incidental to delivery of the Registrable Securities;

(G)            all expenses related to any “roadshow” including the reasonable documented out-of-pocket expenses of the selling stockholders; and

(H)           in an Underwritten Offering, Block Trade or Other Coordinated Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders (not to exceed $100,000 without the consent of the Company).

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Shares” shall have the meaning given in the Recitals hereto.

“Sponsor Warrants” shall have the meaning given in the Recitals hereto.

“Subscription Agreement” shall have the meaning given in the Recitals hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Third-Party Investor Stockholders” shall have the meaning given in the Recitals hereto.

6

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1            Shelf Registration.

 2.1.1       Filing. As soon as practicable but no later than thirty (30) calendar days following the Closing Date, the Company shall file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) Business Days prior to such filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) sixty (60) calendar days (or ninety (90) calendar days if the Commission notifies the Company that it will “review” such Shelf Registration) following the initial filing date thereof and (b) ten (10) Business Days after the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Shelf Registration will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available (the “Plan of Distribution”) to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use a Form S-3 Shelf. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4. The Company shall, if requested by the Holder, use its commercially reasonable efforts to (i) cause the Company’s transfer agent to remove any restrictive legend related to compliance with the federal securities laws set forth on the Registrable Securities, (ii) cause its legal counsel to deliver an opinion, if necessary, to the transfer agent in connection with the instruction under subclause (i) to the effect that removal of such legends in such circumstances may be effected in compliance under the Securities Act, and (iii) issue Registrable Securities without any such legend in certificated or book-entry form or by electronic delivery through The Depository Trust Company, at the Holder's option, within two (2) Business Days of such request, if (A) the Registrable Securities are registered for resale under the Securities Act, (B) the Registrable Securities may be sold by the Holder without restriction under Rule 144, including without limitation, any volume, manner of sale restrictions or public information requirement), or (C) the Holder has sold or transferred, or proposes to sell or transfer within five (5) Business Days of such request, Registrable Securities pursuant to the Registration Statement or in compliance with Rule 144. The Company's obligation to remove legends under this Section 2.1.1 may be conditioned upon the Holder timely providing such representations and documentation as are reasonably necessary and customarily required in connection with the removal of restrictive legends related to compliance with the federal securities laws.

7

2.1.2        Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing), and pursuant to the Plan of Distribution. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3        Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of such Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered (i) twice per calendar year for the Sponsor and (ii) twice per calendar year for the Forge Holders for an aggregate of not more than four (4) additional registrations per calendar year.

8

2.1.4        Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor or a Forge Holder (any of the Sponsor or a Forge Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, at least $20 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.3.4, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The (i) Sponsor may demand not more than three (3) Underwritten Shelf Takedowns and (ii) the Forge Holders may demand not more than three (3) Underwritten Shelf Takedowns, for an aggregate of not more than six (6) Underwritten Shelf Takedowns pursuant to this Agreement. The Company shall not be required to effect more than one (1) Underwritten Shelf Takedown during any six (6) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5        Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown) and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

9

 2.1.6       Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor or a Forge Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor the Forge Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor or a Forge Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor or such Forge Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2            Piggyback Registration.

 2.2.1       Piggyback Rights. Subject to Section 2.3.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Block Trade or (vi) an Other Coordinated Offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than five (5) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering. The rights provided under this Section 2.2.1 shall not be available to any Holder at such time as there is an effective Shelf available for the resale of the Registrable Securities pursuant to Section 2.1.

10

 2.2.2       Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a)            if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

11

(b)            if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c)            if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

 2.2.3       Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

 2.2.4       Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

12

2.3           Block Trades; Other Coordinated Offerings.

2.3.1            Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder notifies the Company that such Demanding Holder wishes to engage in (i) a Block Trade or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to exceed $20 million in the aggregate or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) Business Days prior to the day such offering is to commence and the Company shall, use its reasonable best efforts to facilitate as expeditiously as possible, such Block Trade or Other Coordinated Offering of the Registrable Securities for which such Demanding Holder has requested such offering, without giving any effect to any required notice periods or delivery of notices to any other Holders; provided, that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use reasonable best efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering. Any offering conducted as a Block Trade or Other Coordinated Offering will not count as an Underwritten Shelf Takedown for the purposes of Section 2.1.4.

2.3.2            Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.3.2.

2.3.3            Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.3.4            The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.3.5            A Demanding Holder in the aggregate may demand no more than four (4) Block Trades or Other Coordinated Offerings pursuant to this Section 2.3 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.3 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

13

ARTICLE III

COMPANY PROCEDURES

3.1           General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1            prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

3.1.2            prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3            prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

3.1.4            prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

14

3.1.5            cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6            provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7            advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8            at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act and the Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9            notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10           in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

15

3.1.11            obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering in customary form and covering such matters of the type customarily covered by “comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12            in the event of an Underwritten Offering, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Underwriters, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Underwriters may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13            in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale; provided that no Holder included in a Registration Statement to which such underwriting agreement relates shall be required to make any representations or warranties in the underwriting agreement except for representations and warranties that are customary in such offerings, including but not limited to (if applicable), with respect to such Holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such Holder’s material agreements and organizational documents, and with respect to written information relating to such Holder that such Holder has furnished in writing expressly for inclusion in such Registration Statement;

3.1.14            make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15            with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “roadshow” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16            otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

16

3.2           Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.

3.3           Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements; provided that such Holder shall only be subject to the restrictions set forth in any such lock-up agreements if the directors and officers of the Company are subject to a lock-up obligation to the Underwriters managing the offering and the length of such lock-up for such Holder shall be no longer than the shortest lock-up of any such directors and officers; provided, further, that if the Company or the Underwriters managing the offering waive or shorten the lock-up period for any of the Company’s officers, directors or stockholders, then (i) all Holders subject to such lock-up shall receive notice of such waiver or modification no later than two (2) business days following such waiver or modification, and (ii) such lock-up will be similarly waived pro rata or shortened for each such Holder. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4           Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1            Upon receipt of written notice from the Company that: (a) a Registration Statement or Prospectus contains a Misstatement; (b) any request by the Commission for any amendment or supplement to any Registration Statement or Prospectus or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement or Prospectus, such Registration Statement or Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; or (c) upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Board, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each of the Holders shall forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement covering such Registrable Securities until it has received copies of a supplemented or amended Prospectus (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), until the restriction on the ability of “insiders” to transact in the Company’s securities is removed, or until it is advised in writing by the Company that the use of the Prospectus may be resumed, and, if so directed by the Company, each such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice.

17

3.4.2            Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3            Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.3.

3.4.4            The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case, during any twelve (12) month period; provided that the Company shall not defer its obligations in this manner more than twice in any twelve (12) month period.

18

3.5           Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1           Indemnification.

4.1.1            The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity to controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2            In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company. The Company and the Holders hereby acknowledge and agree that, unless otherwise expressly agreed to in writing by such Holder, the only information furnished or to be furnished to the Company for use in any Registration Statement or Prospectus relating to the Registrable Securities or in any amendment, supplement or preliminary materials associated therewith are statements specifically relating to (a) transactions or the relationship between such Holder and its affiliates, on the one hand, and the Company, on the other hand, (b) the beneficial ownership of Registrable Securities by such Holder and its affiliates, (c) the name and address of such Holder and (d) any additional information about such Holder or the plan of distribution (other than for an underwritten offering) required by law or regulation to be disclosed in any such document.

19

4.1.3            Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4            The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

20

4.1.5            If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1            Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [PUBCO], [[●]], Attention: [●] or by email: [●], and, if to any Holder (including a Permitted Transferee or Additional Holder) at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1. Notwithstanding the foregoing, notices given to Holders holding in book-entry form may be given through the facilities of the depositary.

21

5.2            Assignment; No Third Party Beneficiaries.

5.2.1            This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2            Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities; provided that (1) immediately following such transfer such Registrable Securities remain Registrable Securities, and (2) with respect to the Sponsor, the Director Holders and the Forge Holders, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part without the prior written consent of the Board.

5.2.3            This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4            This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.

5.2.5            No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3            Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4            Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK

5.5           TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

22

5.6            Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor (together with its affiliates) holds Registrable Securities representing at least three percent (3%) of the outstanding shares of Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Forge Holder so long as such Forge Holder and its respective affiliates hold, in the aggregate, Registrable Securities representing at least three percent (3%) of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7            Other Registration Rights. Other than the Third-Party Investor Stockholders who each have registration rights with respect to their Investor Shares pursuant to their respective Subscription Agreements, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. The Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder without (a) the prior written consent of (i) the Sponsor, for so long as the Sponsor (together with its affiliates) holds Registrable Securities representing at least three percent (3%) of the outstanding shares of Common Stock of the Company, and (ii) a Forge Holder, for so long as such Forge Holder and its affiliates hold, in the aggregate, Registrable Securities representing at least three percent (3%) of the outstanding shares of Common Stock of the Company, or (b) granting economically and legally equivalent rights to the Holders hereunder such that the Holders shall receive the benefit of such more favorable or senior terms and/or conditions. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.8            Term. This Agreement shall terminate on the earlier of (a) the tenth (10th) anniversary of the date of this Agreement and (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

23

5.9           Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.10        Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of each of the Sponsor (so long as the Sponsor (together with its affiliates) holds Registrable Securities representing at least three percent (3%) of the outstanding shares of Common Stock of the Company) and each Forge Holder (in each case, so long as such Forge Holder and its affiliates hold, in the aggregate, Registrable Securities representing at least three percent (3%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.11        Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.12        Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

5.13        Adjustments. If, and as often as, there are any changes in the Registrable Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.

24

5.14        Distributions and Transfers. In the event that, pursuant to (i) a dissolution of the Sponsor or (ii) transfer (or series of transfers), the Sponsor distributes or transfers all of its Registrable Securities, the persons or entities holding such Registrable Securities shall collectively be treated as the Sponsor hereunder in addition to each being treated individually as a Holder hereunder; provided, that such persons and entities shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Agreement; provided, further, that only the person or entity (or such person’s or entity’s designee) holding a majority-in-interest of such Registrable Securities is entitled to take any action hereunder that the Sponsor is entitled to take.

[SIGNATURE PAGES FOLLOW]

25

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

[PUBCO]
a Delaware corporation

By:
Name:
Title:

HOLDERS:

Motive Capital Funds Sponsor, LLC
a Delaware limited liability company

By:
Name:
Title:

[FORGE HOLDERS]

[Signature Page to Amended and Restated Registration and Stockholder Rights Agreement]

Exhibit A

REGISTRATION AND STOCKHOLDER RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration and Stockholder Rights Agreement, dated as of [●], 2021 (as the same may hereafter be amended, the “Registration and Stockholder Rights Agreement”), among [PUBCO] a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration and Stockholder Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration and Stockholder Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration and Stockholder Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration and Stockholder Rights Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of
____________, 20__

[PUBCO]

By:
Name:
Its:

Exhibit D

STOCKHOLDER SUPPORT AGREEMENT

This Stockholder Support Agreement (this “Agreement”) is dated as of September 13, 2021, by and among Motive Capital Corp, a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), the Persons set forth on Schedule I hereto (each, a “Supporting Stockholder” and, collectively, the “Supporting Stockholders”), and Forge Global, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Supporting Stockholders are the sole holders of record and the sole “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of shares of such classes or series of Company Capital Stock as are indicated opposite their respective names on Schedule I attached hereto (all such shares of Company Capital Stock, together with any shares of Company Capital Stock of which ownership of record or beneficial ownership or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Supporting Stockholder during the period from the date hereof through the Closing Date are referred to herein as the “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror, FGI Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Acquiror (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger (as amended and/or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Acquiror will domesticate as a Delaware corporation, and Merger Sub will merge with and into the Company, with the Company continuing on as the surviving entity and a wholly-owned subsidiary of Acquiror on the terms and conditions set forth therein (the “Merger”); and

WHEREAS, as a condition to Acquiror’s and the Company’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
stockholder SUPPORT AGREEMENT; COVENANTS

Section 1.1         Binding Effect of Merger Agreement. Each Supporting Stockholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors with respect hereto and thereto prior to executing this Agreement.

1

Section 1.2        No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the Effective Time, and (b) such date and time as the Merger Agreement shall be terminated in accordance with its terms (the earlier of clauses (a) and (b), the “Expiration Time”), each Supporting Stockholder shall not (i) sell, assign, transfer (including by operation of Law), offer to sell, contract or agree to sell, hypothecate, pledge, place a lien on grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares (clauses (i) and (ii) collectively, a “Transfer”); or (iii) publicly announce any intention to effect any Transfer; provided, however, that the foregoing shall not prohibit Transfers between a Supporting Stockholder and any Affiliate of such Supporting Stockholder (which Transfer shall constitute all of such Supporting Stockholder’s Subject Shares if such Transfer occurs prior to the date that the Registration Statement is declared effective), so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to Acquiror a joinder to this Agreement in the form attached hereto as Annex A.

Section 1.3        New Shares. If (a) any shares of Company Capital Stock are issued to a Supporting Stockholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination, or exchange of Subject Shares or otherwise, (b) a Supporting Stockholder purchases, is granted, or otherwise acquires record and/or beneficial ownership of any shares of Company Capital Stock after the date of this Agreement, or (c) a Supporting Stockholder acquires the right to vote or share in the voting (including, without limitation, by proxy or power of attorney) of any shares of Company Capital Stock after the date of this Agreement (collectively, “New Securities”), then such New Securities shall constitute Subject Shares and shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned or controlled by such Supporting Stockholder as of the date hereof.

Section 1.4         Supporting Stockholder Agreements. Each Supporting Stockholder hereby unconditionally and irrevocably agrees that, at any meeting of the stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company distributed by the Board of Directors of the Company or otherwise undertaken in connection with or as contemplated by the Merger Agreement or the transactions contemplated thereby, including in the form attached hereto as Exhibit A (which written consent shall be delivered as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders, and in any event within five days after the Registration Statement is declared effective), such Supporting Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter) to be counted as present thereat for purposes of establishing a quorum, and such Supporting Stockholder shall vote all or provide consent with respect to (or cause to be voted or consented), in person or by proxy, all of its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter):

(a)        in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger;

2

(b)         in favor of any proposal to adjourn a meeting of the stockholders of the Company at which there is a proposal to adopt and approve the Merger Agreement if there are not sufficient votes to adopt the proposals described in clause (a) above or if there are not sufficient shares of Company Capital Stock present in person or represented by proxy to constitute a quorum;

(c)         in any other circumstances upon which a consent, waiver or other approval may be required under the Company’s Charter, the Company’s Amended and Restated Bylaws, or other Governing Documents, or under any agreements between the Company and its stockholders with respect to the Merger Agreement and the Ancillary Agreements, including the Merger and the other transactions contemplated thereby;

(d)        against, and withhold consent with respect to, any proposal, offer, or submission with respect to a Company Business Combination described in Section 8.6 (No Solicitation) of the Merger Agreement (a “Company Competing Transaction”) or the adoption of any agreement to enter into a Company Competing Transaction;

(e)         against, and withhold consent with respect to, any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Merger Agreement, the Merger and the other transactions contemplated thereby); and

(f)         against, and withhold consent with respect to, any proposal, action or agreement that, to the knowledge of such Supporting Stockholder, would impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the transactions contemplated thereby, including the Merger.

Each Supporting Stockholder hereby agrees that it shall not enter into any commitment, agreement, understanding, or similar arrangement to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the foregoing (an “Inconsistent Agreement”).

Section 1.5         Affiliate Agreements. Each Supporting Stockholder, severally and not jointly, hereby agrees and consents to the termination of all Affiliate Agreements set forth on Section 6.4 of the Company Disclosure Letter to which such Supporting Stockholder is party, effective as of the Effective Time without any further liability or obligation to the Company, the Company’s Subsidiaries or Acquiror.

Section 1.6         Registration Rights Agreement. Each Supporting Stockholder set forth on Schedule II agrees that it will deliver, substantially simultaneously with (and in any case, no later than immediately prior to) the Effective Time, a duly executed copy of the Registration Rights Agreement substantially in the form attached as Exhibit C to the Merger Agreement.

3

Section 1.7         Irrevocable Stock Election. Reserved.

Section 1.8         Further Assurances. Each Supporting Stockholder shall take, or cause to be taken, all such further actions and do, or cause to be done, all things, including, but not limited to, execution of all such proper agreements, deeds, assignments, assurances and other instruments, reasonably necessary (including under applicable Laws) to effect the actions required to consummate the Merger and the other transactions contemplated by this Agreement and the Merger Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.9          No Inconsistent Agreement. Each Supporting Stockholder hereby represents and covenants that such Supporting Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Supporting Stockholder’s obligations hereunder or any other Inconsistent Agreement.

Section 1.10       No Challenges. Each Supporting Stockholder agrees not to, and shall direct its Representatives not to, bring, commence, institute, maintain, voluntarily aid, join in, facilitate, assist or encourage, and agrees to take all actions necessary to, and to direct its Representatives to, opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Merger Sub, the Company or any of their respective successors or directors, (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement; or (b) alleging a breach of any fiduciary duty of any Person (or that such Person may be alleged to have, including to the Company or any other holder of Subject Shares) in connection with the evaluation, negotiation or entry into the Merger Agreement or this Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit such Supporting Stockholder from enforcing such Supporting Stockholder’s rights under this Agreement and the other agreements entered into by such Supporting Stockholder in connection herewith, including such Supporting Stockholder’s right to receive such Supporting Stockholder’s portion of the Merger Consideration as provided in the Merger Agreement, in each case, to the extent such rights are permitted to be enforced by such persons in such agreements.

4

Section 1.11       Consent to Disclosure. To the extent required by law or regulation, each Supporting Stockholder hereby consents to the publication and disclosure in the Proxy Statement/Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Acquiror or the Company to any Governmental Authority or to securityholders of Acquiror) of such Supporting Stockholder’s identity and beneficial ownership of Subject Shares and the nature of such Supporting Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement. Each Supporting Stockholder will promptly provide any information reasonably requested by Acquiror or the Company to the extent required by law or regulation, or to the extent required or requested by the SEC or any other securities authority or any Governmental Authority for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC), subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided, that to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), to the extent permitted by applicable Law. Prior to any disclosure pursuant to this Section 1.11 or any disclosure that includes any information on any Supporting Stockholder under or regarding any documents needed to effect the Transaction Proposals (including any Subscription Agreement to which such Supporting Stockholder is a party), each of the Acquiror and the Company agrees to provide, to the extent reasonably practicable, the applicable Supporting Stockholder a reasonable opportunity to review such disclosure and consider in good faith any comments provided by such Supporting Stockholder. For the avoidance of doubt, except as otherwise permitted by this Section 1.11, neither the Acquiror nor the Company will make any public announcement or issue any public communication that includes any information on any Supporting Stockholder, including its identity, beneficial ownership of Subject Shares and any agreements, commitments, arrangements and understandings it has with the Acquiror or the Company (including any Subscription Agreement to which such Supporting Stockholder is a party), without the prior written consent of the applicable Supporting Stockholder.

Section 1.12       No Agreement as Director or Officer. Notwithstanding anything to the contrary herein, each Supporting Stockholder is entering into this Agreement solely in the Supporting Stockholder’s capacity as record and/or beneficial owner of Subject Shares and nothing herein is intended to or shall limit or affect any actions taken by any employee, officer, director (or person performing similar functions), partner or other affiliate (including, for this purpose, any appointee or representative of the Supporting Stockholder to the Board of Directors of the Company) of the Supporting Stockholder, solely in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company) or other fiduciary capacity for the Supporting Stockholders.

Section 1.13       Standstill. From the date of this Agreement until the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms, each Supporting Stockholder agrees not to engage in any transaction involving any securities of Acquiror, without Acquiror’s prior written consent.

5

Section 1.14       Public Announcements. No Supporting Stockholder will make any public announcement or issue any public communication regarding this Agreement, the Merger Agreement, the transactions contemplated hereby or thereby or any matter related to the foregoing, without the prior written consent of the Acquiror and the Company, except: (a) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Supporting Stockholder shall, to the extent permitted by applicable Law, first allow the Acquiror and the Company to review such announcement or communication and have the opportunity to comment thereon, and such disclosing Supporting Stockholder shall consider such comments in good faith; (b) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 1.14; and (c) announcements and communications to Governmental Authorities in connection with registrations, declarations and filings required to be made as a result of the Merger Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent any Supporting Stockholder and/or its Affiliates (excluding the Company and its Subsidiaries) from disclosing customary or any other reasonable information concerning the Merger Agreement, this Agreement or the transactions contemplated hereby or thereby to their investors and prospective investors, in each case, on a confidential basis, in connection with their and their Affiliates’ fund raising, marketing, informational or reporting activities.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1         Representations and Warranties of the Supporting Stockholders. Each Supporting Stockholder represents and warrants as of the date hereof to Acquiror and the Company (severally and not jointly, and solely with respect to itself, himself or herself and not with respect to any other Supporting Stockholder) as follows:

(a)         Organization; Due Authorization. If such Supporting Stockholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Supporting Stockholder’s corporate, limited liability company or organizational powers and have been duly and validly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Supporting Stockholder. If such Supporting Stockholder is an individual, such Supporting Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder and such execution, delivery and performance have been duly and validly authorized by all necessary spousal or community property (as applicable) action. This Agreement has been duly executed and delivered by such Supporting Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Supporting Stockholder, enforceable against such Supporting Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Supporting Stockholder.

6

(b)        Ownership; Voting Power. Such Supporting Stockholder is the record and beneficial owner (as defined in the Securities Act) of, and has good and marketable title to, all of such Supporting Stockholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on title to, or the right to vote, transfer, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Company’s Governing Documents, (iii) the Merger Agreement, (iv) any applicable securities Laws or (v) the Amended and Restated Voting Agreement dated April 8, 2021 among the Company and the other parties thereto (the “Voting Agreement”), which agreement will terminate automatically upon the Effective Time. Such Supporting Stockholder’s Subject Shares are the only equity securities in the Company owned of record or beneficially by such Supporting Stockholder on the date of this Agreement, and none of such Supporting Stockholder’s Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares other than as set forth in the Voting Agreement. Other than as set forth opposite such Supporting Stockholder’s name on Schedule I, such Supporting Stockholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company. Such Supporting Stockholder has, as of the date hereof and, except pursuant to a permitted transfer pursuant to Section 1.2 hereof, will have until the termination of this Agreement, sole and full voting power and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Supporting Stockholder’s Subject Shares currently owned or hereinafter acquired.

(c)        No Conflicts. The execution and delivery of this Agreement by such Supporting Stockholder does not, and the performance by such Supporting Stockholder of his, her or its obligations hereunder will not, (i) if such Supporting Stockholder is not an individual, conflict with or result in a violation of the Governing Documents of such Supporting Stockholder or (ii) require any consent, approval, authorization, permit, filing or notification that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Supporting Stockholder or such Supporting Stockholder’s Subject Shares), (iii) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on the Subject Shares, other than any Permitted Lien, or (iv) violate any Law applicable to the Supporting Stockholder or by which any of the Supporting Stockholder’s Subject Shares are bound, except, in the case of each of clauses (iii) and (iv), as would not reasonably be expected to materially impair the Supporting Stockholder’s ability to perform its, his or her, obligations hereunder, or prevent, enjoin or materially delay the performance by such Supporting Stockholder of its, his or her obligations under this Agreement.

(d)        Litigation. There are no Legal Proceedings pending against such Supporting Stockholder, or to the knowledge of such Supporting Stockholder threatened against such Supporting Stockholder, before (or, in the case of threatened Legal Proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Supporting Stockholder of its, his or her obligations under this Agreement.

(e)        Adequate Information. Such Supporting Stockholder is a sophisticated investor and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Merger Agreement and has independently and without reliance upon Acquiror or the Company or any affiliate thereof, and based on such information as such Supporting Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Supporting Stockholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Supporting Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Supporting Stockholder are irrevocable.

7

(f)         Brokerage Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Supporting Stockholder, for which the Company or any of its Affiliates may become liable.

(g)       Acknowledgment. Such Supporting Stockholder understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Supporting Stockholder’s execution, delivery and performance of this Agreement.

Section 2.2         No Other Representations or Warranties. Except for the representations and warranties made by each Supporting Stockholder in this Agreement, no Supporting Stockholder nor any other Person makes any other express or implied representation or warranty to Acquiror in connection with this Agreement or the transactions contemplated by this Agreement, and each Supporting Stockholder expressly disclaims any such other representations or warranties.

ARTICLE III
MISCELLANEOUS

Section 3.1        Termination. This Agreement shall automatically terminate, without any notice or other action by any party, and be void ab initio upon the earlier of (a) the termination of the Merger Agreement pursuant to Article X thereof and (b) the written agreement of Acquiror, the Company and each Supporting Stockholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.2        Incorporation by Reference. Sections 1.2 (Construction), 11.2 (Waiver), 11.4 (Assignment), 11.6 (Expenses), 11.7 (Governing Law), 11.8 (Headings; Counterparts), 11.10 (Entire Agreement), 11.11 (Amendments), 11.13 (Severability), 11.14 (Jurisdiction; Waiver of Jury Trial) and Section 11.18 (Conflicts and Privilege) of the Merger Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

Section 3.3        Specific Performance. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, this being in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Legal Proceeding shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

8

Section 3.4         Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by email (in each case in this clause (d), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to Acquiror:

Motive Capital Corp.

7 World Trade Center

250 Greenwich St., FL 47

New York, NY 10006

Attention:     Blythe Masters

Email:     info@motivecapitalcorp.com

with copies to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

200 Park Ave, New York, NY 10166

New York, New York 10166

Attention:      Shukie Grossman

Evan D’Amico

Email:              sgrossman@gibsondunn.com

edamico@gibsondunn.com

If to the Company:

Forge Global, Inc.

415 Mission Street, Suite 5500

San Francisco, CA, 94105

Attention:    Norbert Ngethe, General Counsel

Email:           norbert@forgeglobal.com

with a copy to each of (which will not constitute notice):

Goodwin Procter LLP

601 Marshall Street

Redwood City, CA 94063

Attention:          Dan Espinoza

Email:                despinoza@goodwinlaw.com

If to a Supporting Stockholder: To such Supporting Stockholder’s mailing or email address set forth in Schedule I.

Section 3.5        Several Liability. The liability of any Supporting Stockholder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Supporting Stockholder be liable for any other Supporting Stockholder’s breach of such other Supporting Stockholder’s representations, warranties, covenants, or agreements contained in this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

9

IN WITNESS WHEREOF, the Supporting Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

SUPPORTING STOCKHOLDERS:

[________________]

By:
Name:
Title:

[Signature Page to Stockholder Support Agreement]

Acquiror:

Motive Capital Corp

By:
Name:
Title:

[Signature Page to Stockholder Support Agreement]

COMPANY:

Forge Global, Inc.

By:
Name:
Title:

[Signature Page to Stockholder Support Agreement]

Exhibit A

Form of Action by Written Consent of the Stockholders of the Company

[Exhibit A to Stockholder Support Agreement]

Annex A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholder Support Agreement, dated as of September 13, 2021 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”), by and among Motive Capital Corp., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing), Forge Global, Inc., a Delaware corporation, and the Supporting Stockholders set forth on Schedule I thereto. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Supporting Stockholder” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of a Supporting Stockholder as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: [●], 2021

By:
Name:
Title:

Address for Notices:

with copies to:

[Annex A to Stockholder Support Agreement]

Exhibit E

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”), dated as of September 13, 2021, by and among Motive Capital Corp, a Cayman Islands exempted company (“Acquiror”), Forge Global, Inc., a Delaware corporation (the “Company”), Motive Capital Funds Sponsor, LLC, a Cayman Islands limited liability company (the “Sponsor”), and the Persons set forth on Schedule I hereto (each, a “Beneficial Owner” and, collectively, the “Beneficial Owners”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, the Sponsor is the holder of record and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 10,230,000 Acquiror Class B Ordinary Shares (the “Sponsor Shares”) and the Beneficial Owners collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of Acquiror Class B Ordinary Shares as are indicated opposite their respective names on Schedule I attached hereto (all such Acquiror Class B ordinary shares, together with the Sponsor Shares and any Acquiror Class A ordinary shares or Acquiror Class A ordinary shares of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) has been or is hereafter acquired by the Sponsor or any Beneficial Owner through the Closing Date (or, if earlier, prior to the termination of this Agreement) are referred to herein as the “Voting Shares”);

WHEREAS, as of the date hereof, the Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of warrants to purchase 7,386,667 Class A ordinary shares of SPAC (the “Sponsor Warrants”);

WHEREAS, the Sponsor and the Beneficial Owners are party to that certain Letter Agreement with Acquiror, dated as of December 10, 2020 (as in effect as of the date hereof, the “Insider Letter”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, the Company, and FGI Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Acquiror (“Merger Sub”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for, among other things, that, upon the terms and subject to the conditions thereof, (a) prior to the Closing, Acquiror will consummate the Domestication, and (b) on the Closing Date, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Acquiror on the terms and conditions set forth in the Merger Agreement;

WHEREAS, in order to induce the Company and Acquiror to enter into the Merger Agreement, the Sponsor and the Beneficial Owners are executing and delivering this Agreement to Acquiror and the Company.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1

1.  Agreement to Vote. Each of the Sponsor and the Beneficial Owners, by this Agreement, with respect to he, she or its Voting Shares, hereby agrees to (a) vote at any meeting of the shareholders of Acquiror, and in any action by written consent of the shareholders of Acquiror, all of such Sponsor or Beneficial Owner’s Voting Shares (i) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Transaction Proposals; and (ii) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the shareholders of Acquiror; (b) appear at any meeting of the shareholders of Acquiror at which Acquiror’s shareholders are voting to approve the Transaction Proposals, and in any action by written consent of the shareholders of Acquiror to approve the Transaction Proposals, for purposes of constituting a quorum; and (c) vote at any meeting of the shareholders of Acquiror occurring prior to the Closing, and in any action by written consent of the shareholders of Acquiror delivered prior to the Closing, against any proposals that would materially impede the consummation of the transactions contemplated by the Merger Agreement.

2.  Redemption and Transfer of Voting Shares. Each of the Sponsor and Beneficial Owners, agrees that he, she, or it shall not, directly or indirectly, prior to the Closing, (a) redeem any of the Voting Shares; (b) except to any Permitted Transferee, Transfer (as defined in the Insider Letter), (c) deposit any Voting Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement (clauses (a) through (c) collectively, “Convey”), or (d) publicly announce any intention to Convey any Subject Shares; provided, however, that the foregoing shall not prohibit Conveyances between a Beneficial Owner and any controlled Affiliate of such Beneficial Owner, so long as, prior to and as a condition to the effectiveness of any such Conveyance, such Affiliate executes and delivers to Acquiror a joinder to this Agreement in the form attached hereto as Annex A.

3.  Waiver of Anti-Dilution Provision. The Sponsor and each Beneficial Owner hereby waives and agrees not to exercise, assert or perfect (for itself, for its successors, heirs and assigns), to the fullest extent permitted by law and the amended and restated articles of association of Acquiror, dated December 15, 2020 (as it may be amended and/or restated from time to time, the “Articles”), the provisions of Section 17 of the Articles to have Acquiror’s Class B ordinary shares convert into Domesticated Acquiror Common Stock at a ratio of greater than one-for-one, and agrees not to exercise, assert or perfect, any anti-dilution protections with respect to the Acquiror Class B ordinary shares in connection with the rate at which the Acquiror Class B ordinary shares shall convert into shares of Domesticated Acquiror Common Stock or otherwise in connection with the transactions contemplated by the Merger Agreement. The waiver specified in this Section 3 shall be applicable only in connection with this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby and shall be void and of no force and effect if the Merger Agreement shall be terminated for any reason.

2

4.  Amendment of the Lock-up. All of the Sponsor Shares (including the shares of Domesticated Acquiror Common Stock issuable at the Domestication Effective Time in respect of the Sponsor Shares) (the “Lockup Shares”) and all of the Sponsor Warrants (the “Lockup Warrants” and, together with the Lockup Shares, the “Lockup Securities”) shall be subject to the following restrictions:

(i)            the Sponsor shall not Transfer one-third (1/3) of the Sponsor Shares until the earliest to occur of: (A) the date (which shall not be prior to one hundred fifty (150) days after the Closing Date) upon which the closing share price of the Acquiror Common Stock equals or exceeds $12.00 for at least 20 Trading Days (as defined below) out of any 30 consecutive Trading Days commencing after Closing Date; (B) the date on which a Change of Control occurs; or (C) the one (1) year anniversary of the Closing Date;

(ii)           the Sponsor shall not Transfer one-third (1/3) of the Lockup Warrants until the earlier to occur of: (A) the date on which a Change of Control (as defined below) occurs; or (B) the six (6) month anniversary of the Closing Date;

(iii)          the Sponsor shall not Transfer one-third (1/3) of the Lockup Securities until the earliest to occur of: (A) the date upon which the closing share price of the Acquiror Common Stock equals or exceeds $12.50 for at least 20 Trading Days (as defined below) out of any 30 consecutive Trading Days commencing after Closing Date; provided that if such date is prior to the six (6) month anniversary of the Closing Date, such Transfer shall not be permitted until the six (6) month anniversary of the Closing Date; (B) the date on which a Change of Control occurs; or (C) the three (3) year anniversary of the Closing Date;

(iv)          the Sponsor shall not Transfer one-third (1/3) of the Lockup Securities until the earliest to occur of: (A) the date upon which the closing share price of the Acquiror Common Stock equals or exceeds $15.00 for at least 20 Trading Days out of any 30 consecutive Trading Days commencing after Closing Date; provided that if such date is prior to the six (6) month anniversary of the Closing Date, such Transfer shall not be permitted until the six (6) month anniversary of the Closing Date; (B) the date on which a Change of Control occurs; or (C) the three (3) year anniversary of the Closing Date.

For purposes of this Agreement, “Change of Control” means any transaction or series of transactions (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than Acquiror or the Company), has direct or indirect beneficial ownership of Equity Securities (or rights convertible or exchangeable into Equity Securities) representing more than fifty percent (50%) of the voting power of or economic rights or interests in the Acquiror or the Company; (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the board of directors of the Acquiror immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors or similar governing body of the ultimate parent entity resulting from such transaction or series of related transactions or (ii) the voting Equity Securities of the Acquiror or the Company immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the direct or indirect combined voting power of the then outstanding voting Equity Securities of the ultimate parent entity resulting from such transaction or series of related transactions; or (c) the result of which is a sale of all or substantially all of the assets of the Acquiror and its Subsidiaries, taken as a whole, to any Person other than Acquiror or any of its Affiliates.

3

For purposes of this Agreement, “Trading Day” means any day on which shares of Acquiror Common Stock are actually traded on the principal securities exchange or securities market on which shares of Acquiror Common Stock are then traded.

(b)            Notwithstanding the provisions set forth in Section 5(a), the Sponsor may Convey the Lockup Securities to (i) the Acquiror’s officers or directors, (ii) any Affiliates or family members of the Acquiror’s officers or directors, or (iii) any direct or indirect managers, officers, partners, members or equity holders of Sponsor, any Affiliates of Sponsor or any related investment funds or vehicles controlled or managed by such Persons or entities or their respective Affiliates; (iv) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such Person, or to a charitable organization; (v) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (vi) in the case of an individual, pursuant to a qualified domestic relations order; (vii) by virtue of the Sponsor’s organizational documents upon dissolution of the Sponsor; or (viii) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board of Directors of the Acquiror or a duly authorized committee thereof or other similar transaction which results in all of the Acquiror’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the Closing Date; provided, that in connection with any Conveyance of such Lockup Securities to a Permitted Transferee, the restrictions and obligations contained in Section 5(a) will continue to apply to such Lockup Securities after any Conveyance of such Lockup Securities and such Permitted Transferee shall execute and deliver to Acquiror and the Company a joinder to this Agreement in a form substantially similar to Annex A attached hereto agreeing to be bound by the restrictions and obligations under Section 5(a). Each of the permitted transferees described in subclauses (i) through (vii) of the preceding sentence is referred to herein as a “Permitted Transferee”.”

5.  Representations and Warranties. Each of the Sponsor and Beneficial Owners, severally and not jointly, represents and warrants to the Company as follows:

(a)       The execution, delivery and performance by such Sponsor or Beneficial Owner of this Agreement and the consummation by such Sponsor or Beneficial Owner of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law or Order applicable to such Sponsor or Beneficial Owner (as applicable), (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Voting Shares (other than pursuant to this Agreement or transfer restrictions under applicable securities laws or the Governing Documents of such Sponsor or Beneficial Owner (as applicable)) or (iv) conflict with or result in a breach of or constitute a default under any provision of such Sponsor or Beneficial Owner’s (as applicable) Governing Documents.

(b)       Such Sponsor or Beneficial Owner owns of record and has good, valid and marketable title to the Voting Shares set forth opposite such Sponsor or Beneficial Owner’s name on Schedule I free and clear of any Lien (other than pursuant to this Agreement or transfer restrictions under applicable securities laws or the Governing Documents of such Sponsor or Beneficial Owner (as applicable)) and has the sole power (as currently in effect) to vote and full right, power and authority to sell, transfer and deliver such Voting Shares, and such Sponsor or Beneficial Owner does not own, directly or indirectly, any other Voting Shares.

4

(c)         Such Sponsor or Beneficial Owner has the power, authority and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by such Sponsor or Beneficial Owner.

6.  Termination. This Agreement and the obligations of each of the Sponsor and Beneficial Owners under this Agreement shall automatically terminate upon the earliest of: (a) the Effective Time, provided that, Section 3 and Section 4 shall survive the Effective Time in accordance with their terms; (b) the termination of the Merger Agreement in accordance with its terms; and (c) the mutual written agreement of the Company and the Sponsor. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement, provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.

7.  Miscellaneous.

(a)          Except as otherwise provided herein, in the Merger Agreement or in any Ancillary Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b)         All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) (a) by delivery in person, (b) by e-mail or (c) by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7(b)):

If to the Sponsor, the Beneficial Owners or Acquiror, to:

Motive Capital Funds Sponsor, LLC

7 World Trade Center

250 Greenwich St., FL 47

New York, NY 10006

Attention:      Blythe Masters

Email:              info@motivecapitalcorp.com

with copies to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

200 Park Ave, New York, NY 10166

New York, New York 10166

Attention:      Shukie Grossman

Evan D’Amico

Email:             sgrossman@gibsondunn.com

edamico@gibsondunn.com

5

If to the Company, to:

Forge Global, Inc.

415 Mission Street, Suite 5500

San Francisco, CA, 94105

Attention:           Norbert Ngethe, General Counsel

Email:                   norbert@forgeglobal.com

with a copy to each of (which will not constitute notice):

Goodwin Procter LLP

601 Marshall Street

Redwood City, CA 94063

Attention:           Dan Espinoza

Email:                  despinoza@goodwinlaw.com

If to any Beneficial Owner, to the address or e-mail address set forth for Sponsor on the signature page hereof.

(c)          If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d)         This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

(e)          This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f)          The parties hereto agree that irreparable damage may occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

6

(g)         This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(h)         This Agreement may be executed and delivered (including by electronic or portable document format (PDF) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i)          Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(j)           This Agreement shall not be effective or binding upon any of the Sponsor or Beneficial Owners until such time as the Merger Agreement is executed.

(k)          EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(K).

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

7

IN WITNESS WHEREOF, the Beneficial Owners, Acquiror, Sponsor and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

Acquiror:

MOTIVE CAPITAL CORP

By:
Name:
Title:

Sponsor:

MOTIVE CAPITAL FUNDS SPONSOR, LLC

By:
Name:
Title:

Beneficial Owners:

Jill Considine

Stephen C. Daffron

Dina Dublon

Paula Madoff

IN WITNESS WHEREOF, the Beneficial Owners, Acquiror, Sponsor and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

COMPANY:

Forge Global, Inc.

By:
Name:
Title:

Schedule I

Sponsor & Beneficial Owners

Holder	Acquiror Class B Common Stock	Acquiror Private Placement Warrant
Motive Capital Funds Sponsor, LLC	10,230,000	7,386,667

Jill Considine	30,000	N/A
Stephen C. Daffron	30,000	N/A
Dina Dublon	30,000	N/A
Paula Madoff	30,000	N/A

Annex A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Sponsor Support Agreement, dated as of September 13, 2021 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”), by and among Motive Capital Corp., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation), Motive Capital Funds Sponsor, LLC, a Cayman Islands limited liability company, Forge Global, Inc.., a Delaware corporation, and the Beneficial Owners set forth on Schedule I thereto. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Beneficial Owner” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of a Supporting Stockholder as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: [●], 2021

By:
Name:
Title:

Address for Notices:

with copies to:

[Annex A to Sponsor Support Agreement]